Exhibit 4.13

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***Portions marked with asterisks within brackets have been omitted pursuant to a request for confidential treatment, and have been filed separately in connection with such request.

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

by and among

REUTERS LIMITED,

REUTERS S.A.,

MONEYLINE TELERATE HOLDINGS, INC.,

THE SUBSIDIARIES OF MONEYLINE TELERATE HOLDINGS NAMED HEREIN

and

ONE EQUITY PARTNERS LLC
(for the limited purposes set forth herein)

As of December 20, 2004

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Exhibits

Exhibit I	Form of Blanket Assignment of Leases
Exhibit II	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit III	Form of Escrow Agreement
Exhibit IV	Forms of Assignment of Purchased Intellectual Property
Exhibit V	Leased Real Property
Exhibit VI	Purchased Subsidiaries
Exhibit VII	Transferred Assets
Exhibit VIII	Excluded Assets
Exhibit IX	Transferred Liabilities
Exhibit X	Excluded Liabilities
Exhibit XI	Agreed Principles and Reference Statement
Exhibit XII	Restructuring Actions
Exhibit XIII	Preliminary Allocation Statement
Exhibit XIV	Regulatory Jurisdictions
Exhibit XV	Form of Standby Letter of Credit
Exhibit XVI	Form of Monthly Report
Exhibit XVII	Data Provider Contract Subject to Consent or Substitution
Exhibit XVIII	Required Consents, Releases and Waivers

Schedules

Schedule A	Knowledge of the Sellers
Schedule B	Matters in Respect of Clause (b)(iii) of the Proviso to “Material
Adverse Effect” Definition
Schedule C	Matters in Respect of Clause (d) of “Ordinary Course of Business”
Definition
Schedule D	Form of Press Releases
Schedule E	Actions in Respect of Subsidiaries of the Purchased Subsidiaries

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STOCK AND ASSET PURCHASE AGREEMENT

          This STOCK AND ASSET PURCHASE AGREEMENT, dated as of December 20, 2004 (this “Agreement”), is entered into by and among MONEYLINE TELERATE HOLDINGS, INC., a Delaware corporation (“MTH”), each of the Subsidiaries of MTH listed on the signature pages hereto (the “MTH Subsidiaries” and collectively with MTH, the “Sellers”), REUTERS LIMITED, a corporation organized under the laws of England and Wales (“Limited”), REUTERS S.A., a corporation organized under the laws of Switzerland (“RSA”; Limited and RSA being referred to collectively as “Reuters”, and Reuters together with any Designated Affiliates being referred to collectively as the “Purchasers”), and ONE EQUITY PARTNERS LLC, a Delaware limited liability company (“OEP”), solely for purposes of Article IV, and Sections 2.3.6, 6.5.1, 6.6, 6.7, 6.9.3(i) (as it relates to the last sentence thereof), 6.9.15 (as it relates to the last sentence thereof), 6.14, 6.16, 6.19, 9.1.9, 9.7, 10.15, 10.16, 10.17 and 10.18.

W I T N E S S E T H:

          WHEREAS, capitalized terms used herein have the meanings ascribed to such terms in Article I hereof or are defined elsewhere herein and referred to by reference in such Article I;

          WHEREAS, the Business is conducted globally by the Business Entities and represents all of the business activities of the Business Entities except as qualified herein;

          WHEREAS, the Sellers desire to sell the Business as a going concern to the Purchasers and the Purchasers desire to purchase the Business from the Sellers by means of the transfer from the Sellers to the Purchasers of the assets and liabilities of the Business, including all of the issued and outstanding capital stock of the Purchased Subsidiaries, but excluding the Excluded Assets and Excluded Liabilities, all in accordance with the terms and subject to the conditions of this Agreement;

          WHEREAS, in connection herewith, Reuters and Quick Corp. have entered into an agreement effective as of the date hereof (the “Quick Agreement”); and

          WHEREAS, in connection herewith, Limited, MTH and the Affiliates of MTH party to the Transitional Services Agreement are, concurrently with the execution and delivery of this Agreement, entering into an amendment to the Transitional Services Agreement (the “TSA Amendment”).

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

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ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

     Section 1.1     Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

          “Action” means any administrative, regulatory, judicial or other formal proceeding by or before any Governmental Authority or arbitrator.

          “Adjusted Subscription Revenue” means, with respect to any calendar month from and after October 2004, an amount equal to the sum of (a) the amount (the “Total Information Services Revenue”) set forth in the Monthly Report for such calendar month with respect to the line item “Total Information Services Revenue” on the page entitled “Moneyline Telerate Revenue Detail – Consolidated”, (b) the amount (the “Total Optional Services”) set forth in the Monthly Report for such calendar month with respect to the line item “Total Optional Services” on the page entitled “Moneyline Telerate Revenue Detail – Consolidated”, (c) the amount (the “Exchange Fees”) set forth in the Monthly Report for such calendar month with respect to the line item “Exchange Fees” on the page entitled Moneyline Telerate Revenue Detail – Consolidated”, and (d) the amount of any revenue that had been included in Total Information Services Revenue, Total Optional Services or Exchange Fees in October, 2004 but is no longer included in Total Information Services Revenue, Total Optional Services or Exchange Fees for such calendar month, to the extent such loss of revenue is attributable to customers having terminated or reduced their subscriptions for information, products or services from MTH and its Affiliates after the date hereof in direct connection with new or increased subscriptions for, or agreements or arrangements to obtain, comparable information, products or services from Reuters or its Affiliates.

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

          “Ancillary Agreements” means the Escrow Agreement, the Blanket Assignment of Leases, any Local Assignment of Leases, the Intellectual Property Assignments, the Bill of Sale, Assignment and Assumption Agreements and any and all other agreements to be executed by the Sellers and the Purchasers or, as applicable, their respective Affiliates in connection with consummating the transactions contemplated by this Agreement.

          “Antitrust Division” means the Antitrust Division of the United States Department of Justice.

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          “Antitrust Laws” mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          “Assignment of Leases” means a duly executed blanket assignment of leases substantially in the form attached hereto as Exhibit I, pursuant to which the Sellers shall transfer and assign all of their respective right, title and interest in each Real Property Lease relating to, and each Leased Real Property that is, a Transferred Asset to the Purchasers; provided that, to the extent required by the lessor of any Leased Real Property or required by custom and/or applicable Law of the jurisdiction in which a Leased Real Property is located, the parties hereto shall enter into a separate assignment of lease in relation to such Leased Real Property, such separate assignment to be substantially in the same form as the blanket assignment described above, with such changes as are required by such lessor, custom or applicable Law, together with any other transfer declarations or other filings as are necessary to give effect to such assignment; provided that no such separate assignment or other declaration or filing shall alter the parties’ rights or obligations set forth in the aforesaid blanket assignment.

          “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended, modified, succeeded or replaced from time to time.

          “Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is covered by ERISA and whether such plan is subject to U.S. or non-U.S. Laws, including any “multiemployer plan” (as defined in Section 3(37) of ERISA), and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, lump sum, gratuity or similar benefits provided on or after retirement, death, disability or other termination of employment, deferred compensation, consulting or other compensation agreements, incentive, equity or equity based compensation, commission, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, vacation pay, salary continuation, scholarship programs, or other employee benefit plan, program or arrangement (whether, with respect to any of the above, written or unwritten, qualified or non-qualified, funded or unfunded), maintained or contributed to by the Sellers or any of their Affiliates, or with respect to which MTH or any of its Affiliates have any obligations, for the benefit of Business Employees and/or Former Business Employees with respect to employment in the Business or any portion thereof, but excluding social security and similar programs and other government-mandated programs that do not result in the accrual of balance-sheet liabilities by the Sellers or any of their Affiliates on the applicable local balance sheets.

          “Bill of Sale, Assignment and Assumption Agreements” means the bill of sale, assignment and assumption agreements to be executed by the Sellers and the Purchasers at or prior to the Closing, substantially in the form attached hereto as Exhibit II.

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          “Business” means (i) the business conducted by MTH and the MTH Subsidiaries of acquiring, preparing and transmitting financial data, information and analyses to subscribers and distributors by means of certain information services that the Business Entities market and distribute throughout the world, including Platform, datafeed and workstation products and third party products that the Business Entities have the right to distribute, and (ii) all other operations and business conducted by any of the Business Entities, but specifically excluding the business of serving as distributor for SAVVIS which business was primarily conducted by Moneyline Networks LLC (the “Networks Business”), the Excluded Assets and the Excluded Liabilities. The parties acknowledge and agree that when used in this Agreement, the term “Business” shall mean the Business, taken as a whole.

          “Business Day” means a day on which national banks are open for business in New York, New York and Wilmington, Delaware.

          “Business Employees” means the employees of the Business Entities who are employed in connection with the Business immediately prior to the Closing, including but not limited to those employees on temporary leave, maternity or paternity leave, military leave or short-term disability leave.

          “Business Entities” means each Seller and Purchased Subsidiary.

          “CanDeal” means CanDeal.ca Inc., a corporation incorporated under the laws of Ontario which carries on the business of creating, administering and operating electronic communications networks to facilitate multi-party trading in fixed income securities and the provision of other marketplace and trading services.

          “Claims” means any and all (i) claims, (ii) demands or (iii) causes of action (in the case of clause (iii), relating to or resulting from an Action).

          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          “COBRA Coverage” means health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

          “Code” means the Internal Revenue Code of 1986. All citations to the Code or to the Treasury regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

          “Consolidated Group” means any consolidated, combined or unitary group or group relief system or joint filers for any Tax purposes.

          “Contract” means any contract, license, sublicense, permit, mortgage, purchase order, indenture, loan agreement, note, lease, sublease, agreement, obligation, commitment, understanding, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral), including, any schedules, exhibits, annexes, attachments, amendments or other modifications thereto.

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          “Damages” means (i) all damages, settlement amounts, penalties, losses, costs and expenses, and (ii) all other Liabilities directly relating to Claims, including, in each case, reasonable attorney’s fees, accountant’s fees, court costs and other actual out-of-pocket expenses incurred to a third party as may be reasonably necessary to defend or investigate an Action or a Claim, but, in each case, shall not include incidental, indirect or consequential damages (including, to the extent such damages would constitute consequential damages, damages for lost profits) or other special damages.

          “Data Provider” means any Person who provides third party content for distribution by the Business Entities in the Business, including regulated securities exchanges.

          “Data Room” means the data room made available to the Purchasers by the Sellers at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, as updated through December 17, 2004, which shall be deemed to include such other documents that the parties agree in writing to make a part thereof.

          “Designated Affiliate” shall mean an Affiliate of Reuters which is designated by Reuters to acquire any portion of the Transferred Assets and/or assume any portion of the Transferred Liabilities in accordance with Section 10.5 hereof.

          “Distributor” means any Persons (other than Business Entities and Business Employees) who market or distribute any products, services or data of the Business whether as distributor, sales agent or otherwise, including such Persons who are party to the Contracts listed in Section 3.16(k) of the Sellers’ Disclosure Schedule.

          “Employment Agreement” means a written Contract or offer letter of any Business Entity with or addressed to any Business Employee or Former Business Employee pursuant to which any Business Entity has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

          “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions, mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

          “Environmental Laws” means all Laws relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the regulations promulgated pursuant thereto.

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          “Environmental Permit” means any permit, registration, approval, identification number, license or other authorization or filing required under or issued pursuant to any applicable Environmental Law.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any entity which would be aggregated with any of the Sellers under Section 414(b) or (c) of the Code or Section 4001(b) of ERISA.

          “Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among MTH, Reuters Limited and an escrow agent selected by the Purchasers and reasonably acceptable to the Sellers (the “Escrow Agent”), substantially in the form and to the effect of Exhibit III hereto, as such agreement may be amended, modified or restated from time to time.

          “Escrow Amount” means (i) an amount in cash equal to $30,000,000, (ii) the Disputed WC Escrow Amount, if any, and (iii) one or more stock certificates, together with stock powers executed in blank, representing the SAVVIS Escrow Shares.

          “Final Cash Purchase Price” means the Preliminary Cash Purchase Price (as defined in Section 2.1) as adjusted pursuant to Sections 2.5 and 2.6.

          “FLSA” means the Fair Labor Standards Act, 29 U.S.C. Section 201, as amended.

          “Foreign Benefit Plan” means a Benefit Plan maintained outside the United States of America, primarily for the benefit of Business Employees substantially all of whom are nonresident aliens with respect to the United States of America.

          “Former Business Employee” means an individual who, immediately before the Closing, is neither a Business Employee nor an employee of the Business Entities, but who was formerly an employee of the Business Entities and as to whom it is established by MTH that he or she would be a Business Employee, if the definition of the term “Business Employee” was modified by replacing the phrase “is, immediately before the Closing” with the phrase “was, at the time of such individual’s last employment with the Business Entities.”

          “FTC” means the United States Federal Trade Commission.

          “GAAP” means United States generally accepted accounting principles.

          “Governmental Authority” means any supranational, national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

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           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “HSR Authority” means the FTC and/or the Antitrust Division.

          “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payment associated with transactions involving acquisitions or divestitures of material assets; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, in each case, that has been claimed against; (v) factored accounts receivable of such Person that remain outstanding; and (vi) any guarantee of or Liability for the obligations of any other Person of the nature described in the foregoing clauses (i) through (v).

          “Insurance Policies” means each insurance policy issued to any Business Entity (other than relating to Benefit Plans), which, as of the date hereof or hereinafter until the Closing, is maintained by or on behalf of or provides coverage to (a) any of the Purchased Subsidiaries with respect to their business and properties, or (b) the Business or any portion thereof, including those policies set forth in Section 3.24 of the Sellers’ Disclosure Schedule.

          “Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) patents, patent applications, including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (b) trademarks, service marks, trade names, service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain name registrations, Internet web sites, corporate names and general intangibles or the like, together with the goodwill associated with any of the foregoing, including applications, registrations and renewals thereof (collectively, “Marks”), (c) copyrights (including copyrights in Software), and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (d) proprietary, confidential or non-public information, including processes, designs, drawings, specifications, formulae, databases, algorithms, models, methods, research and development, know-how, manufacturing and production processes and techniques, inventions, discoveries, concepts, ideas, trade secrets, technical data and other technical proprietary non-public information (collectively, “Trade Secrets”).

          “Intellectual Property Assignments” means the assignments of the Purchased Intellectual Property to be executed by the Sellers and the Purchasers at or prior to the Closing, substantially in the forms attached hereto as Exhibit IV.

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          “IRS” means the Internal Revenue Service of the United States of America.

          “Knowledge of the Sellers,” “Sellers’ Knowledge” and similar derivatives thereof mean what the individuals set forth on Schedule A actually knew or should have known after reasonable inquiry.

          “Laws” means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts of or by any Governmental Authority having the force of law or any other legal requirement (including common law).

          “Leased Real Property” means any real property leased or subleased to any of the Business Entities primarily for use in the operation of any portion of the Business and set forth (and designated as leased) on Exhibit V or Section 3.19.1 of the Sellers’ Disclosure Schedule.

          “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

          “Material Adverse Effect” means (a) a state of facts, effect, event, change or occurrence which has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or assets and liabilities of the Business taken as a whole (it being understood that such effect may be on any one or more such aspects of the Business and need not be an effect on all such aspects of the Business) or (b) a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Ancillary Agreements, or which otherwise prevents the consummation of the transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not include (a) the taking of any action by the Sellers after the date hereof that is set forth on Exhibit XII or Section 6.3.2 of the Sellers’ Disclosure Schedule, or expressly approved in writing by the Purchasers (but “Material Adverse Effect” may include any state of facts, effect, change or occurrence that is a consequence of any such action) or (b) any state of facts, effect, event, change or occurrence relating to (i) the failure of Purchasers or their Affiliates to provide services to the Business pursuant to the Transitional Services Agreement to the extent required thereby, (ii) changes after the date hereof in Law, generally accepted accounting principles or official interpretations of the foregoing, (iii) the matters set forth on Schedule B hereto, or (iv) any breach by a Purchaser or any of its Affiliates of Purchasers’ covenants and agreements contained in this Agreement or any Ancillary Agreement. For purposes of this Agreement, a Material Adverse Effect will be deemed to have occurred if the average monthly Adjusted Subscription Revenue for the three-month period ending as of a proposed Closing Date agreed to by the parties is less than $[* * *], or the Adjusted Subscription Revenue in each of any three consecutive months is less than $[* * *]. For the avoidance of

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doubt, any state of facts, effect, event, change or occurrence which primarily impacts, or would reasonably be expected to primarily impact, revenues of the Business shall not be deemed a Material Adverse Effect or a prospective Material Adverse Effect, except to the extent as expressly provided in the immediately preceding sentence.

          “MT” means Moneyline Telerate, a Delaware corporation and wholly owned Subsidiary of MTH.

          “Off-the-Shelf Software” means a software program that is widely available to the public under standard terms, provided the license fee for such program does not exceed $10,000 annually.

          “Order” means any injunction, judgment, ruling, assessment, order or decree of any Governmental Authority having competent jurisdiction.

          “Ordinary Course of Business” means actions that (a) are consistent with the general past practices since January 1, 2003 of the Business, (b) are similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of the Business since such date, and in any case under clause (a) or this clause (b), are taken in the best interests of the business, operations, financial condition, assets and liabilities of the Business taken as a whole (it being understood that, with respect to entering into, extending or otherwise modifying Contracts, such best interests include, without limitation, the preservation of revenue of the Business to the best extent practicable and with a view toward the continuing operation of the Business, and provided that entering into, modifying or extending a customer Contract resulting in obligations to provide information, products or services for more than two years (or, in limited instances where justified because of the terms or magnitude of the transaction, consistent with past practice, three years), other than any such extensions which result from terms of Contracts as in effect on the date hereof, shall be deemed to be outside the “Ordinary Course of Business”), (c) are expressly contemplated to be taken by the Sellers pursuant to this Agreement (including the actions contemplated in Sections 2.6 and 6.3 of the Sellers’ Disclosure Schedule) or expressly approved in writing by the Purchasers and/or (d) relate to the items set forth in Schedule C.

          “Outside Date” means the date that is twelve (12) months after the date of this Agreement.

          “Permitted Encumbrances” means (i) Encumbrances for Taxes (a) not yet due and payable or (b) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Sellers’ books, (ii) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen and other Encumbrances imposed by Law, (iii) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the Business, (iv) Encumbrances that will be released in connection with the Closing, (v) Encumbrances set forth in Section 1.1 of the Sellers’ Disclosure Schedule, (vi) Encumbrances arising under this Agreement or any of

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the Ancillary Agreements and (vii) Encumbrances created by or through the Purchasers and (viii) Encumbrances arising in the Ordinary Course of Business of the Business, provided that in the case of assets material to the Business such Encumbrances do not and would not reasonably be expected to materially impair the continued use or operation of such assets.

          “Person” means an individual, partnership, corporation, limited liability company, joint stock company, firm, entity, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

          “Platform” means an operating system, such as the TRS market data distribution product, on which software applications run.

          “Prime Rate” means the rate of interest publicly announced from time to time by Citibank, N.A. in New York, New York as its base rate.

          “Purchased Intellectual Property” means all Intellectual Property (i) of the Purchased Subsidiaries and (ii) in the Transferred Assets.

          “Purchased Subsidiaries” means MT and the Persons listed on Exhibit VI attached hereto.

          “Purchased Subsidiaries Shares” means, collectively, all of the issued and outstanding shares of each of the Purchased Subsidiaries and any Subsidiary of a Purchased Subsidiary.

          “Purchased Technology” means all Technology (i) of the Purchased Subsidiaries and (ii) in the Transferred Assets.

          “Reuters Disclosure Schedule” means the disclosure schedule that Reuters has delivered to the Sellers as of the date of this Agreement.

          “SAVVIS Escrow Shares” means such number of shares of SAVVIS Stock as shall have an aggregate SAVVIS Stock Fair Market Value on the Closing Date of $15,000,000.

          “SAVVIS Stock” means 40,870 shares of Series A Convertible Redeemable Preferred Stock of SAVVIS; provided, that in the event of any merger, consolidation, reorganization, recapitalization, dividend (including all paid-in-kind dividends), distribution, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other similar event, or in the event such shares are converted into common stock or other securities of SAVVIS or any other entity, “SAVVIS Stock” shall mean or include, as appropriate, such securities, cash and/or other property received in respect of 40,870 shares of Series A Convertible Redeemable Preferred Stock of SAVVIS after such event or conversion, and this adjustment shall be made successively each time any such event shall occur (whether before or after any conversion of such shares). In the event of any such event or conversion, reference to a single share of SAVVIS Stock shall be deemed to refer to or include, as appropriate, such other property received in respect of a single share of Series A Convertible Redeemable Preferred Stock of SAVVIS.

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          “SAVVIS Stock Fair Market Value” means, in respect of each share of SAVVIS Stock as of any date, the product of (a) the number of shares of common stock of SAVVIS into which it is then convertible and (b) [* * *]% (subject to change as provided below, the “Discount”) of the average of the closing prices of such common stock for the 20 trading days ending with and including the trading day immediately preceding such date if such common stock is readily tradeable on a national securities exchange, the National Association of Securities Dealers Automated Quotation System or other national market system; provided, however, that if (i) such common stock is not readily tradeable as set forth above, or any of the events set forth in the proviso of the definition of “SAVVIS Stock” shall have occurred and the value of the SAVVIS Stock shall not be readily ascertainable on a similar basis, or (ii) Reuters and MTH mutually agree at any time prior to the Closing to change the Discount or what constitutes “SAVVIS Stock Fair Market Value”, Reuters and MTH shall determine in good faith the “Discount” or the “SAVVIS Stock Fair Market Value”, in any case, based upon valuations performed by their respective financial advisors; provided further, that in the event Reuters and MTH fail or are unable to agree on such matters within a reasonable period of time not to exceed thirty (30) days, then Reuters and MTH shall jointly select an independent, nationally recognized investment bank to determine the “Discount” or “SAVVIS Stock Fair Market Value”, as the case may be, and the determination of such investment bank shall be final and binding upon the parties hereto.

          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Sellers’ Disclosure Schedule” means the disclosure schedule that the Sellers have delivered to Reuters as of the date of this Agreement.

          “Severance Benefits” means severance pay or benefits, advance notice of termination, pay in lieu of notice, or other similar pay, benefits or rights, required under a Benefit Plan, an Employment Agreement or other Contract, including a termination agreement or collective bargaining agreement, or under applicable Law, as applicable.

          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

          “Subsidiaries” of an entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity’s consolidated financial statements if such financial statements were prepared in

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accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses, which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

          “Target Net Working Capital” means [* * *], increased by the net proceeds from the sale outside of the Ordinary Course of Business of any noncurrent assets of the Business Entities.

          “Tax” means any United States federal, state, local or foreign taxes, including any of the following, imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, any estimated tax, any levy, impost, custom, duty, assessment, or withholding tax, or other tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

          “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements (including any attachments thereto and any amendments thereof) required to be filed in respect of Taxes.

          “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

          “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, Software, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and documentation related thereto and other embodiment of the above, in any form whether or not specifically listed herein, and all related technology, documentation and other materials that are used in, incorporated in, embodied in, displayed by or relate to any of the foregoing.

          “Transfer Approval” means any authorization, approval, order, license, permit, franchise or consent from any third party, Governmental Authority or Taxing Authority (other than as required under the Antitrust Laws).

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          “Transferred Employee” means each Business Employee who (a) is employed with a Purchased Subsidiary immediately prior to the Closing and who continues such employment after the Closing or (b) is not employed with a Purchased Subsidiary immediately prior to the Closing but (i) is offered employment by Reuters or any of its Affiliates (including, on or after the Closing, the Purchased Subsidiaries) and accepts such employment as described in Section 6.8 hereof or (ii) whose employment is transferred to Reuters or any of its Affiliates pursuant to applicable Law.

          “Transferred Insurance” means (i) all insurance policies sold to or procured by the Purchased Subsidiaries in their name or under which any of them are beneficiaries or insureds, and (ii) all rights to seek insurance coverage under insurance policies sold to or procured by the Sellers, in each case, as provided in Sections 6.11 and 6.12 hereof.

          “Transitional Services Agreement” means the Transition Services Agreement, entered into as of June 2, 2003 and effective as of October 18, 2001, by and between Limited, MTH and the Affiliates of MTH party thereto, as amended.

          “WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state or local law of any jurisdiction in the United States of America.

     Section 1.2     Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

338(h)(10) Elections	6.9.2
Adjustment Amount	2.5.2
Aggregate Consideration Value	6.9.15
Agreed Principles	2.5.1
Agreement	Preamble
Audited 2004 Financial Statements	6.24
Balance Sheet	3.5.1
Balance Sheet Date	3.5.1
Basket Amount	9.1.6
Bill of Sale, Assignment and Assumption Agreements	1.1
Blanket Assignment of Leases	6.10.1
Business Policies	6.12.1
Cap Amount	9.1.6
CERCLA	1.1
Closing	2.4
Closing Balance Sheet	2.5.1
Closing Date	2.4
Closing Statement	2.5.1
Closing Working Capital	2.5.1
Conditions Satisfaction Date	2.4
Confidential Information	6.16
Confidentiality Agreement	6.15.3

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control	1.1
controlled	1.1
controlling	1.1
Copyrights	1.1
Customer Contracts	3.22
Damages	1.1
Defined Benefit Plan	3.15.1
Discount	1.1
Disputed Gain Tax Amount	6.9.15
Disputed WC Escrow Amount	2.1
Escrow Agent	1.1
Escrow Amount	1.1
Estimated Adjustment Amount	2.1
Exchange Act	6.13
Exchange Fees	1.1
Excluded Assets	2.2.2
Excluded Liabilities	2.2.4
Final Closing Date Statement	2.5.3.1
Final Closing Date Statement of Working Capital	2.5.3.2
Final Forms	6.9.2
Final Working Capital	2.5.2
Financial Statements	3.5.1
Fininfo Agreement	6.29
Forms	6.9.2
Indemnified Party	9.1.5
Indemnifying Party	9.1.5
Independent Accountant	2.5.3.2
Interim Agreement	7.1.2
Interim Funding	6.19
Interim Operators	7.1.2
L&W	10.18
Letter of Credit	6.19
Limited	Preamble
Local Assignment of Leases	6.10.2
Marks	1.1
Material Customer Contracts	3.16(a)
Material Data Provider Contracts	3.16(h)
Materially Modify	6.3.2.6
Migration Limitation	3.27
ML&B	10.18
Monthly Report	6.20
Most Favored Nation	3.16(n)
MTH	Preamble
MTH Cost Savings Notice	2.6
MTH Subsidiaries	Preamble
Net Working Capital	2.5.1

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Networks Business	1.1
New Cost Savings	2.6
New Seller Restructuring Action	2.6
Nonassignable Assets	6.5.2
Non-Competition Period	6.15.1
OEP	Preamble
Patents	1.1
Permits	3.18
Personal Property Leases	3.16(f)
Policy Payments	6.12.1
Pre-Existing Intellectual Property Licenses	3.11.4
Preliminary Cash Purchase Price	2.1
Purchasers	Preamble
Purchasers’ Estimated Adjustment Amount	2.1
Qualified Plans	3.15.3
Quick Agreement	Recitals
Reuters	Preamble
Reuters Cost Savings Notice Response	2.6
Reuters Covered Employees	6.14
Reuters Indemnified Parties	9.1.9
Reuters Restructuring Actions	2.6
Reuters Restructuring Costs	2.6
Reuters Unlimited Warranties	9.1.7
Real Property Lease	3.19.1
Reference Statement	2.5.1
Relevant Business	7.1.2
Relevant Jurisdiction	7.1.2
Representatives	9.1.3
Restructuring Cost Savings	2.6
RSA	Preamble
SAVVIS	3.25
SAVVIS Escrow Shares	1.1
SAVVIS Stock	1.1
SAVVIS Stock Fair Market Value	1.1
Seller Restructuring Actions	2.6
Seller Marks	6.18.4
Seller Policies	6.12.2
Seller Properties	3.19.1
Seller Restructuring Actions	2.6
Sellers	Preamble
Sellers’ Estimated Adjustment Amount	2.1
Sellers’ Estimated Closing Working Capital	2.1
Sellers’ Unlimited Warranties	9.1.6
Straddle Period	6.9.4
Supplemental Disclosure	6.23
Survival Period	9.1.2

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Tax Claim	6.9.5(i)
Third Party Claim	9.2.1
TOGC	6.9.6.2
Total Information Services Revenue	1.1
Total Optional Services	1.1
Trade Secrets	1.1
Transferred Assets	2.2.1
Transferred Liabilities	2.2.3
TSA Amendment	Recitals
VAT	6.9.6.2
Value Threshold	6.9.15

Section 1.3 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word “including” means “including without limitation.”

Section 1.4 Referenced Documents. Each document of transfer or assumption referred to in Article II hereof (or in any related definition set forth in this Article I) that is not attached as an Exhibit to this Agreement shall be in customary form (including with respect to the country to which it pertains) and shall be reasonably satisfactory in form and substance to the parties thereto.

Section 1.5 Limitation on Exchange of Information. Reuters and the Sellers recognize that the exchange of documents and information between the Business Entities and the Purchasers is needed to facilitate Reuters’ due diligence review and integration and transition planning. For these purposes, Reuters and the Sellers desire to exchange as much information as permissible. Reuters and the Sellers recognize that Antitrust Laws prohibit the exchange of some competitively sensitive information. Therefore, in connection with the performance by the parties of their respective obligations under this Agreement, Reuters and the Sellers hereby agree that Section 6.2 and any other provision of this Agreement that provides for exchanges of information is subject to the limitations imposed by Antitrust Laws and/or Governmental Authority, and no exchange of information shall occur in violation of such limitations.

ARTICLE II Purchase and Sale of Stock and Assets

Section 2.1 Purchase and Sale of Stock and Assets; Preliminary Cash Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Sellers shall or shall cause their Subsidiaries to (i) sell, assign, transfer, convey and deliver to the Purchasers all of the issued and outstanding capital stock of the Purchased Subsidiaries (free and clear of all Encumbrances), (ii) sell, assign, transfer,

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convey and deliver to the Purchasers all of their right, title and interest in and to the Transferred Assets (free and clear of all Encumbrances other than Permitted Encumbrances) and the Transferred Liabilities, and (iii) deliver to the Escrow Agent the SAVVIS Escrow Shares as provided in Section 2.3.12; and (b) the Purchasers shall (i) accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Transferred Liabilities and accept the Transferred Assets, (ii) deliver and assign to MTH (or to such Affiliate of MTH as MTH designates in writing prior to the Closing), on behalf of the Sellers, the SAVVIS Stock, and all related rights thereto (free and clear of all Encumbrances), (iii) pay to MTH (or to such Affiliate of MTH as MTH designates in writing prior to the Closing), on behalf of the Sellers, by wire transfer to such accounts as shall be designated in writing by MTH not later than three Business Days prior to the Closing Date, an amount in cash equal to One Hundred Million dollars ($100,000,000) plus the Estimated Adjustment Amount as defined below (which, if negative, shall result in a reduction) and any adjustments pursuant to Section 2.6 (such sum, as adjusted, the “Preliminary Cash Purchase Price”) less the sum of (A) the total amount of the Interim Funding, and (B) interest at an annual interest rate equal to the Prime Rate on each amount advanced as Interim Funding from the date of such advance to and including the Closing Date, and (C) the amount payable by MTH pursuant to clause (i) of Section 15.07(j) of the Transitional Services Agreement, and (D) the cash portion of the Escrow Amount (including the Disputed WC Escrow Amount, if any), and (iv) deliver to the Escrow Agent the cash portion of the Escrow Amount (including the Disputed WC Escrow Amount, if any) as provided in Section 2.3.10. For the purposes of determining the Estimated Adjustment Amount, the Sellers shall prepare and deliver to the Purchasers, no later than seven (7) days prior to the Closing, (i) a balance sheet of the Business dated as of the most recent month-end that is available, (ii) a schedule setting forth the Sellers’ good faith estimate of Closing Working Capital based thereon (the “Sellers’ Estimated Closing Working Capital”), (iii) the Sellers’ good faith calculation of the Adjustment Amount that would be calculated under Section 2.5 (the “Sellers’ Estimated Adjustment Amount”) were Final Working Capital to be equal to Sellers’ Estimated Closing Working Capital and (iv) reasonably detailed work papers relating to the preparation of the foregoing. The “Estimated Adjustment Amount” shall equal the Sellers’ Estimated Adjustment Amount; provided, however, that, during the period following delivery of such estimate and prior to the Closing Date, if the Purchasers disagree in good faith with the calculation of the Sellers’ Estimated Adjustment Amount as not being in accordance with the Agreed Principles and/or not correctly setting forth any of the amounts comprising Closing Working Capital, the Purchasers may propose modification to the Sellers’ Estimated Adjustment Amount based upon the Purchasers’ good faith estimate of Closing Working Capital, in which case the “Estimated Adjustment Amount” shall equal either (x) the Adjustment Amount derived from such estimate of Closing Working Capital as may be mutually agreed upon by the Sellers and the Purchasers after good faith discussions to resolve any disputes regarding the calculation of such estimate or (y) in the absence of such agreement, the Sellers’ Estimated Adjustment Amount; provided, further, that an amount equal to the difference, if any, between the Sellers’ Estimated Adjustment Amount and the Purchasers’ estimated Adjustment Amount (the “Purchasers’ Estimated Adjustment Amount”) shall be

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delivered by the Purchasers to the Escrow Agent in cash at the Closing (the “Disputed WC Escrow Amount”). The Sellers hereby agree that the Transferred Liabilities, the value of the SAVVIS Stock and the Preliminary Cash Purchase Price shall be allocated among the Sellers in accordance with the Allocation Statement. Provision shall be made by the Sellers to pay on the Closing Date any fees and expenses due and payable under the arrangements disclosed in Section 3.14 of the Sellers’ Disclosure Schedule or required to be paid prior to the Closing pursuant to Section 10.2 out of the cash paid to MTH, on behalf of the Sellers, by the Purchasers at the Closing.

Section 2.2 Assets and Liabilities.

2.2.1 Transferred Assets. For purposes of this Agreement, “Transferred Assets” means all of the assets, properties, rights, agreements and other interests, whether tangible or intangible, primarily used or held for use in the operation or conduct of the Business or any portion of the Business by the Business Entities, and such assets, properties, rights, agreements and other interests set forth in Exhibit VII attached hereto, as the same shall exist on the Closing Date, but excluding the Excluded Assets and the assets owned by and held in the Purchased Subsidiaries. For the avoidance of doubt, (x) stock or other equity interests in the Purchased Subsidiaries is not a Transferred Asset and (y) if due to the application of Section 6.5.2 any Transferred Asset is not sold, assigned, transferred, conveyed and delivered to the Purchasers on the Closing Date, such Transferred Assets shall be sold, assigned, transferred, conveyed and delivered on the date of such sale, assignment, transfer, conveyance and delivery.

2.2.2 Excluded Assets. Notwithstanding anything in Section 2.1 hereof to the contrary, it is hereby acknowledged and agreed that the Purchasers shall not purchase, acquire or accept from the Sellers, any of the rights, properties, agreements or assets or other interests, whether tangible or intangible, primarily used or held for use by the Business Entities in the operation or conduct of the Networks Business or any portion of the Networks Business, and such assets, properties, rights, agreements and other interests set forth in Exhibit VIII attached hereto (such rights, properties, agreements and assets or other interests being referred to herein, collectively, as the “Excluded Assets”).

2.2.3 Transferred Liabilities. For purposes of this Agreement, the term “Transferred Liabilities” means all Liabilities (other than the Liabilities of the Purchased Subsidiaries, which shall remain with the Purchased Subsidiaries by virtue of the transfer of the shares of capital stock of the Purchased Subsidiaries, and the Excluded Liabilities) of the Sellers related to the Business or the Transferred Assets, including those set forth in Exhibit IX attached hereto, whether or not accrued or arising before or after the Closing.

2.2.4 Excluded Liabilities. Notwithstanding anything in Section 2.1 hereof to the contrary, it is hereby acknowledged and agreed that the Purchasers shall not assume or be obligated to pay, perform or otherwise assume or discharge any Liabilities, of the Business Entities set forth in Exhibit X attached hereto (such Liabilities being referred to herein, collectively, as the “Excluded Liabilities”).

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Section 2.3 Deliveries at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing:

2.3.1 the Sellers shall execute, acknowledge and deliver to the Purchasers, bills of sale, endorsements and other instruments of sale, conveyance, transfer and assignment as Reuters may reasonably request, including the Bill of Sale, Assignment and Assumption Agreements, in order to effect the sale, transfer, assignment, conveyance and delivery of the Transferred Assets to the Purchasers in accordance herewith;

2.3.2 the Sellers shall cause Moneyline Telerate International to distribute the shares of Moneyline Telerate (Global) SarL, Moneyline Telerate Canada, Inc., Moneyline Telerate (Australia) Pty. Ltd. and Moneyline Telerate (Thailand) Ltd. to MTH;

2.3.3 the Sellers shall cause Moneyline Network, Inc. to distribute the shares of Moneyline Network U.K./Europe, Ltd. to MTH;

2.3.4 MTH shall deliver or cause to be delivered to the Purchasers one or more stock certificates, together with stock powers executed in blank, representing all of the issued and outstanding capital stock of the Purchased Subsidiaries;

2.3.5 each of the Sellers shall deliver to Reuters a certificate executed by a Vice President, or other officer of comparable or higher rank, of such Seller pursuant to Section 7.2.7 hereof;

2.3.6 OEP shall deliver to Reuters a certificate executed by a Vice President, or other officer of comparable or higher rank, of OEP pursuant to Section 7.2.8 hereof;

2.3.7 each of Limited and RSA shall deliver to MTH a certificate executed by an authorized signatory of such Person pursuant to Section 7.3.4 hereof;

2.3.8 MTH shall deliver to Reuters a certificate in form and substance reasonably satisfactory to Reuters, duly executed and acknowledged, certifying that MTH is not a foreign person for purposes of Treasury Regulation § 1.1445-2;

2.3.9 the Purchasers shall execute, acknowledge and deliver to the Sellers assumption agreements and other instruments as the Sellers may reasonably request in order to effect the assumption by the Purchasers of the Transferred Liabilities in accordance herewith;

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2.3.10 Reuters shall deliver to the Escrow Agent the cash portion of the Escrow Amount (including the Disputed WC Escrow Amount, if any) in immediately available funds to be held and applied by the Escrow Agent in accordance with the provisions of the Escrow Agreement;

2.3.11 Reuters shall deliver to MTH (or to such Affiliate of MTH as MTH may designate in writing prior to the Closing), on behalf of the Sellers, (A) the Preliminary Cash Purchase Price by wire transfer of immediately available funds less the sum of (i) the total amount of the Interim Funding, and (ii) interest at an annual interest rate equal to the Prime Rate on each amount advanced as Interim Funding from the date of such advance to and including the Closing Date, and (iii) the amount payable by MTH pursuant to clause (i) of Section 15.07(j) of the Transitional Services Agreement, and (iv) the cash delivered to the Escrow Agent as part of the Escrow Amount (including the Disputed WC Escrow Amount, if any) pursuant to Section 2.3.10, and (B) one or more stock certificates, together with stock powers executed in blank, representing the SAVVIS Stock;

2.3.12 MTH shall deliver to the Escrow Agent the SAVVIS Escrow Shares to be held and applied by the Escrow Agent in accordance with the provisions of the Escrow Agreement;

2.3.13 the Sellers and the Purchasers shall deliver, or cause to be delivered to each other, as applicable, each of the Ancillary Agreements, executed by them, as the case may be;

2.3.14 the Sellers shall deliver to the appropriate Purchaser or Purchasers, an Assignment of Leases for each Leased Real Property that is a Transferred Asset, duly executed by the appropriate Seller or Sellers; and

2.3.15 MTH shall deliver to Reuters the resignations (effective as of or prior to the Closing Date) of all of the directors and officers of the Purchased Subsidiaries or shall otherwise cause the removal of such Persons.

2.3.16 Reuters shall deliver to OEP the Letter of Credit, together with a certificate executed by a Vice President of Reuters and addressed to OEP and JP Morgan Chase Bank, N.A., dated the Closing Date, certifying that no request for a draw under the Letter of Credit was made and requesting immediate termination of the Letter of Credit.

Except for the proceedings and documents set forth in Sections 2.3.1 through 2.3.4, which shall be taken, executed and delivered in the specific order presented in this Section 2.3 prior to the taking, execution and delivery of the other proceedings and documents set forth in this Section 2.3, all proceedings taken and all documents executed and delivered by the parties at the Closing shall be deemed taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents deemed executed or delivered until all are taken, executed and delivered.

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Section 2.4 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 A.M. on the third Business Day following the Conditions Satisfaction Date (as defined below), or at such other time and place as is mutually agreed in writing by Reuters and MTH. The date of the Closing is referred to herein as the “Closing Date”. For purposes of this Agreement, the “Conditions Satisfaction Date” shall be the date on which the last of the unsatisfied or unwaived conditions set forth in Article VII has been satisfied or waived (other than those conditions contemplated to be satisfied at, or only capable of being satisfied at, the Closing, but subject to the satisfaction or waiver of those conditions).

Section 2.5 Working Capital Purchase Price Adjustment.

2.5.1 No later than one hundred twenty (120) days after the Closing Date (subject to the Sellers providing the access described below), Reuters shall cause to be prepared and delivered to MTH, an unaudited consolidated balance sheet of the Business as of the Closing (the “Closing Balance Sheet”) and the Closing Statement (as defined below) setting forth Reuters’ calculation of Closing Working Capital derived from the Closing Balance Sheet and prepared in accordance with Exhibit XI. The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the open of business on the Closing Date (“Closing Working Capital”) as derived from the Closing Balance Sheet, and the Closing Statement shall have been audited in accordance with auditing standards generally accepted in the United States and in accordance with the accounting principles set forth on Exhibit XI (the “Agreed Principles”) by a nationally recognized independent accounting firm experienced in audit projects. “Net Working Capital” means those consolidated current assets of the Business, reduced by those consolidated current liabilities of the Business, in each case as determined in accordance with the Agreed Principles. The preparation of the Closing Balance Sheet and the Closing Statement shall be for the sole purpose of determining Net Working Capital as of the Closing Date. Attached hereto as Exhibit XI is a schedule intended to show an illustrative calculation of Net Working Capital after giving effect to the adjustments required in the Agreed Principles (“Reference Statement”). Following the Closing, the Sellers shall give Reuters and its independent auditors sufficient access to their books, records and personnel to allow them to prepare and audit the Closing Balance Sheet and the Closing Statement of Closing Working Capital. The Sellers and the Sellers’ accountants shall (subject to execution by the Sellers and the Sellers’ accountants of such documents as reasonably requested by such accountants) have sufficient access to Reuters’ personnel and Reuters’ accountants and to examine the work papers, schedules and other documents prepared or reviewed by Reuters’ accountants in connection with the preparation of their report on the Closing Statement of Closing Working Capital and Reuters’ personnel and Reuters’ accountants shall cooperate with Sellers in connection therewith. Any disputes with respect to the Net Working Capital calculation shall be resolved as set forth in Section 2.5.3.2.

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2.5.2 Adjustments in the Preliminary Cash Purchase Price Based on Final Working Capital. The “Adjustment Amount”, which may be a positive or negative number, shall mean the difference between the Final Working Capital minus the Target Net Working Capital; provided, that if the absolute value of the Adjustment Amount as calculated above is less than $500,000, then the Adjustment Amount shall instead be zero. If the Adjustment Amount is less than the Estimated Adjustment Amount, MTH, on behalf of the Sellers, and Reuters, on behalf of the Purchasers, shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Purchasers an amount equal to the excess of the Estimated Adjustment Amount over the Adjustment Amount as a decrease to the Preliminary Cash Purchase Price, together with interest on such amount at the Prime Rate as provided in Section 2.7; provided, that if there is a Disputed WC Escrow Amount and the Adjustment Amount is greater than the Purchasers’ Estimated Adjustment Amount, the joint written instructions shall also instruct the Escrow Agent to disburse to MTH, on behalf of the Sellers, an amount equal to the excess of the Adjustment Amount over the Purchasers’ Estimated Adjustment Amount, together with interest on such amount at the Prime Rate as provided in Section 2.7. If the Adjustment Amount is greater than the Estimated Adjustment Amount, Reuters, on behalf of the Purchasers, shall pay or cause to be paid to MTH, on behalf of the Sellers, an amount equal to the excess of the Adjustment Amount over the Estimated Adjustment Amount as an increase to the Preliminary Cash Purchase Price, together with interest on such excess at the Prime Rate as provided in Section 2.7, and if there is a Disputed WC Escrow Amount, MTH, on behalf of the Sellers, and Reuters, on behalf of the Purchasers, shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to MTH, on behalf of the Sellers, the Disputed WC Escrow Amount, together with interest on such amount at the Prime Rate as provided in Section 2.7. “Final Working Capital” means Closing Working Capital (i) as shown in Reuters’ calculation delivered pursuant to Section 2.5.1 if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.5.3.1; or (ii) if such a notice of disagreement is delivered, (A) as agreed to by Reuters and MTH pursuant to Section 2.5.3 or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.5.3.2; provided, however, that in no event shall Final Working Capital be more than MTH’s calculation of Closing Working Capital delivered pursuant to Section 2.5.3.1 or less than Reuters’ calculation of Closing Working Capital delivered pursuant to Section 2.5.1.

2.5.3 Objections and Dispute Resolution.

2.5.3.1 Time for Objections. After Reuters shall have furnished the Closing Statement of Closing Working Capital to MTH, MTH may object to the Closing Statement of Closing Working Capital. If MTH objects to the calculation of any line item of the Closing Statement of Closing Working Capital, MTH must give a reasonably detailed written notice of its objection to Reuters within 45 days after its receipt of the Closing Statement of Closing Working Capital (subject to Reuters and Reuters’ accountants providing the access described above), which notice shall state specifically (i) the disputed line item(s) or calculation, (ii) the basis for the dispute(s)

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with respect to each line item or such calculation, (iii) the adjustments sought with respect to each such line item or calculation and each such dispute and (iv) MTH’s calculation of Closing Working Capital. If no such notice is delivered within such period (subject to Reuters and Reuters’ accountants providing the access described above), or if Reuters and MTH agree upon all matters in dispute within the period specified in Section 2.5.3.2, then the Closing Statement of Closing Working Capital, as adjusted to reflect any such agreements, shall be final and binding upon all parties hereto for the purpose of determining Closing Working Capital, and the Closing Statement of Closing Working Capital shall be referred to herein as the “Final Closing Date Statement” and Closing Working Capital, as set forth thereon, shall be referred to as “Final Working Capital”.

2.5.3.2 Dispute Resolution. Reuters and MTH will use good faith efforts to resolve any matters in dispute, with respect to the calculation of the Closing Working Capital as rapidly as practicable. If Reuters and MTH are unable to resolve all items in dispute, with respect to the calculation of the Closing Working Capital within 45 days after Reuters’ receipt of MTH’s written objection to the Closing Statement of Closing Working Capital, then those items or calculations in dispute shall be submitted for resolution to KPMG International in New York, New York or, if KPMG International refuses or fails to serve in such capacity, to another mutually agreed upon independent accounting firm experienced in audit projects (the “Independent Accountant”). The parties acknowledge that in submitting disputed items to the Independent Accountant, Reuters and MTH shall each be entitled to present items not disputed in MTH’s notice to Reuters under this Section 2.5.3.2 and to present adjustments to the Independent Accountant even if inconsistent with the Closing Statement of Closing Working Capital, but, in the case of Reuters, only to the extent such items are based upon facts, circumstances or positions raised in MTH’s notice delivered pursuant to Section 2.5.3.1 (or facts, circumstances or positions subsequently raised by MTH as permitted by this sentence) and, in the case of MTH, only to the extent such items are based upon facts, circumstances or positions raised by Reuters. The Independent Accountant shall act as an expert to determine, based solely on the presentations by MTH and Reuters, and not by independent review, only those items or calculations still in dispute (or brought into dispute in accordance with the procedures and deadlines set forth herein) and that relate to the disagreement regarding such items or calculations as determined on their date of delivery of the Closing Statement of Closing Working Capital and shall resolve such disputes in accordance with the preceding sentence. The determination of the Independent Accountant with respect to those items in dispute, which shall be set forth in a written statement delivered to MTH and Reuters, together with the determinations of Reuters and MTH with respect to those items accepted by MTH (not otherwise affected by this Section 2.5.3.2) or otherwise resolved between Reuters and MTH, shall be referred to as the “Final Closing Date Statement of Working Capital” Closing Working Capital as set forth thereon shall be referred to herein as “Final Working Capital” and shall be final and binding upon all parties hereto. The Independent Accountant shall use all commercially reasonable efforts to reach such determination as quickly as possible.

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2.5.3.3 Payment of Fees. MTH shall pay the fees of its accountants, and Reuters shall pay the fees of its accountants, in connection with the preparation and review of the Closing Balance Sheet, the Closing Statement of Closing Working Capital and the Final Closing Date Statement of Working Capital. The fees and disbursements of or related to the Independent Accountant shall be borne one-half by Reuters and one-half by MTH with the portion to be borne by MTH to be distributed from escrow pursuant to the Escrow Agreement.

Section 2.6 Restructuring Actions Purchase Price Adjustment. In addition to the adjustments contemplated by Section 2.5, the Preliminary Cash Purchase Price shall be increased by the amount of Restructuring Cost Savings (as defined below and as finally determined in accordance with the terms of this Section 2.6), if any, that result from actions that any Business Entity takes independently in connection with the operation of the Business prior to Closing (the “Seller Restructuring Actions”). Exhibit XII attached hereto sets forth a list of certain restructuring actions that the Purchasers intend to take with respect to the Business following the Closing (the “Reuters Restructuring Actions”) and the anticipated costs thereof (the “Reuters Restructuring Costs”) (a Seller Restructuring Action that is not also a Reuters Restructuring Action set forth on Exhibit XII, is hereby referred to as a “New Seller Restructuring Action” and a Seller Restructuring Action that is also a Reuters Restructuring Action set forth on Exhibit XII, is hereby referred to as a “Scheduled Seller Restructuring Action”). “Restructuring Cost Savings” means the sum, without duplication, of (a) the aggregate amount relating to the achievement of Scheduled Seller Restructuring Actions taken by any Business Entity prior to the Closing as set forth on Exhibit XII and (b) the amount of new cost savings (“New Cost Savings”) attributable to New Seller Restructuring Actions. The amount of New Cost Savings attributable to New Seller Restructuring Actions shall be determined according to the following procedure: (i) prior to any New Seller Restructuring Action after the date hereof, MTH shall notify Reuters in writing of the intention to undertake the same, and provide in writing relevant details to allow Reuters to assess the extent to which such New Seller Restructuring Action would result in New Costs Savings, including MTH’s proposed calculation thereof (any such notice is referred to as an “MTH Cost Savings Notice”); (ii) Reuters shall promptly indicate to MTH in writing (the “Reuters Cost Savings Notice Response”) with sufficient detail and explanation thereof whether it agrees with such calculation or believes that the resulting New Costs Savings are in a different amount, the cost savings relating thereto are different from MTH’s calculations or other costs or exposures arise in connection therewith, or otherwise; and (iii) the savings as both MTH and Reuters, after good faith discussions between the Chief Executive Officer of MTH and the Global Head of Business Development of Reuters and acting reasonably based on the general principles set forth above, agree in writing result from the New Seller Restructuring Actions shall be considered New Cost Savings. In the event that MTH and Reuters fail to agree on the savings amount with respect to any MTH Cost Savings Notice, the Sellers may, but shall not be obligated to, perform the New Seller Restructuring Actions described therein so long as not in violation of any provision of this Agreement, provided that no New Cost Savings shall be attributed to such New Seller Restructuring Action, and the Sellers shall not be entitled to any adjustment to the Preliminary Cash Purchase Price resulting from such New Seller Restructuring Action. Subject to delivery to Reuters of a certificate

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signed by the President, Chief Executive Officer or other officer of comparable rank of MTH certifying the achievement prior to Closing of Scheduled Seller Restructuring Actions, if any, and New Seller Restructuring Actions, if any, and the aggregate amount of Restructuring Cost Savings attributable thereto as determined in accordance with this Section 2.6, the Preliminary Cash Purchase Price shall be increased by the aggregate amount of such Restructuring Cost Savings, and the aggregate amount of such Restructuring Cost Savings attributable to Scheduled Seller Restructuring Actions and New Seller Restructuring Actions achieved prior to the Closing shall be paid at the Closing. For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 2.6, the rights and obligations of the parties under Section 6.3 shall not be expanded, limited, impaired or otherwise modified by this Section 2.6.

Section 2.7 Payment of Purchase Price Adjustments. Any adjustment to the Preliminary Cash Purchase Price to be paid by any party hereto after the Closing Date pursuant to the provisions of Section 2.5, including payments made out of escrow pursuant to the Escrow Agreement, shall be paid by such party or parties or the Escrow Agent, as the case may be, within five (5) Business Days after the final determination of the amount of such adjustment, together with interest thereon at an annual interest rate equal to the Prime Rate from the Closing Date through and including the date of payment.

Section 2.8 Allocation of Purchase Price. Exhibit XIII attached hereto sets forth a preliminary statement (“Preliminary Allocation Statement”) allocating the Preliminary Cash Purchase Price, the Liabilities treated as assumed for federal income Tax purposes and the value of the SAVVIS Stock among the Purchased Subsidiaries and the Transferred Assets by jurisdiction based on the assets and liabilities of the Business as of October 31, 2004 and the estimated SAVVIS Stock Fair Market Value as of December 20, 2004, which Preliminary Allocation shall be updated as of the Closing Date to take into account any changes in the assets and liabilities of the Business and SAVVIS Stock Fair Market Value through such date. Reuters shall provide such updated allocation statement (the “Closing Date Allocation Statement”) to MTH within twenty (20) days after the Closing Date, which Closing Date Allocation Statement shall be reasonably satisfactory to MTH (in lieu of the Preliminary Allocation Statement). All Tax Returns filed by Reuters, the Sellers and their respective Affiliates shall be prepared consistently with such Closing Date Allocation Statement except as otherwise required under applicable accounting or Tax rules, laws or regulations. Notwithstanding the immediately preceding sentence, the Closing Date Allocation Statement shall, to the extent applicable, be based upon (at the time of initial preparation), or be revised (subsequent to the time of initial preparation, but prior to filing the relevant Tax Returns by Reuters) based upon, independent appraisals furnished by independent appraisers selected by MTH if the same are acceptable to Reuters’ regular independent auditors. All adjustments to the Preliminary Cash Purchase Price pursuant to Section 2.5 or 2.6 shall be allocated to the Purchased Subsidiaries, and the Closing Date Allocation Statement shall be revised to reflect such allocation. Notwithstanding anything to the contrary contained in this Section 2.8, in the event Reuters and MTH cannot agree that the Closing Date Allocation Statement fairly reflects the proper allocation of the value of the consideration among the Purchased Subsidiaries and Transferred Assets by jurisdiction for Tax purposes, then Reuters and MTH shall use their own allocations for Tax purposes.

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Except as set forth in the Sellers’ Disclosure Schedule arranged in Sections corresponding to the Sections contained in this Article III (it being understood that disclosure in one Section of the Sellers’ Disclosure Schedule of any fact or circumstance shall be deemed to be disclosure of such fact or circumstance in another Section or Sections of the Sellers’ Disclosure Schedule to the extent that the relevance of such fact or circumstance to such other Section or Sections is readily apparent solely from the content of such disclosure), each of the Sellers, jointly and severally, hereby makes the representations and warranties to the Purchasers set forth in this Article III.

Section 3.1 Organization and Standing.

3.1.1 Each of the Business Entities is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing, if applicable, under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified, authorized or licensed to do business and, to the extent applicable, is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, authorized, licensed or in good standing, except where the failure to be so qualified, authorized, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. MTH has furnished or made available in the Data Room to Reuters complete and correct copies of the certificate of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer of MTH) or other comparable organizational documents for each of the Business Entities in existence on the date hereof, each as in effect on the date hereof. Section 3.1.1 of the Sellers’ Disclosure Schedule sets forth a list, correct and complete, of (i) the Sellers, (ii) the Purchased Subsidiaries, (iii) the state or jurisdiction of organization of each of the Business Entities and (iv) the jurisdictions, if any, in which each of the Business Entities is qualified to do business.

3.1.2 The Sellers and Purchased Subsidiaries constitute all of the entities that conduct or operate the Business.

3.1.3 Since October 17, 2001, none of the Business Entities has conducted any portion of the Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth in Section 3.1.1 of the Sellers’ Disclosure Schedule.

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Section 3.2 Capitalization; Compliance with Charter; Equity Interests.

3.2.1 The outstanding capital stock of the Purchased Subsidiaries consists solely of the Purchased Subsidiaries Shares as set forth in Section 3.2.1 of the Sellers’ Disclosure Schedule. MTH owns all of the outstanding Purchased Subsidiaries Shares beneficially and of record, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. There are no shares of capital stock of any of the Purchased Subsidiaries issued or outstanding other than the Purchased Subsidiaries Shares. Except as set forth in Section 3.2.1 of the Sellers’ Disclosure Schedule, MTH has the sole, absolute and unrestricted right, power and capacity to sell, assign and transfer all of the outstanding shares of the Purchased Subsidiaries Shares to the Purchasers. Upon delivery to the Purchasers of the certificates representing the Purchased Subsidiaries Shares at the Closing, except as may be related to facts or circumstances concerning the Purchasers, the Purchasers will acquire good and valid title to such shares, in each case, free and clear of any Encumbrances other than Permitted Encumbrances.

3.2.2 Except as set forth in Section 3.2.2 of the Sellers’ Disclosure Schedule, none of the Purchased Subsidiaries has any Subsidiaries.

3.2.3 All of the Purchased Subsidiaries Shares are duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock or other equity securities of any Purchased Subsidiary or any Subsidiary of a Purchased Subsidiary, (b) restricting the transfer of any shares of capital stock of any Purchased Subsidiary, or (c) relating to the voting of any shares of capital stock of any Purchased Subsidiary. There are no issued or outstanding bonds, debentures, notes or other indebtedness of any Purchased Subsidiary or any Subsidiary of a Purchased Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of any Purchased Subsidiary or any Subsidiary of a Purchased Subsidiary may vote. No Person (other than MTH) has the right (by contract or otherwise) to nominate, elect or direct the election of any officer or director of, or otherwise in any way affect or direct the management of, the Purchased Subsidiaries or any Subsidiary of a Purchased Subsidiary.

3.2.4 None of the Business Entities is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the organizational documents of such Business Entity.

3.2.5 Except as set forth in Section 3.2.5 of the Sellers’ Disclosure Schedule, (a) as of the date hereof, none of the Business Entities owns any equity interest, or any interest convertible or exchangeable into any equity

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interest, in any Person other than a MTH Subsidiary or an Excluded Asset and (b) to the extent that a Business Entity, as of the date hereof, owns an equity interest, or any interest convertible or exchangeable into an equity interest, in a Person other than a MTH Subsidiary or an Excluded Asset as set forth in Section 3.2.5 of the Sellers’ Disclosure Schedule, all such equity interests of such Person are owned beneficially and of record by such Business Entity, free and clear of any Encumbrances other than Permitted Encumbrances.

Section 3.3 Corporate Power and Authority. Each of the Sellers and, if applicable in the case of the Ancillary Agreements, each of the Business Entities that is or will be a party thereto, has all requisite corporate or other power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of the Sellers and the consummation by such Person of the transactions contemplated hereby, and the execution, delivery and performance of the Ancillary Agreements by such Seller which is a party thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of each such Person. This Agreement has been duly and validly executed and delivered by each of the Sellers and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The Ancillary Agreements will upon execution be duly and validly executed and delivered by the Business Entities which are a party thereto and (assuming the due authorization, execution and delivery by the other parties thereto) will upon execution constitute the legal, valid and binding obligations of the Business Entities which are a party thereto, enforceable against each such Person in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.4 Conflicts; Consents and Approvals. This Agreement and the transactions contemplated hereby have been approved by all requisite votes or written consents of the stockholders of the Sellers. Except, in the case of Sections 3.4.3, 3.4.4 and 3.4.5, for actions, consents, waivers, orders, permits, authorizations, approvals, reviews, registrations or filings not obtained, made or given or violations that, individually or in the aggregate, would not reasonably be expected to materially interfere with the operations of the Business, impair in any material respect the ability of the Sellers to perform their obligations hereunder, prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby or result in Damages in excess of $100,000, neither the execution and delivery by any Business Entities of this Agreement and the Ancillary Agreements to which it is a party nor the

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consummation of the transactions contemplated hereby and thereby nor compliance by the Business Entities with the terms herein and therein, will:

3.4.1 conflict with, or result in a breach of, any provision of the organizational documents of (a) any of the Sellers or (b) any Business Entity which is a party to the Ancillary Agreements;

3.4.2 except as set forth in Section 3.4.2 of the Sellers’ Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with or without the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with or without the giving of notice, the passage of time or otherwise) to terminate, accelerate, cancel, modify or call a default under, or give rise to any loss of a material benefit or obligation to make a payment under, or to any increased, additional or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Business Entities under any of the terms, conditions or provisions of (a) any Contract to which the Business Entities is a party or to which any of their respective properties or assets (including the Transferred Assets) may be bound, or (b) any governmental permit, registration, approval, license or other authorization or filing to which the Business Entities or any of their Affiliates is subject or to which any of their respective properties or assets (including the Transferred Assets) may be subject except, in the case of both clause (a) and (b), for such violations, conflicts, losses, defaults, terminations, accelerations, cancellations, modifications or Encumbrances as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

3.4.3 require any consent, waiver, authorization or approval of any non-governmental third party;

3.4.4 violate any order, writ, injunction, decree or of any Law applicable to the Business Entities or any of their respective properties or assets (including the Transferred Assets) or to the Business or any portion of the Business; or

3.4.5 require any action, consent, waiver, order, permit, authorization or approval of, or review by, or registration or filing by the Sellers, the Business Entities or any of their Affiliates with, any Governmental Authority, other than (a) actions required by or taken in accordance with the Antitrust Laws set forth in Section 3.4.5 of the Sellers’ Disclosure Schedule and (b) the actions, consents, waivers, orders, permits, authorizations and approvals of, reviews by, or registrations or filings with, Governmental Authorities set forth in Section 3.4.5 of the Sellers’ Disclosure Schedule or as may be required due solely to the regulatory status of, or business conducted by, the Purchasers or their Affiliates.

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Section 3.5 Financial Statements.

3.5.1 MTH has delivered to Reuters copies of (i) the audited consolidated balance sheets of the Business Entities as at December 31, 2001, 2002 and 2003 and the related audited consolidated statements of income and of cash flows of the Business Entities for the years then ended and (ii) the unaudited consolidated balance sheet of the Business Entities as at June 30, 2004 and the related consolidated statements of income and cash flows of MTH and its Subsidiaries for the six-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Business Entities as at the dates and for the periods indicated therein. For the purposes hereof, the audited consolidated balance sheet of the Business Entities as at December 31, 2003 is referred to as the “Balance Sheet” and December 31, 2003 is referred to as the “Balance Sheet Date”.

3.5.2 MTH has delivered to Reuters copies of the monthly management reports for each of the months ended December 31, 2003, and April 30, 2004 through October 31, 2004, inclusive. The unaudited consolidated balance sheet of MTH at each of the calendar months then ended and the related consolidated statements of income and cash flows of MTH and its Subsidiaries for each of the calendar months then ended contained in such reports is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations, cash flows, Total Information Services Revenue and User Counts of the Business Entities as at the dates and for the periods indicated therein, except as set forth in Section 3.5.2 of the Sellers’ Disclosure Schedule.

3.5.3 The Business Entities make and keep books, records and accounts which accurately and fairly reflect the transactions and dispositions of their respective assets in all material respects.

Section 3.6 No Significant Change. Except as expressly contemplated by this Agreement and, for matters arising from and after the date hereof until the Closing for purposes of Articles VII and IX, as expressly permitted by Section 6.3, or as set forth in Section 3.6 or 6.3 of the Sellers’ Disclosure Schedule, since December 31, 2003, (x) the Business Entities have operated the Business only in the Ordinary Course of Business, (y) there has not been any event, change, occurrence or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect (for the avoidance of doubt, subject to the last two sentences contained in the definition of Material Adverse Effect) and (z) without limiting the generality of the foregoing:

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(a) the Business Entities have not mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of their respective material assets, or acquired any material assets or sold, leased, transferred, conveyed, assigned or otherwise disposed of any of their respective material assets, tangible or intangible, other than assets acquired or sold, leased, transferred, conveyed, assigned or otherwise disposed of in the Ordinary Course of Business;

(b) to the Knowledge of the Sellers, the Business Entities have not taken any action that has caused any Person to cancel or compromise any debt or claim or to amend, accelerate, terminate, modify, cancel, relinquish, waive or release any material Contract (or series of related Contracts with the same party) or material right except in the Ordinary Course of Business;

(c) there has not been any damage, destruction or loss with respect to the property and assets of the Business, whether or not covered by insurance, which has had or would reasonably be expected to have a Material Adverse Effect;

(d) the Business Entities have not committed to make any capital expenditures or capital additions which have not yet been made in excess of $250,000 individually or $750,000 in the aggregate;

(e) the Business Entities have not made any capital investment in, any loan of money to, or any acquisition of the securities of, any other Person;

(f) to the Knowledge of the Sellers, no third party has ceased or refused to provide, or reduced its provision of, products or services to the Business Entities as a result of a failure by the Business Entities to promptly pay and discharge all current liabilities of any portion of the Business, other than current liabilities which are being contested in good faith and by appropriate proceedings;

(g) the Business Entities have not (i) entered into any employment, deferred compensation, severance or similar agreement (or amended any such agreement) or agreed to increase, the compensation payable or to become payable by it to any of the Business Employees or (ii) increased (other than pursuant to the terms of any plans, Contracts or arrangements in effect on or prior to December 31, 2003) or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the Business Employees;

(h) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any of the Business Entities or any repurchase, redemption or other acquisition by any of the Business Entities of any outstanding shares of capital stock or other securities of, or other ownership interest in, any of the Business Entities except for such declarations, setting asides, payments, repurchases, redemptions and acquisitions made among MTH and its Subsidiaries;

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(i) there has not been any material change by any of the Business Entities in their respective accounting or Tax reporting principles, methods or policies;

(j) none of the Business Entities has made or rescinded any material election relating to Taxes, settled or compromised any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(k) none of the Business Entities has instituted or settled any material Action;

(l) none of the Business Entities has granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property or Purchased Technology except in the Ordinary Course of Business;

(m) none of the Business Entities has made any loan to, or entered into any other transaction with, any of their shareholders, Affiliates, officers, directors, partners or employees, except for any advances made to employees in the Ordinary Course of Business or any employment or consulting agreement set forth in Section 3.6(m) of the Sellers’ Disclosure Schedule; and

(n) none of the Business Entities has agreed to, committed to, arranged for or entered into any understanding to do anything set forth in this Section 3.6.

Section 3.7 Corporate Records.The minute books and stock transfer ledgers of the Purchased Subsidiaries previously made available in the Data Room to Reuters contain true, correct and complete, in all material respects, records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Purchased Subsidiaries. All stock transfer taxes levied or payable with respect to all transfers of shares of the Purchased Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Section 3.8 Taxes. Except as set forth in Section 3.8 of the Sellers’ Disclosure Schedule:

3.8.1 (i) all income and other material Tax Returns required to be filed by, on behalf of or with respect to the Business Entities have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income and other material Taxes payable by, on behalf of or with respect to the Business Entities have been fully and timely paid, except for Taxes which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Sellers’ books. With respect to any period for which Tax Returns have not yet been filed or

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for which Taxes are not yet due or owing, the Business Entities have made full accruals for such Taxes in the Financial Statements (through the date thereof) and their books and records in accordance with GAAP. All required income and other material estimated Tax payments have been made by, on behalf of or with respect to the Business Entities. For purposes of this Section 3.8.1, “material” shall mean all Taxes or Tax Returns with respect to the Business Entities in jurisdictions where the aggregate revenue of the Business Entities in that jurisdiction exceeds US$1,800,000.

3.8.2 All income and other material deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, including, or with respect to the Business Entities have been fully paid, and there are no audits or formal investigations by any Taxing Authority in progress. Since October 17, 2001 (or since December 31, 2000 with respect to Moneyline Network Inc.), none of the Business Entities has received any notice from any Taxing Authority that it intends to conduct such an audit or formal investigation. Since October 17, 2001 (or December 31, 2000 with respect to Moneyline Network Inc.), no material issue has been raised by a Taxing Authority in any prior examination of or relating to the Business Entities which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency or affect the Tax treatment of any of the Purchased Subsidiaries, the Transferred Assets or the Business for any subsequent taxable period. For purposes of this Section 3.8.2 “material” shall mean all deficiencies or assessments of US$500,000 or more, or issues which would reasonably be expected to result in a proposed deficiency of US$500,000 or more.

3.8.3 Section 3.8.3 of the Sellers’ Disclosure Schedule lists, since October 17, 2001 (or since December 31, 2000 with respect to Moneyline Network Inc.), all material U.S. federal tax elections made by the Purchased Subsidiaries on or before December 31, 2003. Except as otherwise noted, all of the elections set forth in Section 3.8 of the Sellers’ Disclosure Schedule have been properly executed and are valid and in full force and effect. The Business Entities have made available in the Data Room to the Purchasers complete copies of all income and other material Tax Returns of or relating to the Purchased Subsidiaries, the Transferred Assets or the Business for the taxable periods that ended after October 17, 2001 (or December 31, 2000 with respect to Moneyline Network Inc.). For purposes of this Section 3.8.3, “material” shall have the same meaning as in Section 3.8.1.

3.8.4 The Business Entities have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over under all applicable Laws. For purposes of this Section 3.8.4, “material” shall mean an amount of US$100,000 or more.

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3.8.5 Since October 17, 2001 (or since December 31, 2000 with respect to Moneyline Network Inc.), no claim has been made in writing by a Taxing Authority in a jurisdiction in which the Business Entities do not currently file a Tax Return that any of the Business Entities is or may be subject to taxation by that jurisdiction.

3.8.6 No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) to a date after the date hereof has been executed or filed with any Taxing Authority by, on behalf of or with respect to any of the Business Entities. None of the Business Entities has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

3.8.7 There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchasers or any of their Affiliates (including any Purchased Subsidiary) by reason of Section 280G of the Code or that would give rise to Tax under Section 4999 of the Code.

3.8.8 There are no Encumbrances for Taxes upon the Transferred Assets or upon the assets of any Purchased Subsidiary other than Permitted Encumbrances.

3.8.9 MTH is not a foreign person within the meaning of Section 1445 of the Code.

3.8.10 None of the Business Entities has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Business Entities that would be binding on the Purchasers or any of their Affiliates (including any Purchased Subsidiary) for any taxable period (or portion thereof) ending after the Closing Date.

3.8.11 None of the Business Entities or any other Person on their behalf has (i) since October 17, 2001 (or since December 31, 2000 with respect to Moneyline Network Inc.), agreed, is required or has any application pending to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law or has received notice that any Taxing Authority has proposed any such adjustment, (ii) since October 17, 2001 (or since December 31, 2000 with respect to Moneyline Network Inc.), executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

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3.8.12 None of the Transferred Assets or any property owned by the Purchased Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,(ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 2001-28, (iv) described in Section 168(g)(1)(A) of the Code with respect to which any Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, or (v) subject to any provision of U.S. federal, state or local Law comparable to any of the provisions listed above.

3.8.13 Except by operation of any applicable tax law, none of the Purchased Subsidiaries is a party to or bound by, and none of the Transferred Assets is, any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which the Purchasers or any of their Affiliates (including any Purchased Subsidiary) will have any obligation to make any payments after the Closing.

3.8.14 None of the Purchased Subsidiaries has ever been a member of any Consolidated Group other than a group of which MTH is the common parent or has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) (other than as a member of the Consolidated Group of which MTH is the common parent).

3.8.15 MTH and each of the Purchased Subsidiaries have joined in the filing of consolidated, combined and unitary income Tax Returns for all taxable periods commencing October 17, 2001 (or December 31, 2000 with respect to Moneyline Network Inc.) and thereafter.

3.8.16 None of the Purchased Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

3.8.17 None of the Purchased Subsidiaries has engaged in any “intercompany transaction” in respect of which gain was and continues to be deferred pursuant to Treasury Regulation Section 1.1502-13 or any analogous or similar provision of Law.

3.8.18 The Purchased Subsidiaries are members of a “selling consolidated group” within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(2), and MTH is eligible to make the Section 338(h)(10) Elections with respect to the Purchased Subsidiaries.

3.8.19 None of the Business Entities is or has been a United States real property holding corporation within the meaning of Section 897 of the Code.

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Section 3.9 Compliance with Law. Except for any failure to comply or violations which, individually or in the aggregate, would not reasonably be expected to materially interfere with the operations of the Business or result in Damages in excess of $250,000, (a) each of the Business Entities is in compliance in all respects with all Laws applicable to (i) its respective operations or assets or (ii) the Business and (b) none of the Business Entities has received any written notice of or been charged with the violation of any Laws. To the Knowledge of the Sellers, no investigation or review with respect to the violation of any Law is pending or threatened in writing against any of the Business Entities. This Section 3.9 does not relate to Tax matters, which are instead the subject of Section 3.8, intellectual property matters, which are instead the subject of Section 3.11, environmental matters, which are instead the subject of Section 3.12, employee benefits and labor matters, which are instead the subject of Sections 3.15 and 3.17, or Permits, which are instead the subject of Section 3.18.

Section 3.10 Personal Property; Title to and Sufficiency of Assets.

3.10.1 The Business Entities have good and valid title to or valid leases, licenses or rights to use all of the items of tangible personal property reflected on the Balance Sheet and all other assets used in the Business which, individually or in the aggregate, are material to the operation of the Business or reflected in the Financial Statements (except as sold or disposed of subsequent to the date thereof (i) as expressly contemplated by this Agreement or (ii) in the Ordinary Course of Business), free and clear of any and all Encumbrances, other than Permitted Encumbrances. All such items of tangible personal property and other assets (including the property under the Personal Property Leases) which, individually or in the aggregate, are material to the operation of the Business are in satisfactory condition for the uses to which they are being put (ordinary wear and tear and ordinary maintenance requirements excepted).

3.10.2 The Transferred Assets, together with all assets (whether real or personal, tangible or intangible) owned, licensed or leased by the Purchased Subsidiaries other than the Excluded Assets constitute (a) sufficient assets to conduct the Business in the Ordinary Course of Business as such Business has been conducted and (b) all of the material assets used directly or indirectly to conduct the Business as currently conducted.

Section 3.11 Intellectual Property.

3.11.1 Section 3.11.1 of the Sellers’ Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights and pending applications for registration of Copyrights, and Internet domain names owned or filed by any of the Business Entities and included among the Purchased Intellectual Property as of the date hereof. Section 3.11.1 of the Sellers’ Disclosure Schedule lists the jurisdictions in which any of such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

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3.11.2 The Business Entities are the sole and exclusive owners of all right, title and interest in and to, or have valid and continuing rights to use, sell, license or transfer, as the case may be, the Purchased Intellectual Property and Purchased Technology, free and clear of all Encumbrances or obligations to others (other than obligations to the licensor under applicable licenses), except as may be set forth in Section 3.11.2 of the Sellers’ Disclosure Schedule.

3.11.3 The use, practice or other commercial exploitation of the Purchased Intellectual Property and the Purchased Technology by the Business Entities, in connection with the Business as presently conducted, and the present business practices and methods of the Business Entities do not infringe, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Sellers or any of their present or former employees is a party). The Purchased Intellectual Property and the Purchased Technology owned by or licensed to the Business Entities includes all of the Intellectual Property and Technology necessary to enable the Business Entities to conduct the Business in all material respects in the manner in which such Business is currently being conducted.

3.11.4 Except for licenses to Off-the-Shelf Software, Section 3.11.4 of the Sellers’ Disclosure Schedule sets forth a true and complete list of all material license agreements pursuant to which the Business Entities have been granted a license to make use of any Intellectual Property or Technology owned by a third Person (hereinafter referred to as “Pre-Existing Intellectual Property Licenses”). Except with respect to licenses to Off-the-Shelf Software, and except pursuant to the Pre-Existing Intellectual Property Licenses listed in this Section 3.11.4 of the Sellers’ Disclosure Schedule, none of the Business Entities is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or, to the Knowledge of the Sellers, other claimant to, any Purchased Intellectual Property or Purchased Technology in an amount in excess of $10,000. Except as listed in Section 3.11.4 of the Sellers’ Disclosure Schedule, (i) each Pre-Existing Intellectual Property License is in full force and effect and is the legal, valid and binding obligation of the Business Entities, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) to the actual knowledge of the Sellers, each Pre-Existing Intellectual Property License is in full force and effect in respect of each of the other parties thereto; (iii) none of the Business Entities are in default under or in breach of or otherwise delinquent in performance under any such Pre-Existing Intellectual Property License, and, to the Knowledge of the Sellers, no event has occurred that, with notice or lapse of time, or both, would constitute a default or permit termination or modification thereunder, or would trigger a right to terminate or modify such Pre-Existing Intellectual Property License; and (iv) no party to any of such Pre-Existing Intellectual Property License has exercised any termination rights with respect thereto.

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3.11.5 Section 3.11.5 of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Business Entities are a party and in which (i) one or more of the Business Entities grants a license to any other Person with respect to any Purchased Intellectual Property or Purchased Technology, or (ii) one or more Business Entities agrees to indemnify any other Person against any claim of infringement arising out of the use of the Purchased Intellectual Property or Purchased Technology.

3.11.6 The Business Entities have taken all reasonably necessary steps (including, where appropriate, restricting use and disclosure of such Trade Secrets and confidential information by means of non-disclosure agreements and provisions) to protect and preserve the secrecy and confidentiality of any material Trade Secrets and other material confidential information, including invention disclosures, not included in any issued patents and published patent applications or published copyrightable works. Section 3.11.6 of the Sellers’ Disclosure Schedule sets forth a list of each employee, consultant and independent contractor that contributed to the creation or development of the Purchased Intellectual Property or the Purchased Technology of the Business Entities that has not entered into a written non-disclosure and invention assignment agreement (or in the case of consultants and independent contractors, a consulting agreement, services agreement, or similar agreement requiring non-disclosure of confidential information and assignment of inventions) with the Business Entities. A form of Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement signed by employees of the Business Entities has been made available in the Data Room to the Purchasers.

3.11.7 As of the date hereof, no Actions have been asserted in writing or are pending or, to the Knowledge of the Sellers, threatened in writing, against any of the Business Entities which involve a claim (i) of infringement, unauthorized use, or violation of any Intellectual Property of any third Person, or alleging that any services provided by, processes used by, or products manufactured or sold by the Business Entities infringe, violate or misappropriate any Intellectual Property right of any Person, or (ii) challenging or seeking to deny or restrict the ownership, use, validity or enforceability of any Purchased Intellectual Property or Purchased Technology or (iii) contesting the right of the Business Entities to use, sell, exercise, license, transfer or dispose of any Purchased Intellectual Property or Purchased Technology or any products, processes, or materials covered thereby in any manner. As of the Closing Date, no Actions of the type specified in clauses (i)-(iii) of the preceding sentence have been asserted in writing or are pending or, to the Knowledge of the Sellers, threatened in writing against any of the Business Entities which involve a claim that would reasonably be expected to materially interfere with the operations of the Business or result in Damages in excess of $25,000. Except as set forth on Section 3.11.7 of the Sellers’ Disclosure Schedule, as of the date hereof, the Business Entities have materially complied with applicable legal requirements (including the payment of maintenance and filing fees) with respect to all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for registrations of Copyrights, owned or filed by of the Business Entities and included among the Purchased Intellectual Property.

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Except as set forth on Section 3.11.7 of the Sellers’ Disclosure Schedule, to the Knowledge of Sellers, there are no facts or circumstances that would render invalid or unenforceable their rights to any of the Purchased Intellectual Property that is owned by any of the Business Entities. To the actual knowledge of the Sellers, as of the date hereof, no third party is infringing, violating or misappropriating any material Purchased Intellectual Property in any material respect.

3.11.8 There are no Orders to which the Business Entities are a party or by which the Business Entities are bound which restrict, in any material respect, the rights to use any of the Purchased Intellectual Property or the Purchased Technology.

3.11.9 The Business Entities have used their commercially reasonable efforts to secure valid written assignments from all employees of the Business Entities, consultants and independent contractors retained by the Business Entities who contributed to the creation or development of the Purchased Intellectual Property or Purchased Technology that is owned by the Business Entities. No present or former employee, consultant or independent contractor has any right, title, or interest, in whole or in part, in any material Purchased Intellectual Property or material Purchased Technology owned by the Business Entities. To the Knowledge of the Sellers, no employee, consultant or independent contractor of the Business Entities is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Business Entities, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Purchased Intellectual Property or the Purchased Technology that is owned by the Business Entities.

3.11.10 Section 3.11.10 of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Business Entities and is material to the operation of the Business and (ii) all material Software that is used by the Business Entities in the Business that is not exclusively owned by the Business Entities, excluding Off-the-Shelf Software. The Business Entities periodically scan all Software and data residing on their computer networks with commercially available and up-to-date virus detection and eradication software. As of the date hereof, to the Knowledge of Sellers, the Business Entities’ Software contain no “viruses”. For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable and harm in any material manner the operation of any software or hardware, including worms, hooks, bombs, backdoors, clocks, timers, Trojan horses, or other disabling device code, designs or routines which cause the Software to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command by any Person.

3.11.11 None of the Business Entities has exported or re-exported any items of Software or technical data or any direct products thereof, or undertaken any transactions, in material violation of any export controls under the laws and regulations of the United States and other countries, including the U.S. Export

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Administration Act, the regulations implemented thereunder by the U.S. Department of Commerce, and any other similar applicable Laws or regulations. None of the Business Entities is subject to any government order suspending, revoking or denying export or import privileges.

3.11.12 Except for any failure to comply or violations or claims which, individually or in the aggregate, would not reasonably be expected to materially interfere with the operations of the Business or result in Damages in excess of $25,000, (i) each of the Business Entities has complied in all material respects with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered in the course of its operations; (ii) each of the Business Entities has complied in all material respects with all rules, policies and procedures established by such Business Entities with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Business Entities; and (iii) none of the Business Entities has received any written notice of any claims alleging a violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures. Each of the Business Entities has taken steps consistent with applicable industry practices (including, implementing and monitoring compliance with measures with respect to technical and physical security) to ensure that the information is protected against material loss and unauthorized access, use, modification, and disclosure, and, to the Knowledge of the Sellers, there has been no unauthorized access to or other misuse of such information.

Section 3.12 Environmental Matters. Except as set forth in Section 3.12 of the Sellers’ Disclosure Schedule hereto:

3.12.1 the operations of the Business Entities, with respect to the Business, are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business, except where failures to comply with Environmental Laws, or to obtain, maintain or comply with Environmental Permits, individually or in the aggregate, would not reasonably be expected to materially interfere with the operations of the Business after the Closing or result in Damages in excess of $100,000;

3.12.2 no Action or Claim is pending, or to the Knowledge of the Sellers, threatened in writing against the Business Entities, alleging, with respect to the Business, noncompliance with or potential liability under any Environmental Law;

3.12.3 the Business Entities have provided to Reuters all environmentally related assessments, audits, studies, reports, analyses, and results of investigations that have been performed with respect to the Business at the direction of the Business Entities since October 17, 2001.

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3.12.4 Notwithstanding anything in the other representations and warranties in this Article III to the contrary, none of the representations and warranties in this Article III other than those in this Section 3.12 shall relate to environmental matters.

Section 3.13 Litigation.

3.13.1 Except as set forth in Section 3.13.1 of the Sellers’ Disclosure Schedule, as of the date of this Agreement, there is no material Action or Claim pending or, to the Knowledge of the Sellers, material Action or Claim (other than an Action or Claim of the type described in Section 3.13.2) threatened in writing against any of the Business Entities (or, to the Knowledge of the Sellers, pending or threatened in writing, against any of the officers, directors or employees of any of the Business Entities in their capacity as such that could reasonably be expected to be material to the Business or obligate any Business Entity to indemnify, hold harmless or exonerate such officers, directors or employees). As of the Closing Date, no Actions or Claims are pending or, to the Knowledge of the Sellers, threatened in writing against any of the Business Entities that, individually or in the aggregate, would reasonably be expected to materially interfere with the operations of the Business or result in Damages in excess of $150,000, and, to the Knowledge of the Sellers, no Actions or Claims are pending or threatened in writing against the officers, directors or employees of any of the Business Entities in their capacities as such that, individually or in the aggregate, could reasonably be expected to materially interfere with the operations of the Business or obligate any Business Entity to indemnify, hold harmless or exonerate such officers, directors or employees for Damages in excess of $150,000.

3.13.2 Except as set forth in Section 3.13.2 of the Sellers’ Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened in writing against the Business Entities or any executive officer, director or key employees thereof, in each case, with respect to their activities relating to the Business before any Governmental Authority, that seeks to prohibit or restrain the ability of the Sellers to enter into this Agreement or to consummate any of the transactions contemplated herein by the Outside Date or the ability of any Business Entity to enter into any of the Ancillary Agreements to which it is a party or to consummate any of the transactions contemplated thereby by the Outside Date.

3.13.3 As of the date hereof, there is no pending Action that was instituted by any of the Business Entities to recover monies due it or for damages sustained by it.

Section 3.14 Brokerage and Finders’ Fees. Except as set forth in Section 3.14 of the Sellers’ Disclosure Schedule, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, none of the Business Entities and their respective stockholders, directors, officers or employees, has incurred, or will incur, any brokerage, finders’, financial advisor or similar fee for which the Purchasers or the Purchased Subsidiaries are or will be liable.

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Section 3.15 Employee Benefits.

3.15.1 Section 3.15.1 of the Sellers’ Disclosure Schedule sets forth a complete and correct list of all Benefit Plans and indicates which of such plans is a defined benefit plan within the meaning of Section 3(35) of ERISA (a “Defined Benefit Plan”). No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code or a multiemployer plan as defined in Section 3(37) of ERISA. No Business Entity or ERISA Affiliate has maintained, contributed to, or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any Defined Benefit Plan, whether or not subject to ERISA, except as set forth in Section 3.15.1 of the Sellers’ Disclosure Schedule.

3.15.2 True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, have been delivered to or made available in the Data Room to Reuters (a) any plans and related trust documents, and all amendments thereto, (b) the most recent Forms 5500 and all applicable governmental filings for the past three (3) years and schedules thereto, (c) the most recent financial statements and actuarial valuations, (d) the most recent IRS determination letter, (e) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (f) written descriptions of all non-written agreements relating to the Benefit Plans.

3.15.3 Each of the Benefit Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) is the subject of a favorable determination letter from the IRS, and to the Knowledge of the Sellers, nothing has occurred with respect to the operation of any such plan which could cause any such plan to not be so qualified. Each other Benefit Plan which is required by applicable Laws to obtain governmental approval of such plan has obtained such approval and to the Knowledge of the Sellers, nothing has occurred since the date of such approval which would cause the loss of such governmental approval.

3.15.4 All material contributions and premiums, individually or in the aggregate, required by Laws or by the terms of any Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, or have been reflected in the Financial Statements.

3.15.5 None of the Benefit Plans are required to comply with financial reporting pursuant to Financial Accounting Standard No. 87, International Accounting Standard No. 19 or any other accounting standard which mandates an accrual of defined benefit obligations. Neither the Sellers nor the Purchased Subsidiaries shall have any current or prospective liability with respect to any benefits accrued through the Closing Date under any Defined Benefit Plan, whether or not such Defined Benefit Plan is subject to ERISA, or any Benefit Plan which is a defined contribution plan within the meaning of Section 3(34) of ERISA and is not subject to ERISA, other than regular periodic contributions currently due and properly reflected on the Closing Balance Sheet.

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3.15.6 The liabilities of each Foreign Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in material compliance with applicable Laws.

3.15.7 None of the Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA (whether or not such plan is covered by ERISA) provides for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA or pursuant to any other U.S. or non-U.S. Laws.

3.15.8 There are no Actions pending or, to the Knowledge of the Sellers, threatened in writing which have been asserted or instituted against any of the Benefit Plans, the assets of any such plans or the Sellers or any of the Purchased Subsidiaries, or the plan administrator or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and to the Knowledge of the Sellers there are no facts or circumstances which could form the basis for any such Actions.

3.15.9 Each of the Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Laws. All amendments and actions required to bring each of the Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

3.15.10 Neither the Sellers nor the Purchased Subsidiaries have engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Sellers, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

3.15.11 Except as set forth in Section 3.15.11 of Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment becoming due to any employee of the Sellers or any of the Purchased Subsidiaries; (b) increase any benefits otherwise payable under any Benefit Plan; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

3.15.12 Neither the Sellers nor the Purchased Subsidiaries are a party to any contract, plan or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan.

3.15.13 Except as set forth in Section 3.15.13 of the Sellers’ Disclosure Schedule, no stock or other security issued by the Sellers or any of the Purchased Subsidiaries forms or has formed a material part of the assets of any Benefit Plan.

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3.15.14 Any individual who performs services for the Sellers or any of the Purchased Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Sellers is not an employee for such purposes.

3.15.15 No liability under any Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other U.S. or non-U.S. nationally recognized rating agency.

3.15.16 Except as set forth in Section 3.15.16 of the Sellers’ Disclosure Schedule, neither the Sellers nor any of the Purchased Subsidiaries have any current or prospective liability (i) with respect to the past, present or future employment or termination of employment of any of the employees of any Distributor or (ii) with respect to any of the employee benefits plans, programs or arrangements of any Distributor.

Section 3.16 Contracts. Section 3.16 of the Sellers’ Disclosure Schedule contains a complete list of the following Contracts relating to the Business to which any of the Business Entities is a party or by which it is bound:

(a) the top 32 customer agreements (based on revenue for the fiscal year ending December 31, 2003) between the Business Entities, on the one hand, and customers of the Business on the other hand, excluding any Contracts with any Distributor (“Material Customer Contracts”), without identifying such customers;

(b) any Contract by which any Person is authorized or entitled to redistribute data or other information provided by the Business other than as a part of products and services offered by the Business through Distributors, other than any Contract by which a financial services customer redistributes such data or other information as part of products and services provided by such customer to its clients for no additional fee other than pass-through charges;

(c) each joint venture or partnership agreement and each Contract providing for the formation of a joint venture, long-term or strategic alliance or partnership or involving or relating to an existing or proposed equity investment by any Business Entity (with respect to any portion of the Business);

(d) each Contract (including an Employment Agreement) that contains covenants that require any of the Business Entities not to compete in any line of business or with any Person in any geographic area or otherwise restrict any Business Entity in the conduct of business or covenants that require any other person not to compete with any of the Business Entities in any line of business or in any geographical area or otherwise restrict such other Person in the conduct of business;

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(e) each Contract (or group of related Contracts) under which any Purchased Subsidiary has created, incurred, assumed, or guaranteed any Indebtedness or that relates to the lending of amounts by any of the Purchased Subsidiaries or providing for the creation of any Encumbrance (other than Permitted Encumbrances) upon any of its assets, indicating which of such Contracts will be satisfied in connection with the Closing;

(f) other than Pre-Existing Intellectual Property Licenses, each lease, sublease or similar agreement under which any Business Entity is a lessee or sublessee of personal property primarily used or held for use in any portion of the Business, in each case for an annual value in excess of $100,000 (other than photocopier leases) used by the Business Entities in the Business or to which any of the Business Entities are a party or by which the properties or assets of the Business Entities are bound (all such leases, subleases or similar agreements, the “Personal Property Leases”);

(g) each joint research and development agreement involving expenditures by the Business in excess of $100,000 in any calendar year;

(h) any Contract with a Data Provider (i) involving expenditures by the Business Entities in excess of $250,000 per annum, other than Contracts with regulated securities exchanges, or (ii) that is based on a revenue share between the Data Provider and any of the Business Entities, pursuant to which the revenue share to any of the Business Entities during the past fiscal year exceeded or during the current fiscal year is reasonably expected to exceed $100,000 per annum (“Material Data Provider Contracts”);

(i) any Contract for network, communication, customer support (including help desks), or field services involving expenditures by the Business Entities in excess of $250,000 per annum;

(j) any Contract relating to any outstanding commitment for capital expenditures in excess of $250,000 annually or $750,000 in the aggregate;

(k) all Contracts relating to the purchase, supply or manufacture of products or services (including any Contract for materials, supplies, services, merchandise, equipment, software, communications, data storage, disaster recovery or outsourcing) involving expenditures by the Business Entities in excess of $100,000 per annum;

(l) any Contract with any Distributor or otherwise concerning the marketing or distribution by third parties of any products, services or data of the Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute, sell or otherwise serve as an agent for such products or services);

(m) any material Contract that enables the Business Entities to calculate LIBOR, HIBOR, SIBOR, SONIA, EONIA or TSR;

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(n) any Contract that contains a clause providing that the terms of such Contract shall adjust such that the counter party to such Contract receives, or otherwise referencing, more advantageous terms offered by a Business Entity to any other Person (a “Most Favored Nation” clause), or any clause of similar construction that could materially change the terms of such Contract without the parties thereto negotiating specifically for such change;

(o) any Contract pursuant to which any Person has the right to nominate, elect or direct the election of any officer or director of, or otherwise in any way affect or direct the management of, the Purchased Subsidiaries;

(p) Contracts pursuant to which any Business Entity is required to purchase or offer to purchase all or a stated portion of its requirements from another party or to give another party preference (i.e., preferred vendor status) with respect to its purchases of products or services;

(q) Contracts for the sale of any of the assets of the Business Entities other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of their assets;

(r) Contracts relating to the acquisition by the Business Entities of any operating business or the capital stock of any other Person;

(s) outstanding agreements of guaranty or surety by the Business Entities;

(t) any Contract which requires performance by any party more than two years from the date hereof and is not terminable by the Sellers or the Purchased Subsidiaries without payment or penalty of not more than $100,000 upon no more than 90 days’ notice; and

(u) any Contract (other than a Contract with a customer of the Business entered into the Ordinary Course of Business) that is (i) material to the Business as a whole and (ii) involves payments, goods, services, Intellectual Property, Technology or licenses for Intellectual Property or Technology, the value of which exceeds $100,000, or the absence of which would reasonably be expected to have an impact on the Business in excess of $100,000.

MTH has made available in the Data Room to Reuters or its respective representatives correct and complete copies of (x) all such Contracts, together with all amendments, modifications or supplements thereto, and all such copies represent exactly the executed and binding content of such Contracts regardless of whether the copy provided bore signatures or not and (y) all material written correspondence concerning such Contracts that affect the terms or interpretation thereof. Each such Contract (a) is legal, valid and binding and enforceable against (i) the applicable Business Entity party thereto and (ii) to the actual knowledge of the Sellers, the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to

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general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) is in full force and effect in respect of the applicable Business Entity party thereto and, to the actual knowledge of the Sellers, in respect of each of the other parties thereto. Other than such breaches, defaults, delinquencies and disputes that, individually or in the aggregate, would not reasonably be expected to materially interfere with the operations of the Business or result in Damages in excess of $100,000, (a) none of the Business Entities is in default under or in breach of or is otherwise delinquent in performance under any such Contract, and, to the actual knowledge of the Sellers, no event has occurred that, with notice or lapse of time, or both, would constitute such a default, (b) to the actual knowledge of the Sellers, each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and, to the actual knowledge of the Sellers, no event has occurred that, with notice or lapse of time, or both, would constitute such a default, and (c) there are no disputes pending or, to the actual knowledge of the Sellers, threatened in writing with respect to any such Contracts. As of the date hereof, no party to any of such Contracts has exercised any termination rights with respect thereto and to the actual knowledge of the Sellers, no party to any such Contract had indicated any intention to terminate, allow to lapse or fail to renew any such Contract. The Business Entities will transfer to the Purchasers at the Closing all of their respective rights as of the Closing under all Contracts related to the Business (other than the Excluded Assets, the Excluded Liabilities, and Contracts to which no Business Entities other than the Purchased Subsidiaries are parties), free and clear of all Encumbrances other than Permitted Encumbrances.

     Section 3.17     Employees/Labor.

3.17.1 Section 3.17.1 of the Sellers’ Disclosure Schedule sets forth a true and complete list showing (a) the name, title, hire date, current annual salary or wage rate, commission and incentive compensation (as applicable), status (full or part-time, active or inactive, whether as a result of a leave of absence or disability and specifying workers compensation, long-term or short-term) of each Business Employee as of the date hereof and (b) each Employment Agreement. The Sellers and the Purchased Subsidiaries have delivered to or made available in the Data Room to Reuters true, correct and complete copies of each Employment Agreement (other than offer letters) and each offer letter with respect to employees with base compensation in excess of $150,000 listed in Section 3.17.1 of the Sellers’ Disclosure Schedule.

3.17.2 Except as set forth in Section 3.17.2 of the Sellers’ Disclosure Schedule, neither the Sellers nor any of the Purchased Subsidiaries are a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Sellers or any of the Purchased Subsidiaries. The Sellers and the Purchased Subsidiaries have delivered to or made available in the Data Room to Reuters true, correct and complete copies of the labor or collective bargaining agreements listed in Section 3.17.2 of the Sellers’ Disclosure Schedule, together with all amendments, modifications or supplements thereto.

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3.17.3 Except as set forth in Section 3.17.3 of the Sellers’ Disclosure Schedule, no Business Employees are represented by any labor organization. No labor organization or group of employees of the Sellers or any of the Purchased Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Sellers, threatened in writing to be brought or filed, with the National Labor Relations Board or other U.S. or non-U.S. labor relations tribunal. There is no organizing activity involving the Sellers or any of the Purchased Subsidiaries pending or, to the Knowledge of the Sellers, threatened in writing by any labor organization or group of employees of the Sellers or any of the Purchased Subsidiaries.

3.17.4 There are no (a) strikes, work stoppages, slowdowns, lockouts or arbitrations or (b) material grievances or other labor disputes pending or, to the Knowledge of the Sellers, threatened against or involving the Sellers or any of the Purchased Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Sellers, threatened by or on behalf of any employee or group of employees of the Sellers or any of the Purchased Subsidiaries.

3.17.5 Except as set forth in Section 3.17.5 of the Sellers’ Disclosure Schedule, there are no complaints, charges or claims against the Sellers or any of the Purchased Subsidiaries pending or, to the Knowledge of the Sellers, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Sellers or any of the Purchased Subsidiaries, of any individual. Except as contemplated pursuant to this Agreement (including as set forth in Section 6.3 of the Sellers’ Disclosure Schedule and Exhibit XII attached hereto) or as approved by the Purchasers, each of the Sellers and the Purchased Subsidiaries is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN Act and any similar state or local “mass layoff” or “plant closing” Laws, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Sellers or any of the Purchased Subsidiaries within the six months prior to Closing (without giving effect to any action taken after the Closing), and the Sellers and the Purchased Subsidiaries do not reasonably expect to incur any liability under the WARN Act with respect to actions taken or not taken prior to the Closing (without giving effect to any action taken or not taken by the Purchasers following the Closing).

Section 3.18 Permits; Compliance. Each of the Business Entities is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders from Governmental Authorities necessary to own, lease and operate its properties and to carry on its business

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as it is now being conducted (collectively, the “Permits”). Section 3.18 of the Sellers’ Disclosure Schedule contains a list of all Permits. There is no material Action pending, or, to the Knowledge of the Sellers, threatened in writing, regarding any of the Permits and each such Permit is in full force and effect. The Business Entities are not in conflict with, or in default with, or in violation of (or would be in default with the giving of notice, the passage of time, or both), in any respect, any term, condition or provision of any of the Permits, except for conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to materially interfere with the operations of the Business or result in Damages in excess of $250,000.

Section 3.19 Real Property.

3.19.1 None of the Business Entities owns any real property. Section 3.19.1 of the Sellers’ Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Business Entities in connection with the Business (individually, a “Real Property Lease” and the real properties specified in such leases, being referred to herein collectively as the “Seller Properties”) as lessee, sublessee or sublessor. The Seller Properties constitute all interests in real property currently used or currently held for use in connection with the Business by the Business Entities and which are necessary for the continued operation of the Business as currently conducted. All of the Seller Properties, buildings, fixtures and improvements thereon leased by the Business Entities are in satisfactory operating condition and repair (subject to normal wear and tear and ordinary maintenance requirements). The Business Entities have delivered or otherwise made available in the Data Room to Reuters true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements thereto.

3.19.2 The Business Entities have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.19.3 The Sellers have not received notice of any threatened condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and none of the Business Entities has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

3.19.4 None of the Business Entities has received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

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3.19.5 None of the Business Entities owns or holds, or is obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

Section 3.20 Accounts and Notes Receivable and Payable.
3.20.1 All accounts and notes receivable relating to the Business have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. None of the accounts or the notes receivable relating to the business (i) to the Knowledge of the Sellers, is subject to any setoffs or counterclaims or (ii) represents obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

3.20.2 All accounts payable of the Business Entities relating to the Business reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

Section 3.21 Related Party Transactions.

3.21.1 Except as set forth in Section 3.21 of the Sellers’ Disclosure Schedule, none of the Business Entities or any of their respective directors, officers or senior managers is a party to any Contract with any of the Business Entities.

3.21.2 Each material Contract between the Business Entities, on the one hand, and any Affiliate of the Business Entities (other than Contracts between the Purchased Subsidiaries) or any director, officer or employee of the Business Entities, on the other hand, is listed in Section 3.21 of the Sellers’ Disclosure Schedule, and MTH has furnished or made available in the Data Room to Reuters complete and correct copies of (x) all such material Contracts, together with all amendments, modifications or supplements thereto, and all such copies represent exactly the executed and binding content of such material Contracts regardless of whether the copy provided bore signatures or not and (y) all material written correspondence concerning such Contracts that affect the terms or interpretation thereof.

Section 3.22 Customer Contracts. Except as set forth in Section 3.22 of the Sellers’ Disclosure Schedules, as of the date hereof, none of the Business’ top 50 customers excluding any Distributor (based on revenue for the fiscal year ending December 31, 2003) has terminated or, to the Knowledge of the Sellers, threatened in writing to terminate its relationship with the Business Entities or materially reduced or changed the pricing or other terms of its business with any of the Business Entities. To the extent such customers are parties to Contracts involving revenues in excess of $50,000 per annum with any of the Business Entities (the “Customer Contracts”), each such Customer Contract (a) is legal, valid, binding and enforceable against (i) the applicable Business Entity party thereto and (ii) to the actual knowledge of the Sellers,

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the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) is in full force and effect in respect of the applicable Business Entity party thereto and, to the actual knowledge of the Sellers, in respect of each of the other parties thereto. None of the Business Entities is in default under or in breach of any such Customer Contract, and, to the Knowledge of the Sellers, no event has occurred that, with notice or lapse of time, or both, would constitute such a default. To the Knowledge of the Sellers, each of the other parties thereto has performed in all material respects all of the obligations required to be performed by it under, and is not in default under, any such Customer Contract and, to the Knowledge of the Sellers, no event has occurred that, with notice or lapse of time, or both, would constitute such a default. There are no material disputes pending or, to the Knowledge of the Sellers, threatened in writing with respect to any such Customer Contracts. As of the date hereof, no party to any of such Customer Contracts has exercised any termination rights with respect thereto.

Section 3.23 Content and Data Providers. Except as set forth in Section 3.23 of the Sellers’ Disclosure Schedule, as of the date hereof, there are no pending audits or other investigations or Actions commenced by or on behalf of any Data Provider that would reasonably be expected to result (i) in any of the Business Entities making a payment to such Data Provider or (ii) in a finding that a Business Entity owes such Data Provider any additional fees or payments, in each case, in an amount greater than $100,000.

Section 3.24 Insurance. Section 3.24 of the Sellers’ Disclosure Schedule contains an accurate and complete list of all insurance policies and all fidelity bonds held by the Business Entities setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as otherwise disclosed in such Section of such Schedule, such current insurance policies are in full force and effect.

Section 3.25 Investigation by MTH; Financial Capability. MTH has conducted its own evaluation of SAVVIS Communications Corporation (“SAVVIS”) and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the SAVVIS Stock. MTH confirms that SAVVIS has made available to MTH the opportunity to ask questions of the officers and management employees of SAVVIS and to acquire additional information about the business and financial condition of SAVVIS. MTH is acquiring the SAVVIS Stock for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such stock. MTH agrees that the SAVVIS Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

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Section 3.26 Banks. Section 3.26 of the Sellers’ Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Sellers or any of the Purchased Subsidiaries have accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on such Section of such Schedule, no Person holds a power of attorney to act on behalf of the Sellers or any of the Purchased Subsidiaries.

Section 3.27 Migration Limitations. Except as set forth in Section 3.27 of the Sellers’ Disclosure Schedule, none of the Material Customer Contracts, nor any other customer Contract between the Business Entities, on the one hand, and customers of the Business, on the other hand, that are contained in the Data Room, excluding any Contracts with any Distributor, contains an obligation of any of the Business Entities to provide any product or service or provide support to any product or service that cannot either (a) be terminated on or before January 1, 2007 by such Business Entity without any liability to the customer as a result thereof or (b) be satisfied by the relevant Business Entity (or, following the Closing, the Purchased Subsidiaries, Purchasers and/or their Affiliates) providing a reasonably comparable product or service in substitution therefor on or before January 1, 2007 (an obligation of nature that cannot be terminated or satisfied as described in clause (a) or (b) above being referred to as a “Migration Limitation”). Except as set forth in Section 3.27 of the Sellers’ Disclosure Schedule, to the Knowledge of the Sellers, none of the customer Contracts between the Business Entities, on the one hand, and customers of the Business, on the other hand, that relate to the provision of the products “Trading Room Systems” or “TRS”, “Telerate Connect” or similar services contain any Migration Limitation.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF OEP

          Except as set forth in the OEP Disclosure Schedule arranged in Sections corresponding to the Sections contained in this Article IV (it being understood that disclosure in one Section of the OEP Disclosure Schedule of any fact or circumstance shall be deemed to be disclosure of such fact or circumstance in another Section or Sections of the OEP Disclosure Schedule to the extent that the relevance of such fact or circumstance to such other Section or Sections is readily apparent solely from the content of such disclosure), OEP hereby makes the representations and warranties to the Purchasers set forth in this Article IV.

Section 4.1 Organization and Standing. OEP is (a) a limited liability company duly organized, validly existing and duly qualified or licensed and in good standing, if applicable, under the Laws of the state or jurisdiction of its organization with full limited liability company power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified, authorized or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be authorized or licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of OEP to perform its obligations hereunder.

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Section 4.2 Corporate Power and Authority. OEP has all requisite limited liability company power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by OEP have been duly authorized by all necessary action on the part of OEP. This Agreement has been duly and validly executed and delivered by OEP and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of OEP, enforceable against OEP in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Conflicts; Consents and Approvals. Except, in the case of Sections 4.3.3, 4.3.4 and 4.3.5, for actions, consents, waivers, orders, permits, authorizations, approvals, reviews, registrations or filings not obtained, made or given or violations that, individually or in the aggregate, would not reasonably be expected to be material, neither the execution and delivery by OEP of this Agreement, nor the consummation of the transactions contemplated hereby, nor performance by OEP of its obligations herein, will:

4.3.1 conflict with, or result in a breach of any provision of, the organizational documents of OEP;

4.3.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with or without the giving of notice, the passage of time or otherwise, would constitute a default) under, or result in the creation of any Encumbrance upon any of the properties or assets of OEP under any of the terms, conditions or provisions of (a) any Contract to which OEP is a party or to which any of its properties or assets may be bound, or (b) any permit, registration, approval, license or other authorization or filing to which OEP is subject or to which any of its properties or assets may be subject;

4.3.3 require any action, consent, waiver, order, permit, authorization or approval of, or review by, or registration or filing by OEP with, any non-governmental third party;

4.3.4 violate any order, writ, or injunction, or any material decree, or material Law applicable to OEP or any of its properties or assets; or

4.3.5 require any action, consent, waiver, order, permit, authorization or approval of, or review by, or registration or filing by OEP with, any Governmental Authority, other than actions required by or taken in accordance with the Antitrust Laws set forth in Section 3.4.5 of the Sellers’ Disclosure Schedule.

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Section 4.4 Litigation. As of the date hereof, there are no Actions against OEP pending, or to the knowledge of OEP threatened in writing, that are reasonably likely to prohibit or restrain the ability of OEP to perform its obligations hereunder.

Section 4.5 Brokerage and Finders’ Fees. In connection with the transactions contemplated by this Agreement, neither OEP, nor any of its respective partners, officers or employees, has incurred, or will incur, any brokerage, finders’, financial advisor or similar fee for which any Business Entity is or will be liable.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF REUTERS

          Except as set forth in the Reuters Disclosure Schedule arranged in Sections corresponding to the Sections contained in this Article V (it being understood that disclosure in one Section of the Reuters Disclosure Schedule of any fact or circumstance shall be deemed to be disclosure of such fact or circumstance in another Section or Sections of the Reuters Disclosure Schedule to the extent that the relevance of such fact or circumstance to such other Section or Sections is readily apparent solely from the content of such disclosure), Reuters hereby makes the representations and warranties to the Sellers set forth in this Article V.

Section 5.1 Organization and Standing. Each of the Purchasers is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing, if applicable, under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified, authorized or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be authorized or licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchasers to consummate the transactions contemplated hereby.

Section 5.2 Corporate Power and Authority. Each of the Purchasers has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the Purchasers which will be a party to the Ancillary Agreements has all requisite corporate or other power, as the case may be, and authority to execute and deliver the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Reuters and if applicable, its Affiliates which are a party to such agreements, and the consummation by Reuters and such Persons of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Reuters and each such Person. This Agreement and the Ancillary Agreements have been (or, as the case may be, will be upon execution) duly and validly executed and delivered by the Purchasers and, if applicable, their Affiliates which are a party to such agreements and (assuming the due authorization,

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execution and delivery by the other parties hereto and thereto) constitutes (or, as the case may be, will constitute upon execution) a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 Ownership and Transfer of Shares. RSA is the record and beneficial owner of the SAVVIS Stock, free and clear of any and all Encumbrances. RSA has the corporate power and authority to sell, transfer, assign and deliver such SAVVIS Stock as provided in this Agreement, and such delivery will convey to MTH good and marketable title to such SAVVIS Stock, free and clear of any and all Encumbrances. Other than as set forth in publicly available documents filed with the Securities and Exchange Commission prior to the date hereof, there are no (a) outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities (i) requiring the sale, transfer, repurchase, redemption or other acquisition of any of the shares of the SAVVIS Stock, (ii) restricting the transfer of any of the shares of the SAVVIS Stock, or (iii) relating to the voting of any of the shares of the SAVVIS Stock or (b) any agreements, arrangements or understandings between Reuters and its Affiliates, on the one hand, and SAVVIS and its Affiliates, on the other hand, regarding the SAVVIS Stock or any rights or obligations relating thereto.

Section 5.4 Conflicts; Consents and Approvals. Except, in the case of Sections 5.4.3, 5.4.4 and 5.4.5, for actions, consents, waivers, orders, permits, authorizations, approvals, reviews, registrations or filings not obtained, made or given or violations that, individually or in the aggregate, would not reasonably be expected to be material, neither the execution and delivery by the Purchasers and, if applicable, their Affiliates that are parties to the Ancillary Agreements, of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Persons with the terms herein and therein, will:

5.4.1 conflict with, or result in a breach of any provision of, the organizational documents of (a) the Purchasers or (b) any of their Affiliates which are a party to the Ancillary Agreements;

5.4.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with or without the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with or without the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any loss of a material benefit or obligation to make a payment under, or to any increased, additional or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchasers or any of their Affiliates under any of the terms, conditions or provisions of (a) any Contract to which any Purchaser or any of its Affiliates is a party or to which any of

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their respective properties or assets may be bound, or (b) any permit, registration, approval, license or other authorization or filing to which any Purchaser or any of its Affiliates is subject or to which any of their respective properties or assets may be subject;

5.4.3 require any consent, waiver, authorization or approval of, any non-governmental third party;

5.4.4 violate in any material respect any order, writ, or injunction, or any material decree, or material Law applicable to the Purchasers or any of their respective properties or assets; or

5.4.5 require any action, consent, waiver, order, permit, authorization or approval of, or review by, or registration or filing by the Purchasers or any of their respective Affiliates with, any Governmental Authority, other than (a) actions required by or taken in accordance with the Antitrust Laws set forth in Section 5.4.5 of the Reuters Disclosure Schedule and (b) the actions, consents and approvals of, reviews by, or registrations or filings with, Governmental Authorities set forth in Section 5.4.5 of the Reuters Disclosure Schedule or as may be required due solely to the regulatory status of the Purchased Subsidiaries or the other Business Entities.

Section 5.5 Litigation. There are no Actions pending or, to the knowledge of Reuters, threatened in writing, that are reasonably likely to prohibit or restrain the ability of the Purchasers and their Affiliates to enter into this Agreement or any Ancillary Agreement or consummate the transactions contemplated hereby or thereby.

Section 5.6 Brokerage and Finders’ Fees. Except for ABN AMRO Incorporated, whose fees will be paid by Reuters, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements neither the Purchasers nor their Affiliates, nor any of their respective stockholders, directors, officers or employees, has incurred, or will incur, any brokerage, finders’, financial advisor or similar fee for which any Business Entity is or will be liable.

Section 5.7 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, none of the Business Entities nor any other Person has made any representation or warranty (whether express or implied) on behalf of any Business Entity, any of their respective Affiliates or any of their respective employees, agents or representatives regarding the Business or otherwise (or the value thereof) or the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.8 Investigation by the Purchasers. Each of the Purchasers has conducted its own evaluation of the Business and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Business. The Purchasers confirm that the Sellers have made available to the Purchasers the opportunity to ask questions of the officers and management

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employees of the Business and to acquire additional information about the business and financial condition of the Business. No investigation by the Purchasers prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Business Entities contained in this Agreement or the Ancillary Agreements. The Purchasers are acquiring the Purchased Subsidiaries Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such stock.

ARTICLE VI COVENANTS AND AGREEMENTS

Section 6.1 General. Except as otherwise expressly provided in this Agreement, each of the parties will use all commercially reasonable efforts in good faith to take or cause to be taken, as promptly as practicable, all actions and to do or cause to be done, as promptly as practicable, all things necessary, proper, or advisable in order to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII below and including the execution of documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated hereby). Except as expressly contemplated by this Agreement or the Ancillary Agreements, each of the parties shall not take any action with the intent of, and which has the effect of, adversely affecting the ability of itself or the other parties to consummate the transactions contemplated by this Agreement.

Section 6.2 Access and Information. Prior to the Closing and subject to Section 1.5 hereof, the Sellers will (a) permit authorized representatives of Reuters to have reasonable access during normal business hours and upon reasonable advance notice to all premises, properties, personnel, books, records, contracts, commitments, independent accountants, reports of examination and documents of or pertaining to each portion of the Business as may be necessary to permit Reuters (or its authorized representatives) to, at their sole expense, make or cause to be made (i) extracts and copies of such information and (ii) investigations of any portion of the Business as Reuters reasonably requests in connection with the consummation of the transactions contemplated by this Agreement, (b) furnish or cause to be furnished to Reuters such financial and operating data and all other available information relating to the Business as Reuters may reasonably request from time to time, (c) request their respective accountants (subject to the execution by Reuters of such documents as shall be reasonably requested by such accountants) to furnish to Reuters and its Representatives reasonable access to all work papers relating to any portion of the Business for any of the periods covered by any Financial Statements delivered to Reuters pursuant to this Agreement and (d) cooperate fully, and cause their respective Representatives to cooperate fully, with any such review, investigation and information requests. No investigation by Reuters prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained herein.

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Section 6.3 Conduct of Business.
6.3.1 Each of the Sellers covenants and agrees that, from and after the date hereof until the Closing, except (a) for entering into and performing this Agreement and the Ancillary Agreements, (b) as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, (c) as required by applicable Law, (d) as relates solely to the Excluded Assets or Excluded Liabilities or (e) as set forth in Section 6.3 of the Sellers’ Disclosure Schedule, it shall, and shall cause its respective Subsidiaries to, (i) conduct the Business only in the Ordinary Course of Business, and (ii) use all commercially reasonable efforts to:

6.3.1.1 preserve and maintain (A) the present business, operations, organization (including management and the sales force) and goodwill of the Business Entities, (B) the present relationships with Persons having business dealings with the Business Entities (including customers, suppliers, licensors, licensees, and contractors) in connection with the operation of the Business, (C) all of the material assets, properties, physical facilities, working conditions and business processes of the Business Entities in their current condition, ordinary wear and tear excepted, (D) insurance upon all of the material assets and properties of the Business Entities in such amounts and of such kinds comparable in all material respects to that in effect on the date of this Agreement, and (E) the books, accounts and records of the Business Entities, in each case, in the Ordinary Course of Business;

6.3.1.2 continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business, and to promptly pay and discharge all current liabilities of any material portion of the Business in the Ordinary Course of Business;

6.3.1.3 comply in all material respects with (A) all applicable Laws and (B) all material contractual and other material obligations applicable to the operation of the Business Entities.

6.3.2 Except (a) for entering into and performing this Agreement and the Ancillary Agreements, (b) as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, (c) as required by applicable Law or (d) as set forth in Section 6.3.2 of the Sellers’ Disclosure Schedule, from and after the date hereof until the Closing, without the prior written consent of Reuters (which consent shall not be unreasonably withheld or delayed), the Sellers shall not, and shall cause the Business Entities not to, with respect to the Business, the Transferred Assets, the Transferred Liabilities and the Purchased Subsidiaries:

6.3.2.1 (A) increase the level of compensation of any employee or contract consultant of the Business Entities with a yearly salary or other compensation of at least $150,000, other than normal periodic increases in the Ordinary Course of Business not in excess of a 15% increase over such employee’s or contract consultant’s yearly salary, provided, that such increases are made only for merit recognition or retention purposes, shall not be broad-based or general in nature, and do not in the

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aggregate exceed 6% of the sum of all of the yearly salaries or other compensation of such employees and contract consultants, (B) increase, in any material respect, the annual level of compensation payable or to become payable by the Business Entities to any of their respective directors, executives or officers, (C) grant any material unusual or extraordinary bonus, benefit or other direct or indirect additional value payable by any MTH Subsidiary to any employee, director, executive, officer, consultant or other representative (excluding any transaction bonus or contingent payment based on the outcome of the transactions contemplated by this Agreement), (D) increase, in any material respect, the coverage or benefits available under any (or create any new) plan, agreement, arrangement or other form of commitment relating to severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, or pension made to, for, or with any representative of any Business Entity or otherwise materially modify or amend or terminate any such plan or arrangement, (E) enter into any material employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such material agreement) to which any MTH Subsidiary is a party and (F) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any material liability to any labor organization;

6.3.2.2 (A) make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (B) except as may be required by applicable Law or GAAP, make any material change to any accounting or Tax reporting method, practice or policy or (C) become a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written);

6.3.2.3 (A) acquire any material properties or assets or (B) sell, assign, license, transfer, convey, lease, pledge, mortgage, dispose of, subject to any Encumbrance or otherwise encumber (except for Permitted Encumbrances) any of the material properties or assets (whether tangible or intangible) of the Business Entities, other than licenses in the Ordinary Course of Business and capital expenditures made in the Ordinary Course of Business;

6.3.2.4 enter into or agree to enter into any (A) merger or consolidation with, any other Person, (B) agreement to engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person (other than any other Business Entity), (C) agreement containing covenants that require any of the Business Entities not to compete in any line of business or with any Person in any geographic area or otherwise materially restrict any Business Entity from operating its business in any region, (D) agreement to purchase substantially all or a material portion of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, joint venture corporation or other business organization or division thereof, or (E) any settlement or release with respect to any material Action or Claim with respect to the Business or (F) any intercompany or Affiliate agreements (other than among the Business Entities);

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6.3.2.5 declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of the Business Entities or any repurchase, redemption or other acquisition by any of the Business Entities of any outstanding shares of capital stock or other securities of, or other ownership interest in, any of the Business Entities, except for such declarations, setting asides, payments, repurchases, redemptions and acquisitions made among the Business Entities wholly owned, directly or indirectly, by MTH;

6.3.2.6 (A) materially modify, restate, supplement, materially amend, release, enter into, terminate, assign, extend, waive any material right under, assign or otherwise materially change any material right under, or discharge any other party thereunder of any of their obligations under (collectively, “Materially Modify”), any Contract set forth or required to be set forth in Section 3.16 of the Sellers’ Disclosure Schedule, (B) enter into any Contracts that if in existence on the date hereof, would have been required to be listed in Section 3.16 of the Sellers’ Disclosure Schedule, (C) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business or (D) enter into or extend (other than to the extent any such Contracts extend by operation of their existing terms for not more than two (2) years) any Contracts with customers of the Business that contain any Migration Limitation; provided, however, that the Business Entities may, in the Ordinary Course of Business, Materially Modify (1) Contracts with customers of the Business if, and only if, such Contracts would not be required to be disclosed pursuant to any clause of Section 3.16 or any other provision of Article III other than Sections 3.6(d), 3.11.5, 3.16(a), 3.16(j), 3.16(k), 3.16(t) and 3.16(u), and such action is not otherwise prohibited by the terms of this Agreement, (2) Contracts that would be required to be listed in Section 3.16(e) of the Sellers’ Disclosure Schedule if in existence or so extended, as the case may be, on the date hereof if, and only if, all such Contracts (x) shall be satisfied prior to or at the Closing and (y) would not be required to be disclosed pursuant to any clause of Section 3.16 or any other provision of Article III other than Sections 3.6(a) and 3.16(e), and such action is not otherwise prohibited by the terms of this Agreement, and (3) Contracts with Data Providers that if Materially Modified on the date hereof would be required to be listed in Section 3.16(p) of the Sellers’ Disclosure Schedule solely because such Contracts contain restrictions on the ability of one or more Business Entities to acquire or display content from other third parties if, and only if, (x) such restrictions apply exclusively to content acquired for or displayed on systems operated by the Business Entities, and would not restrict content acquired for or displayed on any other systems operated by the Purchasers or their Affiliates after the Closing and (y) such Contracts would not be required to be disclosed under any clause of Section 3.16 or any other provision of Article III other than Sections 3.6(d), 3.11.4 (only to the extent such Contract would be required to be disclosed as a Pre-Existing Intellectual Property License), 3.16(k) and 3.16(p), and such action is not otherwise prohibited by the terms of this Agreement;

6.3.2.7 issue, deliver, sell, pledge or otherwise encumber any shares of capital stock of any Business Entity or issue or grant any subscriptions, options, calls or rights to acquire, warrants, convertible securities or other agreements or commitments to issue, or enter into any Contracts obligating any Business Entity to issue or transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares;

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6.3.2.8 amend the certificate of incorporation (or comparable organizational documents) or by-laws of any Purchased Subsidiary in any manner, or of any other Business Entity in a manner that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

6.3.2.9 materially reduce or restructure the work force of the Business Entities, taken as a whole;

6.3.2.10 modify, amend or extend any Contract or enter into any new Contract with any Distributor or other Person with respect to the distribution of any products, services or data of the Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute, sell or otherwise serve as an agent for such products or services) other than extensions (for a length of time ending within one year of the date of the relevant extension) of existing Contracts with Distributors required in connection with, and necessary to, the operation of the Business;

6.3.2.11 agree, commit or promise to take or authorize any action that is prohibited by this Section 6.3.2.

Section 6.4 Closing Documents. Each party shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered, to the appropriate Person, the documents or instruments described in this Agreement to be delivered by such party prior to or at the Closing.

Section 6.5 Consents; Further Assurances.

6.5.1 The Sellers and OEP shall, and shall cause the Business Entities to, use all commercially reasonable efforts, and Reuters shall cooperate with such efforts, to take, or cause to be taken, all actions, and to obtain, or cause to be obtained, the authorizations, approvals, orders, licenses, permits, franchises or consents of all third parties or Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement. The Purchasers shall, and shall cause their Affiliates to, use all commercially reasonable efforts, and the Sellers and OEP shall cooperate with such efforts, to take, or cause to be taken, all actions, and to obtain, or cause to be obtained, the authorizations, approvals, orders, licenses, permits, franchises or consents of all third parties or Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

6.5.2 From time to time, whether before, at or following the Closing, each of Reuters and the Sellers shall, and, in each case, shall cause their respective Affiliates to, make all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, (A) to assure fully to

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the Purchasers and their successors or permitted assigns that all of Transferred Assets and Transferred Liabilities intended to be conveyed to or assumed by the Purchasers under this Agreement and (B) to assure fully to the Sellers, and their respective successors and permitted assigns, the maintenance by the Sellers of the Excluded Assets and the assumption by the Purchasers of the Transferred Liabilities intended to be assumed by the Purchasers under this Agreement, and to otherwise make effective as promptly as practicable the transactions contemplated herein. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Transferred Asset, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Sellers and OEP shall use all commercially reasonable efforts to cooperate with Reuters at its request in endeavoring to obtain such consents promptly. The Purchasers shall use all commercially reasonable efforts to cooperate with the Sellers and OEP at their request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Sellers in trust for the Purchasers and the covenants and obligations thereunder shall be performed by the Purchasers in the Sellers’ names and all benefits and obligations existing thereunder shall be for Purchasers’ account. The Sellers shall use commercially reasonable efforts to take or cause to be taken at the Sellers’ expense such actions in their names or otherwise as Reuters may reasonably request so as to provide the Purchasers with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Sellers shall promptly pay over to the applicable Purchaser all money or other consideration received by them in respect of all Nonassignable Assets. As of and from the Closing Date, the Sellers on behalf of themselves authorize the Purchasers, to the extent permitted by applicable Law and the terms of the Nonassignable Assets to perform all the obligations and receive all the benefits of the Sellers under the Nonassignable Assets, and the Sellers appoint the applicable Purchaser their attorney-in-fact to act on behalf of the Sellers with respect thereto. In addition to the foregoing, the Sellers shall use commercially reasonable efforts to take or cause to be taken such other actions as may be reasonably requested by the Purchasers to put in place alternative arrangements, contractual or otherwise, that provide more effectively to the Purchasers the benefits of the Nonassignable Assets or otherwise address the impact of the failure to obtain the consent of any third party.

6.5.3 The Sellers shall, and shall cause their respective Subsidiaries to, use all commercially reasonable efforts to cause the Permits to be transferred to the Purchasers or, if any such Permits are not transferable, the Sellers shall assist the Purchasers in obtaining new Permits so that the Purchasers may operate each portion of the Business as of the Closing Date in compliance with applicable Laws, including Environmental Laws.

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6.5.4 Subject to applicable Law, the Business Entities shall reasonably cooperate with the Purchasers throughout the period from the date hereof to the Closing Date in making preparations for the integration of the Business with the Purchasers’ operations, including to ensure continued operations of the Business Entities for the benefit of the Sellers’ customers, discussions with Distributors regarding relationships following the Closing and assessing and communicating with the Business Employees, and otherwise reasonably cooperate with the Purchasers and take such actions as may be reasonably requested by the Purchasers in order to effect an orderly transfer of the Business and integration of the Business with the Purchasers’ operations with a minimum of disruption to the Business, the Business Employees and the Purchasers’ operations and employees.

Section 6.6 Regulatory Approvals. Each of the Purchasers, the Sellers and OEP shall (a) use commercially reasonable efforts to make or cause to be made (i) all filings required of each of them or any of their respective Subsidiaries or Affiliates under the Antitrust Laws, (ii) an application for clearance, filing or informal notification under the Antitrust Laws in each of the jurisdictions listed in Parts A and B of Exhibit XIV, subject to any agreement between the Purchasers and the Sellers that any such applications, filings or notifications will not be required, and (iii) a draft Form RS seeking a referral to the European Commission, with respect to the transactions contemplated hereby as promptly as practicable (it being agreed, however, that in the interests of achieving consistency in the event that the referral to the European Commission is successful, applications, filings and notifications other than the Form RS and a filing under the HSR Act will not be required to be made prior to the filing of the Form CO), no later than any deadline required by applicable Law in the case of all filings required under the Antitrust Laws and, with respect to the filing under the HSR Act and the draft Form RS only, no later than thirty (30) days after the date of this Agreement, subject to reasonable extensions, if mutually consented to by the parties, which consent shall not be unreasonably delayed or denied, (b) comply at the earliest practicable date with any request under the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from any Governmental Authority in respect of such filings or application or such transactions, subject to reasonable attempts to modify the scope of any such request, including, with respect to a formal request for additional information from the U.S. Department of Justice or the U.S. Federal Trade Commission, using all reasonable efforts to substantially comply within four months from the date of such request (it being understood that failure to substantially comply within such four-month period will not in and of itself constitute a breach of this Agreement) and (c) cooperate with each other in connection with any such filing or application (including, to the extent permitted by applicable Law, providing copies of all such documents to the outside antitrust counsel of the non-notifying parties prior to the submission of the filing or application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authorities under any Antitrust Laws with respect to any such filing or application or any such transaction. Each of the Purchasers, the Sellers and OEP shall use all commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated

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by this Agreement. Each of the Purchasers, the Sellers and OEP shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or applications or any such transaction. No party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only); provided, that the Sellers, OEP and their counsel shall not be permitted to address or respond with respect to any of the issues described in Section 6.6.2 without the prior consent of the Purchasers, which consent may be given or withheld in the sole discretion of the Purchasers, unless the Sellers, OEP and their counsel are compelled to so address or respond by judicial or administrative process or by other requirements of Law or Governmental Authorities. Each of the Sellers and OEP, on the one hand, and the Purchasers, on the other hand, may initiate any such meeting or discussion after fully consulting with the other in good faith with the object of reaching agreement on the content, purpose and strategy of such meeting or discussion and subject to including the other as set forth above; provided, that neither the Sellers nor OEP may initiate a meeting or discussion regarding any of the issues described in Section 6.6.2. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Sellers’ and OEP’s or the Purchasers’ outside antitrust counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “outside counsel only” or “outside antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient or in the case of outside antitrust counsel only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel or outside antitrust counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials of the Purchasers, the Sellers or OEP (as the case may be). The Purchasers shall be responsible for all filing and similar fees, and the Purchasers and the Sellers shall each be responsible for one-half of the fees of experts jointly retained by the parties.

6.6.1 Each of the Purchasers, the Sellers and OEP shall use all commercially reasonable efforts to resolve the objections, if any, that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Antitrust Laws. Each of the Purchasers, the Sellers and OEP shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In the event that any Governmental Authority institutes any Action challenging any transaction contemplated by this Agreement as a violation of any Antitrust Law, or decides not to give any consent, approval or clearance necessary

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for completion of the transactions contemplated hereby, each of the parties shall be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Authority in connection with any such Action only if they conclude, in their reasonable discretion, it is more likely than not that the parties will be successful in overturning or rendering ineffective any such Action. In the event any party contests any such Action described in the preceding sentence, the other parties shall reasonably cooperate with such contesting party in connection therewith.

6.6.2 Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Purchasers nor their Affiliates and Subsidiaries shall be required in connection with the execution and performance of this Agreement (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets or agree to any condition, restraint, or limitation relating to their ability to freely own or operate all or a portion of the respective businesses or assets, (ii) to hold separate (including by trust or otherwise) or divest any of the Transferred Assets or the Purchased Subsidiaries or any assets thereof, (iii) to agree to any limitation relating to their ability to operate or conduct the Business, or (iv) to alter in any way the Purchasers’ business, (b) neither the Purchasers nor their Affiliates or Subsidiaries shall be required to waive any of the conditions to this Agreement set forth in Article VII, and (c) in connection with seeking clearance or approval from any Governmental Authority, neither the Sellers nor their respective Affiliates or Subsidiaries shall, without the Purchasers’ prior written consent in the Purchasers’ sole discretion, commit to any divestiture transaction, or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits the Purchasers’ freedom of action with respect to, or the Purchasers’ ability to retain any of the businesses, product lines or assets of, the Business or otherwise receive the full benefits of this Agreement.

Section 6.7 Notification by the Parties. Each party hereto shall use all commercially reasonable efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact, circumstance or event that would cause (i) any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (nor shall any information provided pursuant to Section 6.2) be considered in determining whether any representation or warranty is true for purposes of Article VII. Any failure to provide or delay in providing any such notification shall not be deemed to be a breach of a covenant for purposes of Article VII, and if such notice relates or would have related to any breach or inaccuracy of any representation or warranty made in this Agreement, such failure or delay shall not be deemed to be a breach of a covenant or obligation for purposes of Article IX, except to the extent that such failure or delay shall have actually prejudiced and adversely affected the party or parties entitled to such notification under this Section 6.7.

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Section 6.8 Employees and Employee Benefits.

6.8.1 Reuters shall, or shall cause one of its Affiliates to, (i) continue the employ of each Business Employee employed immediately prior to the Closing by a Purchased Subsidiary, (ii) transfer the employment of each other Business Employee in accordance with any applicable law requiring such transfer, and (iii) offer employment to each other Business Employee not otherwise described in (i) and (ii), other than any such Business Employees who are identified to the Sellers in writing by Reuters at least twenty (20) Business Days prior to the Closing Date (unless a longer period of notice would be required in order to permit such termination prior to the Closing without violating applicable Law or a longer period would otherwise reasonably be necessary in light of the number of or locations of the Business Employees to be terminated prior to the Closing). The Sellers agree to terminate, prior to the Closing, the employment of each Business Employee so identified in writing to the Sellers by Reuters; provided, that (i) the Sellers only shall be obligated to use commercially reasonable efforts to effect any such terminations, (ii) Reuters shall provide sufficient funds to MTH to effect any such terminations in the event MTH determines in its reasonable discretion that such additional funds are necessary to comply with Reuters’ request to effect terminations, and provided, further, that the Sellers shall promptly return any such funds which ultimately are not necessary to effect such terminations, and (iii) Reuters shall indemnify and hold harmless the Sellers for any and all Liabilities related to the Severance Benefits of any Business Employee so identified to the Sellers, except that nothing herein shall relieve the Sellers from any Liability they may have hereunder with respect to the breach of any representation, warranty or covenant of the Sellers set forth herein. Reuters or its Affiliates shall employ (or offer to employ) such Business Employees on such terms and conditions as Reuters shall determine, subject to applicable law and subject to any Employment Agreement, including any Employment Agreement that is assigned pursuant to Section 6.8.2. Reuters shall be responsible for any and all Liabilities related to or in respect of the employment of any Business Employee or Former Business Employee, whether or not attributable to pre-Closing periods, including obligations of any of the Sellers or any of the Purchased Subsidiaries to provide Severance Benefits by reason of termination of employment prior to, following, or in connection with the Closing, and COBRA Coverage for Business Employees, Former Business Employees and their dependents and beneficiaries; provided, that with respect to Severance Benefits resulting from terminations occurring after the date hereof but prior to the Closing, Reuters has approved of any such pre-Closing termination; and provided, further, that nothing herein shall relieve the Sellers from any Liability they may have hereunder with respect to the breach of any representation, warranty or covenant of the Sellers set forth herein.

6.8.2 Reuters shall be responsible for all obligations and liabilities in respect of the Benefit Plans (other than Benefit Plans providing for awards payable in the form of MTH stock) and Employment Agreements, including, except as set forth below or in Sections 6.8.6 and 6.8.7, obligations and liabilities attributable to pre-Closing periods; provided, however, that nothing herein shall relieve the Sellers from any liability they may have with respect to the breach of a

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representation, warranty or covenant set forth herein. To the extent that a Purchased Subsidiary is not the sponsoring employer of any such Benefit Plan or party to any Employment Agreement, effective as of the Closing, Reuters shall, or shall cause one of its Affiliates to, assume sponsorship of any such Benefit Plan, accept assignment of related insurance policies or administrative services contracts, and accept assignment of any such Employment Agreement. Sellers shall cooperate in effecting such assumptions and assignments.

6.8.3 Reuters shall, with respect to Transferred Employees, (i) waive any limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan in which such Transferred Employees may be eligible to participate after the Closing; provided, however, that no such waiver shall apply to a preexisting condition of any Transferred Employee who was, prior to the Closing, excluded from participation in a welfare benefit plan maintained or contributed to for the benefit of such Transferred Employee by the nature of such preexisting condition; and (ii) recognize all service of the Transferred Employees with the Sellers and Affiliates of the Sellers, to the extent the Sellers or such Affiliates recognized such service, for purposes of eligibility to participate and vesting credit, and for purposes of determining severance and vacation benefits (subject to the maximum severance and vacation benefits applicable to such Transferred Employees under such benefit policies).

6.8.4 Nothing herein shall be deemed to (i) require Reuters to retain any Transferred Employee for any specific period of time after the Closing or (ii) create an employment contract with any Transferred Employee, except as required by applicable Laws.

6.8.5 The Sellers and Purchasers shall use all commercially reasonable efforts to facilitate the orderly transition of all the Transferred Employees to employment with the Purchasers from and following the Closing Date, including, subject to all applicable Laws: (i) prior to February 1, 2005, affording the Purchasers reasonable access to those executives of the Business Entities who were directly involved in the transactions contemplated by this Agreement, and from February 1, 2005 through March 1, 2005, functional regional and corporate department heads of the Business Entities, to permit the Purchasers to make a preliminary assessment of the organization and potential Transferred Employees; and (ii) on and after March 1, 2005, at such times as are appropriate but in any case reasonably in advance of an anticipated Closing Date, affording the Purchasers reasonable opportunities to (A) review employment and personnel records (other than medical records) of potential Transferred Employees, (B) conduct detailed assessments of potential Transferred Employees and critical needs of the Business and (C) meet with, distribute materials to, and/or communicate with, potential Transferred Employees in coordination with Sellers; provided, that any such materials and/or communications are previously provided to and approved by MTH, which approval shall not be unreasonably withheld or delayed. Prior to the Closing, the Sellers shall permit Reuters to seek to negotiate new contracts with, and

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renegotiate existing employment contracts of, potential Transferred Employees; provided, that any such new or renegotiated employment contracts shall become effective only upon the Closing Date. The Sellers shall cooperate with the Purchasers in instituting a reasonable retention program generally applicable to employees to become effective within thirty (30) days of the date of this Agreement, in which payments will not be made until thirty (30) days after the Closing Date or until such later dates as the Sellers may agree; provided, that such retention program shall comply with the requirements of Section 409A of the Code and the Treasury regulations promulgated thereunder to the extent applicable.

6.8.6 The Purchasers shall be responsible for the payment of all salary, wages, bonuses, commissions, vacation, and sick day pay earned or accrued prior to the Closing Date, but only to the extent such amounts are properly reflected on the Closing Balance Sheet.

6.8.7 Prior to the Closing, the Sellers shall have (i) terminated all agreements with Business Employees and Former Business Employees to the extent any such agreements related to the equity of MTH, including, but not limited to, restricted stock and stock options, and (ii) discharged all Liabilities and obligations that the Sellers or any of the Business Entities have in connection therewith.

6.8.8 The Sellers and the Purchasers agree to adopt such provisions as counsel to them shall agree are reasonably necessary or advisable with respect to the transactions contemplated herein as applicable to the transfer of employees in asset sale transactions.

Section 6.9 Tax Matters.

6.9.1 Tax Indemnification. The Sellers shall, jointly and severally, indemnify, defend and hold harmless Reuters and their Subsidiaries (including the Purchased Subsidiaries), and their respective Affiliates and Representatives from and against any and all Damages in respect of (i) all Taxes of the Business Entities (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 6.9.4 hereof), (ii) all Taxes imposed on any member of a Consolidated Group of which any Business Entity is or was a member on or prior to the Closing Date by reason of the liability of such Business Entity pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law), (iii) the failure of any of the representations and warranties contained in Section 3.8 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement or Ancillary Agreement with respect to Taxes, (iv) any failure by the Sellers to timely pay any Taxes required to be borne by the Sellers pursuant to Section 6.9.6, and (v) any Taxes resulting from, arising out of or based on the Section 338(h)(10) Elections (as defined below), in each case, in excess of the amount of such Taxes taken into account as a current

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liability in computing the Final Working Capital. Reuters shall indemnify, defend and hold harmless Sellers and their Affiliates from and against any and all Damages in respect of (i) all Taxes of the Purchased Subsidiaries (A) for any taxable period beginning after the Closing Date and (B) for the portion of any Straddle Period following the Closing Date (determined as provided in Section 6.9.4 hereof), (ii) all Taxes relating to the Transferred Assets for any periods of time following the Closing Date, (iii) the failure to perform any covenant contained in this Agreement or an Ancillary Agreement with respect to Taxes, including the covenant set forth in Section 6.9.14 hereof, (iv) any failure by the Purchasers to timely pay any Taxes required to be borne by the Purchasers pursuant to Section 6.9.6, and (v) any Taxes with respect to the Purchased Subsidiaries or the Transferred Assets arising on the Closing Date but after the Closing for transactions or actions taken by the Purchasers after the Closing but on the Closing Date that are outside the Ordinary Course of Business.

6.9.2 Section 338(h)(10) Elections. Reuters and MTH agree to join in making a timely election under Section 338(h)(10) of the Code and the Treasury regulations and any corresponding or similar elections under state, local Tax Law (collectively, the “Section 338(h)(10) Elections”) with respect to the Purchased Subsidiaries. For the purpose of making the Section 338(h)(10) Elections for United States federal income Tax purposes, on or prior to one hundred twenty (120) days following the Closing Date, Reuters shall deliver to MTH an executed original IRS Form 8023 (or successor form) and the required schedules thereto and any similar forms under comparable state or local law (the “Forms”) with respect to the Purchasers’ purchase of the Purchased Subsidiaries. If MTH objects in writing to such Forms within 20 days following receipt thereof and such dispute is not resolved by Reuters and MTH within 45 days following Reuters’ receipt of MTH’s objection, then the dispute shall be submitted for resolution to the Independent Accountant. The determination of the Independent Accountant with respect to the disputed items shall be reflected in revised Forms (the “Final Forms”) and shall be final and binding upon all parties hereto. The Independent Accountant shall use all commercially reasonable efforts to reach such determination as quickly as possible. The fees and disbursements of or related to the Independent Accountant shall be borne one-half by Reuters and one-half by MTH. MTH shall execute (or cause to be executed) and deliver to Reuters the Forms within 30 days after receipt of such Forms if MTH did not deliver a written notice of objection with respect to such Forms, and shall execute (or cause to be executed) and deliver to Reuters the Final Forms within 30 days after the receipt of such Final Forms, whereupon each shall duly and timely file the Final Forms as prescribed by Treasury Regulation 1.338(h)(10)-1T or the corresponding provisions of the applicable income tax law of any state or political subdivision of the United States. Reuters and the Sellers shall file, and shall cause their Affiliates to file, all Tax Returns in a manner consistent with the Section 338(h)(10) Elections.

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6.9.3 Filing of Tax Returns; Payment of Taxes.

(i) MTH shall include or cause to be included the Purchased Subsidiaries in, and shall timely file or cause to be filed, (A) the United States consolidated federal income Tax Returns of MTH for the taxable periods of the Purchased Subsidiaries ending on or prior to the Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns of MTH for the taxable periods of the Purchased Subsidiaries ending on or prior to the Closing Date, and shall pay all Taxes due with respect to the returns referred to in clause (A) or (B) of this Section 6.9.3. MTH shall timely file, or cause to be filed, all other Tax Returns that are required to be filed by, on behalf of or with respect to the Business Entities on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All Tax Returns described in this Section 6.9.3 shall be prepared in a manner consistent with prior practice, except to the extent a different manner is required by law. MTH shall provide, or cause to be provided, to Reuters copies of such completed Tax Returns (or, in the case of Tax Returns referred to in clause (A) or (B) of this Section 6.9.3, the portion of such Tax Returns relating to the Purchased Subsidiaries, the Transferred Assets or the Business) at least thirty (30) days prior to the due date for filing thereof, along with supporting workpapers, for Reuters’ review and approval (which approval shall not be unreasonably withheld), to the extent that Reuters or its Affiliates may be liable for Taxes related to such Tax Returns, including by reason of application of Treasury Regulation Section 1.1502-6(a), and without regard to the indemnity provided in Section 6.9.1. MTH and Reuters shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that MTH and Reuters are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.9.7, which resolution shall be binding on the parties. Notwithstanding the forgoing, MTH shall be entitled to file such Tax Returns in any manner it deems appropriate if OEP agrees to indemnify Reuters for the difference between the amount of Taxes MTH proposes to pay and (x) the amount determined to be payable by the Independent Accountant under Section 6.9.7 or (y) if no determination has been made by the Independent Accountant, the amount Reuters reasonably determines to be payable, provided that Reuters is reasonably satisfied that OEP has the ability to satisfy such indemnity obligation and the parties enter into a mutually satisfactory indemnification agreement.

(ii) Following the Closing, Reuters shall cause to be timely filed all Tax Returns (other than those Tax Returns described in clause (A) or (B) of Section 6.9.3(i)) required to be filed by or on behalf of or with respect to any of the Purchased Subsidiaries or the Transferred Assets after the Closing Date and, subject to the right to payment from the Sellers under this Section 6.9.3(ii), pay or cause to be paid all Taxes shown due thereon. Reuters shall provide, or cause to be provided, to MTH copies of such completed Tax Returns that are not yet filed at least thirty (30) days prior to the due date for filing thereof, along with supporting workpapers, for MTH’s review and approval (which approval shall not be unreasonably withheld) to the extent that MTH or its Affiliate may be liable for Taxes related to such Tax Returns including by reason of application of Treasury Regulation Section 1.1502-6(a), and without regard to the indemnity provided in Section 6.9.1. MTH and Reuters shall attempt in good faith to

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resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that MTH and Reuters are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.9.7, which resolution shall be binding on the parties. Neither Reuters nor any of its Affiliates shall amend, without MTH’s review and approval (which approval shall not be unreasonably withheld), any Tax Returns, to the extent that MTH or MTH’s Affiliate may be liable for Taxes related to such amendment.

(iii) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns for which Reuters has the responsibility to cause to be filed pursuant to Section 6.9.3(ii), the Sellers shall pay to Reuters or its Affiliates the amount of Taxes, as reasonably determined by Reuters, owed by the Sellers pursuant to the provisions of Section 6.9.1. No payment pursuant to this Section 6.9.3 shall excuse the Sellers from their indemnification obligations pursuant to Section 6.9.1 if the amount of Taxes for which the Sellers are responsible underSection 6.9.1 is ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns to exceed the amount of the Sellers’ payment under this Section 6.9.3(iii).

(iv) Reuters shall promptly pay to MTH, as an adjustment to the Final Cash Purchase Price, the amount of any refunds received (whether received as a refund or through a credit or offset), net of any Taxes or other costs payable with respect thereto, with respect to Taxes of the Purchased Subsidiaries for any taxable period ending on or before the Closing Date and the portion of any refund received (whether received as a refund or through a credit or offset), net of any Taxes or other costs payable with respect thereto, for any period ending on or prior to the Closing Date or any Straddle Period that is allocable to the portion of such straddle period ending at the close of business on the Closing Date, except to the extent that the amount of such refund was taken into account in determining the Final Working Capital.

(v) No Purchased Entity may carry back any tax item to a taxable period ending on or before the Closing Date without the consent of MTH, which consent may be withheld by MTH in its sole discretion.

6.9.4 Straddle Period Tax Allocation. MTH and Reuters will, unless prohibited by applicable Law, close the taxable period of the Purchased Subsidiaries as of the close of business on the Closing Date. If applicable Law does not permit any Purchased Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Sellers for the period up to and including the close of business on the Closing Date, and (ii) to Reuters for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Purchased Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be

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allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Transferred Assets for Straddle Periods shall be prorated between the Purchasers and the Sellers as of the close of business on the Closing Date. Notwithstanding the foregoing, Sellers shall not be liable for any Taxes with respect to the Purchased Subsidiaries or the Transferred Assets arising on the Closing Date but after the Closing for transactions or actions taken by Purchasers after the Closing but on the Closing Date that are outside the Ordinary Course of Business.

6.9.5 Tax Audits.

(i) If notice of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with respect to Taxes of or relating to any Purchased Subsidiary, the Transferred Assets or the Business Entities (a “Tax Claim”) shall be received by Reuters with respect to which the Sellers may reasonably be expected to be liable pursuant to Section 6.9.1, Reuters shall notify MTH in writing of such Tax Claim; provided, however, that the failure of Reuters to give MTH notice as provided herein shall not relieve the Sellers of their obligations under this Section 6.9 except to the extent that the Sellers are actually and materially prejudiced thereby.

(ii) The Sellers shall have the right, at the expense of the Sellers to the extent such Tax Claim is subject to indemnification by the Sellers pursuant to Section 6.9.1 hereof, to represent the interests of the Purchased Subsidiaries in any Tax Claim (other than Tax Claims described in this Section 6.9.5(ii)); provided, however, that if (a) the Sellers do not notify Reuters in writing that they shall defend such Tax Claim within a 60-day period after receipt from Reuters of a notification of such Tax Claim, or such shorter period as may be necessary to defend against the Claim, (b) Reuters reasonably concludes that the there is a conflict of interest between the Sellers and Reuters in the conduct of the defense of such Tax Claim or (c) Reuters reasonably concludes that the Damages from such Tax Claim, individually or in the aggregate with all other claims, are reasonably likely to exceed the Cap Amount, Reuters shall have the right, at the reasonable expense of the Sellers to the extent of the Cap Amount, to represent the interests of the Purchased Subsidiaries in such Tax Claims; provided, further, that (A) Reuters shall be entitled to participate in the defense, settlement, compromise or abandonment of any Tax Claim controlled by the Sellers at its own expense and (B) there shall be no settlement, compromise or abandonment with respect thereto without the consent of both the Sellers and Reuters, which consent may not be unreasonably withheld.

(iii) MTH shall have the right to represent the interests of the Purchased Subsidiaries with respect to any Tax Claim arising out of a Tax Return which MTH is responsible for filing pursuant to Section 6.9.3; provided, however, that if the results of such Tax Claim involve an issue that would reasonably be expected to adversely affect Reuters, the Purchased Subsidiaries or any of their Affiliates for any taxable period ending after the Closing Date, then (A) Reuters shall be entitled to participate in the

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defense and settlement, compromise or abandonment of any such Tax Claim at its own expense, and (B) there shall be no settlement, compromise or abandonment by MTH with respect thereto without the consent of Reuters, which consent may not be unreasonably withheld.

6.9.6 Transfer Taxes.

6.9.6.1 The Sellers, on the one hand, and the Purchasers, on the other hand, shall each be liable for and shall pay 50% of all sales, use, stamp, documentary, filing, recording, value added (subject to Section 6.9.6.3), transfer or similar fees or taxes or governmental charges as levied by any Governmental Authority, including any interest and penalties, in connection with the transactions contemplated by this Agreement.

6.9.6.2 The parties agree, and will use all commercially reasonable efforts to ensure, that the transfer should satisfy the conditions for eligibility as a Transfer of a Going Concern (“TOGC”) for Value Added Tax (“VAT”) purposes in the territory.

6.9.6.3 In the event that the conditions for TOGC treatment are not satisfied, the Sellers will provide in each case: (a) written confirmation from the tax authority that the conditions for TOGC are not satisfied; and (b) a VAT invoice in a format accepted in the territory. In these circumstances, the Purchasers will pay the entire amount of such VAT if, and only if, both conditions (a) and (b) have been satisfied.

6.9.7 Disputes. Any dispute as to any Tax matter covered by this Section 6.9 shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by the Sellers, on the one hand, and Reuters on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

6.9.8 Time Limits. Any claim for indemnity under this Section 6.9 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

6.9.9 Exclusivity. The indemnification provided for in this Section 6.9 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 3.8 hereof. In the event of a conflict between the provisions of this Section 6.9, on the one hand, and the provisions of Sections 9.1 through 9.2 hereof, on the other, the provisions of this Section 6.9 shall control.

6.9.10 Tax Treatment of Indemnity Payments. The Sellers and Reuters agree to treat any indemnity payment made pursuant to this Section 6.9 or Section 9.1 as an adjustment to the Final Cash Purchase Price for federal, state, local and foreign income Tax purposes, except to the extent clearly required by law.

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6.9.11 Tax Sharing. Any Tax allocation, indemnity, or similar agreement or arrangement between the Sellers and its Affiliates, on the one hand, and any Purchased Subsidiary, on the other hand, shall be terminated prior to the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

6.9.12 Cooperation on Tax Matters. Reuters and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Subsidiaries, the Transferred Assets and the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters or for the preparation for or prosecution or defense of any Tax Claim.

6.9.13 Election Under Treasury Regulation Section 1.1502-13(f)(5). MTH agrees to make an election under Treasury Regulation Section 1.1502-13(f)(5)(ii) with respect to Moneyline Telerate and Moneyline Telerate International, in the consolidated, combined and unitary income Tax Returns of MTH that include the sale of the Purchased Subsidiaries, unless there has been a change in law or regulation effective after the date of this Agreement that would prevent the making of such election.

6.9.14 FIRPTA Matters. Prior to the Closing, Reuters shall use commercially reasonable efforts to provide MTH with a statement addressed to MTH, in form and substance reasonably satisfactory to MTH and dated no earlier than 30 days prior to the Closing Date, from SAVVIS satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) with respect to the transfer of the SAVVIS Stock provided for herein. For the avoidance of doubt, Sellers shall have no responsibility hereunder for any Taxes imposed on or required to be withheld from payments to Reuters pursuant to Section 897 or Section 1445 of the Code.

6.9.15 Gain Tax Liability. If (a) the sum of the Final Cash Purchase Price plus the liabilities assumed for U.S. federal income tax purposes as of the Closing Date plus the product of (i) the SAVVIS Stock Fair Market Value as of the Closing Date times (ii) the number of shares of SAVVIS Stock (such sum, the “Aggregate Consideration Value”) exceeds (b) an amount equal to $243,806,000 plus any net increase in the aggregate basis of the Transferred Assets and the assets of the Purchased Subsidiaries and any increase in the net operating losses of the MTH Consolidated Group and minus any net decrease in the aggregate basis of the Transferred Assets and the assets of the Purchased Subsidiaries and any decrease in the net operating losses of the MTH Consolidated Group, in each case, from the date of this Agreement to the end of the taxable period of the MTH Consolidated Group that includes the Closing Date (such amount, the “Value Threshold”), MTH shall deliver to Reuters (A) at least (30) days prior to the due date for filing thereof (but in any event at least 60 days before the second anniversary of the Closing Date), copies

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of its U.S. federal income Tax Return and corresponding state income Tax Returns subject to Reuters’ review and approval pursuant to Section 6.9.3, along with supporting work papers, signed by a nationally recognized accounting firm and (B) at least 60 days before the second anniversary of the Closing Date, copies of cancelled checks or other proofs of payment of the Taxes shown on such Tax Returns, if any. If MTH fails to deliver the Tax Returns subject to Reuters’ review and approval pursuant to Section 6.9.3, along with supporting work papers, and/or evidence of payment of such Taxes or, if after Reuters’ review pursuant to Section 6.9.3, Reuters reasonably believes that a different amount of Taxes is due and payable, Reuters shall have the right to submit a claim for indemnification for an amount equal to the difference between the Taxes Reuters has reasonably determined to be due and payable and the amount MTH has paid with respect thereto (the “Disputed Gain Tax Amount”); provided, however, that, if the Independent Accountant has, pursuant to Sections 6.9.3 and 6.9.7, made a determination with respect to any dispute regarding the amount of Taxes due and payable (based upon the standard of what Taxes “should” be due and payable), Reuters’ claim for indemnification shall not exceed the Disputed Gain Tax Amount calculated based on the Independent Accountant’s determination; and, provided, further, that the Disputed Gain Tax Amount shall not exceed 40% of the excess of the Aggregate Consideration Value over the Value Threshold. Upon a final determination that no Disputed Gain Tax Amount is payable by MTH (as a result of the expiration of the applicable statute of limitations relating to the Disputed Gain Tax Amount before a Taxing Authority has asserted a notice of deficiency relating to the Disputed Gain Tax Amount or a final determination of the amount payable with respect to the Disputed Gain Tax Amount and payment thereof), Reuters and MTH shall jointly instruct the Escrow Agent that Reuters’ claim with respect to the Disputed Gain Tax Amount has been satisfied. If MTH pays all or any portion of the Taxes with respect to which a claim for the Disputed Gain Tax Amount has been made and provides Reuters evidence of payment, Reuters and MTH shall jointly instruct the Escrow Agent that Reuters’ claim with respect to such Disputed Gain Tax Amount shall be reduced by the amount of such payment. Any claim under this Section 6.9.15 distributed to Reuters shall only be used to pay the Taxes relating to such claim, to the extent Reuters has not already paid such Taxes, and Reuters shall provide MTH evidence of such payment. MTH shall have the exclusive right to a refund of any Taxes paid pursuant to this Section 6.9.15. Notwithstanding the forgoing, Reuters shall not have the right to submit a claim for indemnification in respect of Disputed Gain Tax Amount (and shall agree to release any such claim submitted) if OEP agrees to indemnify Reuters for any Damages resulting from the failure to pay any Disputed Gain Tax Amount (which indemnity shall not exceed the amount of the Disputed Gain Tax Amount that would be subject to a claim for indemnification under this Section 6.9.15), and Reuters is reasonably satisfied that OEP has the ability to satisfy such indemnity obligation and the parties enter into a mutually satisfactory indemnification agreement.

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Section 6.10 Ancillary Agreements.

6.10.1 Blanket Assignment of Leases. At the Closing, the Sellers and the Purchasers will enter into the Assignment of Leases (“Blanket Assignment of Leases”) by which (a) the Sellers will transfer and assign all of their respective right, title and interest in each Leased Real Property listed in Section 3.19.1 of the Sellers’ Disclosure Schedule to be transferred to the Purchasers, and (b) the Purchasers will assume all obligations and liabilities under the applicable Real Property Leases.

6.10.2 Local Assignment of Leases. At the Closing, to the extent required by the lessor of any Leased Real Property or custom and/or applicable Law of the jurisdiction in which any Leased Real Property is located, the Sellers and the Purchasers will enter into any other local assignment of lease relating to the Leased Real Property (“Local Assignment of Leases”), in substantially the same form as the Blanket Assignment of Leases or with such other changes as are required by local custom or applicable Law, provided that no such changes shall increase the Sellers’ rights or obligations as set forth in the Blanket Assignment of Leases.

6.10.3 Intellectual Property Assignments. At the Closing, the Sellers and the Purchasers will enter into the Intellectual Property Assignments, the purposes of which are to, among other things, protect any Purchased Intellectual Property and Purchased Technology transferring to the Purchasers as part of the Transferred Assets.

6.10.4 Other Ancillary Agreements. On or prior to the Closing, (a) Reuters shall, and shall cause its respective Affiliates to, execute and deliver to the Sellers copies of any other Ancillary Agreements to which it is a party and (b) the Sellers shall, and shall cause their Affiliates to, execute and deliver to Reuters copies of any other Ancillary Agreements to which it is a party.

Section 6.11 Assignment of Insurance Proceeds. Effective upon the Closing, (a) the Sellers shall assign and transfer to the Purchasers all claims, causes of action, rights of recovery and rights of set-off of any kind arising under any contract of insurance or by operation of Law to the extent in favor of or pertaining to the Business or any portion thereof (other than rights in favor of or pertaining to the Excluded Assets or the Excluded Liabilities or claims against directors, officers, stockholders and their respective Affiliates); and (b) the Purchasers shall (and shall cause their Affiliates to) assign and transfer to the Sellers or their designees all claims, causes of action, rights of recovery and rights of set-off of any kind arising under any contract of insurance or by operation of Law to the extent in favor of or pertaining to the Excluded Assets or the Excluded Liabilities (other than rights in favor of or pertaining to the Business or any portion thereof). In the event that any party shall be unable to make the foregoing assignment, or if such attempted assignment would give rise to any right of termination of, or would otherwise adversely affect the rights of any party under such insurance contracts, then the parties shall cooperate with each other and use all commercially reasonable efforts to provide each other with the benefits of all such claims, causes of

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action and rights as set forth in Section 6.12 below. Each party shall assert claims against or seek coverage under insurance policies owned or controlled by the other party only in accordance with the terms and conditions set forth in Section 6.12 below.

Section 6.12 Other Insurance Matters.

6.12.1 All Insurance Policies sold to or procured by any of the Purchased Subsidiaries or sold to or procured by any Business Entity under which the Purchased Subsidiaries are insureds or beneficiaries (the “Business Policies”) shall remain an asset of the Purchased Subsidiaries (or otherwise be a Transferred Asset hereunder) and the Purchased Subsidiaries shall have all rights and retain all obligations under the Business Policies. Such obligations under the Business Policies shall include the payment of all premiums or rating adjustments, self-insured retentions, deductibles, or other payments owed under, and all costs associated with (including as a result of unavailability of insurance due to exhaustion, impairment, carrier insolvency or other event), the Business Policies (collectively, the “Policy Payments”), except to the extent that any such Policy Payments relate to the Excluded Assets or the Excluded Liabilities. The Sellers shall, or shall cause one of their Affiliates to, promptly reimburse Reuters or its Affiliates for any Policy Payments paid by Reuters or its Affiliates from and after the Closing which relate to the Excluded Assets or the Excluded Liabilities.

6.12.2 All Insurance Policies sold at any time to the Sellers or any of their Affiliates (other than Insurance Policies sold to or procured by the Purchased Subsidiaries), including all such Insurance Policies providing for director and officer liability insurance or fiduciary liability insurance (the “Seller Policies”), shall remain an asset of the Sellers (or otherwise be an Excluded Asset hereunder), and the Sellers shall have all rights and retain all obligations under the Seller Policies. Such obligations under the Seller Policies shall include the payment of Policy Payments owed under the Seller Policies, except to the extent that any such Policy Payments relate to the Business (or any portion thereof), the Transferred Assets or the Transferred Liabilities. The Purchasers shall promptly reimburse the Sellers or their Affiliates for any Policy Payments paid by the Sellers or such Affiliates from and after the Closing which relate to the Business (or any portion thereof), the Transferred Assets or the Transferred Liabilities; provided, however, that such reimbursement obligation shall terminate ten (10) days after the Purchasers deliver to the Sellers a written notice to the effect that the insurance to which the Policy Payments to be reimbursed relate is no longer required.

6.12.3 In the event that, after the Closing: (a) Reuters or any of its respective Affiliates (or any of their respective directors, officers or employees) desire to pursue coverage under any of the Seller Policies for claims involving the Business, the Transferred Assets or the Transferred Liabilities, the Sellers will use all commercially reasonable efforts to assist Reuters or such Affiliates in securing coverage under the Seller Policies; and (b) the Sellers or any of their Affiliates desire to pursue coverage under any of the Business Policies for claims involving the Excluded Assets or the Excluded Liabilities, Reuters will use all commercially

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reasonable efforts to assist the Sellers or such Affiliates in securing coverage under such Business Policies. In all cases, the party seeking insurance coverage shall be responsible for the satisfaction of any such deductibles or self-insured retentions as may need to be satisfied prior to obtaining such insurance coverage, and shall otherwise be responsible for the payment of any Policy Payments relating thereto, in each case, except to the extent entitled to indemnification hereunder for the underlying claims.

6.12.4 From and after the Closing: (a) recoveries or other payments received by the Sellers or any of their Affiliates from insurance companies to the extent related to the Business (or any portion thereof), the Transferred Assets or the Transferred Liabilities shall be paid to Reuters (less any amount actually expended by the Sellers and their Affiliates, other than the Purchased Subsidiaries) for the benefit of the Business, the Transferred Assets or the Transferred Liabilities; and (b) recoveries or other payments received by Reuters or any of its respective Affiliates from insurance companies to the extent related to the Excluded Assets or the Excluded Liabilities shall be paid to the Sellers or its designees (less any amount actually expended by the Purchased Subsidiaries) for the benefit of the Excluded Assets or the Excluded Liabilities. Between the date of the signing of this Agreement and the Closing, recoveries or other payments received by the Sellers or any of their Affiliates (less any amounts actually expended by the Sellers and their Affiliates, other than the Purchased Subsidiaries) from insurance companies: (a) to the extent related to the loss of or damage to any of the Transferred Assets, or (b) as reimbursement for monies paid by the Sellers, any portion of the Business or the Purchased Subsidiaries with respect to an insured liability, shall be treated as an asset of the Sellers, the Business or the Purchased Subsidiaries, as appropriate. As used in this subparagraph, the term “amounts actually expended” shall include amounts paid (including defense fees and costs, and indemnity payments) but not reimbursed by insurance companies and amounts spent in order to obtain such reimbursements from insurance companies.

Section 6.13 Cooperation with Respect to Financial Reporting. After the date of this Agreement, the Sellers shall reasonably cooperate with Reuters (at Reuters’ expense) in connection with Reuters’ preparation of financial statements of the Business as required for Reuters’ filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under other applicable Law or stock exchange regulations, following the Closing.

Section 6.14 Non-Solicitation of Employees. From and after the Closing, the Sellers and OEP shall not, and Sellers shall cause their respective Affiliates not to and OEP shall not induce, encourage or facilitate any effort by its Subsidiaries to, at any time prior to the expiration of one year from the Closing Date, directly or indirectly, solicit the employment of any employee of any portion of the Business as of the Closing Date other than such employees listed in Section 6.14 of Sellers’ Disclosure Schedule (collectively, the “Reuters Covered Employees”), excluding any such employee that has been terminated by Reuters and its Affiliates after the Closing or is terminated or resigns from the Business prior to the Closing, so long as not in contemplation of being solicited by

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the Sellers, OEP or their Subsidiaries, without Reuters’ prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media and/or web-based advertisements or through employment firms that are not focused on the Reuters Covered Employees.

Section 6.15 Non-Competition.

6.15.1 Each of the Sellers agrees that, until the third anniversary of the Closing Date (the “Non-Competition Period”), the Sellers shall not, and shall cause their respective Subsidiaries not to, directly or indirectly, operate, perform, control, participate or engage in, manage or own a greater than 5% interest in a Person (except in circumstances where such interest is acquired solely for financial investment purposes without direct or indirect grant of management functions or any material influence in the Person) that is in the business of acquiring, preparing and transmitting financial data, information and analyses to subscribers or distributors (it being understood and agreed that Sellers ownership or operation of Networks Business or the business associated with the Excluded Assets shall not be deemed to be a breach of this Section 6.15).

6.15.2 The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.15 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.15.3 The parties agree that the prohibitions in this Section 6.15 are in addition to, and not in lieu of, and shall not constitute a waiver of, any rights or remedies which Reuters or the Sellers, as the case may be, have or may have pursuant to (i) the Ancillary Agreements, (ii) the Confidentiality Agreement between MTH and Reuters America LLC (the “Confidentiality Agreement”), (iii) any other contracts, arrangements, understandings or agreements that are part of the Business, or (iv) the Sellers’ or Reuters’ rights in any jurisdiction under any applicable Law, whether statutory or otherwise, whether in law or in equity.

Section 6.16 Confidentiality. From and after the date hereof (except in the Ordinary Course of Business from the date hereof up to and including the Closing Date and except as necessary to obtain approvals or consents or otherwise comply with this Agreement) and prior to the expiration of three years from the Closing Date, OEP and the Sellers shall not and shall cause each of their Affiliates and, in each case, their respective representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized representatives of Reuters or use or otherwise exploit for its own benefit or for the benefit of anyone other than Reuters, any Confidential Information (as defined below), unless (i) compelled to disclose by judicial or administrative process or by other requirements of Law or Governmental Authorities or (ii) disclosed in an Action brought by a party hereto in pursuit of its rights or in the

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exercise of its remedies hereunder; provided, however, that in the event disclosure is required by applicable Law, OEP and the Business Entities shall, to the extent reasonably possible, provide Reuters with prompt notice of such requirement prior to making any disclosure so that Reuters may seek an appropriate protective order. For purposes of this Section 6.16, “Confidential Information” shall mean any confidential information with respect to the Business, including financial information, methods of operation, Contract terms and conditions, customers, customer lists, products, prices, fees, costs, technology, inventions, Trade Secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information (i) that is generally available to the public on the date of this Agreement; (ii) that becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; or (iii) to the extent it relates solely to the Networks Business.

Section 6.17 Preservation of Records. The Sellers and Reuters agree that each of them shall preserve and keep the records held by it relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or Reuters in order to enable the Sellers or Reuters to comply with their respective obligations under this Agreement and the Ancillary Agreements. In the event the Sellers or Reuters wish to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

Section 6.18 Publicity.

6.18.1 Neither the Sellers nor Reuters shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of a party, disclosure is otherwise required by applicable Law or by the rules or request of any stock exchange, provided that, the party intending to make such release shall use all commercially reasonable efforts to consult with the other party with respect to the text thereof.

6.18.2 Immediately following the execution of this Agreement, the Purchasers shall issue the press releases in the form attached hereto as Schedule D.

6.18.3 Each of Reuters and the Sellers agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or rules or request of any stock exchange and only to the extent required by such Law or rules or request.

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6.18.4 Use of Name. The Sellers hereby agree that between the Sellers and the Purchasers upon the consummation of the transactions contemplated hereby, the Purchasers shall have the sole right to the use of the names “MONEYLINE”, “TELERATE”, “MONEYLINE TELERATE” or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), and the Sellers shall not, and shall not permit any Affiliate to, use such Seller Mark or any variation or simulation thereof. In furtherance thereof, subject to the following sentence, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, the Sellers (i) shall remove, strike over or otherwise obliterate all Seller Marks from all materials owned by the Sellers and used or displayed publicly, including any sales and marketing materials, displays, signs, promotional materials and other materials and (ii) shall amend and cause each other Business Entity to amend its charter or other organizational documents to remove all Seller Marks. At the Closing, Purchasers will grant to Sellers a royalty-free license, for a period of ninety (90) days after the Closing Date (subject to extension upon the reasonable request of Sellers) to use such Seller Marks solely in connection with the wind down of such entities; provided, that the Sellers shall take commercially reasonable steps in connection with all such use of the Seller Marks to indicate prominently that the Sellers no longer operate the Business and have transferred it to Reuters.

Section 6.19 Interim Funding. Upon the delivery of the Letter of Credit, Reuters shall as promptly as practicable provide or cause to be provided to the Sellers funding in an aggregate amount of $34,000,000 in cash (“Interim Funding”). The Sellers hereby agree that the aggregate amount of any Interim Funding provided to the Sellers, together with interest on all outstanding amounts at an annual interest rate equal to 5.75% (from the date of any advance to the Closing Date), shall be deducted from the Preliminary Cash Purchase Price to be delivered by Reuters to MTH, on behalf of the Sellers, pursuant to Section 2.3.11. As promptly as practicable after the date hereof, OEP shall deliver to Reuters an irrevocable standby letter of credit in the form attached as Exhibit XV (the “Letter of Credit”) hereto in respect of the Interim Funding (including interest thereon at 5.75% per annum), which OEP shall replace within two (2) Business Days after the date hereof with an identical irrevocable standby letter of credit with a date of expiry of January 15, 2006), upon either of which (but not both) Reuters may draw an amount equal to the Interim Funding together with interest accrued thereon at 5.75% per annum through the date of draw by delivery of a certificate certifying that this Agreement has terminated. For the avoidance of doubt, Reuters hereby agree that they shall not draw the Letter of Credit in an amount in excess of unpaid Interim Funding plus accrued and unpaid interest thereon through the date of draw.

Section 6.20 Monthly Reports. From the date hereof until the Closing Date or the earlier termination of this Agreement, within twenty (20) days after the end of each calendar month, MTH shall cause to be prepared and delivered to Reuters, a monthly

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management report substantially in the form and on a basis consistent with Exhibit XVI attached hereto (the “Monthly Report”), which sets forth each of the line items referenced in the definition of “Adjusted Subscription Revenue,” a good faith calculation of the Adjusted Subscription Revenue of such month that identifies the amounts added or deducted pursuant to each clause in the definition of “Adjusted Subscription Revenue”, and such other line items that are customarily a part of the Monthly Report prepared by MTH, each as of the end of such month, as certified on behalf of MTH by MTH’s Chief Financial Officer as fairly representing in all material respects the consolidated financial position, results of operations and cash flows of the Business Entities as at the dates and for the periods indicated therein.

Section 6.21 Subsidiaries of Purchased Subsidiaries. At the Closing, the Sellers shall take or cause to be taken all actions as set forth on Schedule E, and shall hold harmless the Purchasers against any adverse tax consequences, expenses or other Liabilities occasioned thereby.

Section 6.22 Elimination of Indebtedness. Prior to the Closing, the Sellers shall take or cause to be taken all actions to eliminate any and all Indebtedness of the Purchased Subsidiaries and any and all Liabilities of the Purchased Subsidiaries to any of their respective Affiliates (other than another Purchased Subsidiary) in a manner that does not create any adverse U.S. federal, state and local tax consequences for such Purchased Subsidiaries.

Section 6.23 Information. Not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing (except with respect to any matter identified after the delivery of the Supplemental Disclosure), the Sellers shall supplement in writing any information furnished on the Sellers’ Disclosure Schedule that, to the Knowledge of the Sellers, is incorrect or incomplete as a result of any facts or circumstances occurring or arising after the date hereof or of which the Sellers become aware after the date hereof, and shall promptly furnish such supplemented information to the Purchasers. It is agreed that the furnishing of such corrected and supplemental information (the “Supplemental Disclosure”) shall be deemed to amend Sellers’ Disclosure Schedule (a) for purposes hereof, only in the event and to the extent that (i) such Supplemental Disclosure reflects actions expressly contemplated to be taken by the Sellers after the date hereof pursuant to this Agreement or expressly approved in writing by the Purchasers (but not any state of facts, effect, change or occurrence that is the consequence of such actions if any such state of facts, effect, change or occurrence would otherwise constitute a breach by the Sellers of their representations and warranties hereunder), (ii) such Supplemental Disclosure reflects matters referred to in the proviso to Section 6.3.2.6 or (iii) such Supplemental Disclosure reflects Pre-Existing Intellectual Property Licenses entered into after the date hereof or (b) solely for purposes of the Reuters Indemnified Parties’ rights under Section 6.9 and Article IX hereof, only in the event and to the extent that such Supplemental Disclosure expressly indicates that, as a result of the information provided therein, the condition set forth in Section 7.2.1 has not been satisfied and, notwithstanding such Supplemental Disclosure, the Purchasers waive such condition and the Closing occurs. Notwithstanding the foregoing, it is agreed that the furnishing of such Supplemental Disclosure shall not be deemed to amend this Agreement for purposes

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of Section 6.9 and Article IX hereof to the extent such Supplemental Disclosure includes facts or circumstances that should have been disclosed in the Sellers’ Disclosure Schedules delivered on the date hereof by virtue of their existence prior to the date hereof.

Section 6.24 Audited 2004 Financial Statements. MTH shall cause to be prepared and delivered to Reuters, as promptly as practicable and in any event on or before the later of June 1, 2005 and the three-month anniversary of the date of Reuters’ request, copies of the audited consolidated balance sheets of the Business Entities as at December 31, 2004, and the related audited consolidated statements of income and of cash flows of the Business Entities for the year then ended, including the related notes and schedules thereto (the “Audited 2004 Financial Statements”), which Audited 2004 Financial Statements shall be complete and correct in all material respects, shall have been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and shall present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Business Entities as at the dates and for the periods indicated therein. The fees of the Sellers’ accountants in connection with the preparation of the Audited 2004 Financial Statements shall be borne one-half by Reuters and one-half by MTH irrespective of whether the Audited 2004 Financial Statements are delivered prior to, on or after the Closing Date. In the event the Closing Date occurs prior to the date the Audited 2004 Financial Statements are prepared and delivered to Quick Corp. by MTH, Reuters shall cooperate with, and provide commercially reasonable assistance to, MTH in order to cause such Audited 2004 Financial Statements to be completed as promptly as practicable.

Section 6.25 Amendments to Quick Agreement. Without the prior written consent of MTH, Reuters shall not prior to the Closing permit any amendment or modification to be made to, or any waiver of, Sections 5.5 and 10.2 of the Quick Agreement, and shall not permit at any time any amendment or modification to be made to, or any waiver of, Section 3.3 of the Quick Agreement.

Section 6.26 SAVVIS Stock. Reuters shall not, and shall cause its Affiliates that own or hold, directly or indirectly, SAVVIS Stock, not to convert the SAVVIS Stock into common stock or other securities of SAVVIS without the prior written consent of MTH.

Section 6.27 Substitution of Certain Content. The Business Entities shall use all commercially reasonable efforts to: (a) add pages to their services containing substantially comparable content to that carried on existing pages that include or are derived from content delivered under the Contract referenced on Exhibit XVII, (b) make such substantially comparable content available over datafeeds as well, (c) notify all relevant users of the availability of such additional content (which shall not require an additional fee or permissioning for access) and (d) make such pages and content continuously available from at least one month prior to the Closing through to the Closing.

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Section 6.28 Trademark Chains of Title. The Sellers shall at the Sellers’ sole cost and expense use their commercially reasonable efforts: (i) until the Closing Date, to obtain and duly record and/or register with the United States Patent and Trademark Office and all applicable foreign counterparts thereof all assignments and any other documents necessary or reasonably required by Reuters to reflect a clear and unbroken registered chain of title from the original applicants to the Sellers of the TELERATE Marks (as opposed to “DATAVIEW,” “TELERATE ACCESS SERVICE TAS” or any other Mark consisting of words other than the single word TELERATE) listed on Section 3.11.1 of the Sellers’ Disclosure Schedule for which there is not such a clear and unbroken registered chain of title as of the date hereof; and (ii) deliver to Reuters powers of attorney on behalf of those prior registrants of such TELERATE Marks whose assignments of such TELERATE Marks have not been duly recorded and/or registered and who are or at any time have been Affiliates of the Sellers authorizing Reuters to execute on their behalf, record and/or register with the United States Patent and Trademark Office and all applicable foreign counterparts thereof all assignments and any other documents necessary or reasonably required by Reuters to reflect a clear and unbroken registered chain of title from the original applicant to the applicable Seller. Such powers of attorney shall not be effective until the Closing Date.

Section 6.29 Acquisition of Fininfo. The Sellers shall use their reasonable best efforts to (i) consummate the transactions contemplated by the Agreement for the Sale of an Ongoing Business and Assets, dated December 19, 2004, between Bridge Telerate SAS, Fininfo S.A. and Moneyline Telerate Limited (together with any other agreements or understandings with respect to such transactions, the “Fininfo Agreement”) as promptly as practicable after the date hereof and (ii) enforce any and all of its rights under the Fininfo Agreement. Without the prior written consent of Reuters (which consent shall not be unreasonably withheld or delayed), the Sellers shall not amend, modify or waive any provisions under the Fininfo Agreement.

ARTICLE VII CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

7.1.1 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order of any nature that enjoins or prevents the consummation of the transactions contemplated by this Agreement, subject to the proviso in Section 7.1.2;

7.1.2 The consents and approvals of Governmental Authorities required under, or sought pursuant to, the Antitrust Laws listed in Parts A and B of Exhibit XIV shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated); provided, however, that if a Governmental

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Authority of a jurisdiction listed in Part B of Exhibit XIV (“Relevant Jurisdiction”) has enacted, issued, promulgated, enforced or entered any Law of any nature that enjoins or prevents the consummation of any transaction contemplated by this Agreement, or has failed to issue a consent or approval required or sought under the Antitrust Laws of the Relevant Jurisdiction, the conditions specified in Sections 7.1.1 and 7.1.2 may still be satisfied if and only if all of the following are complied with:

(a) at the sole election of Reuters, either:

(i) appropriate provisions, reasonably satisfactory to both parties, shall have been made to provide that Reuters shall not acquire the Business in the Relevant Jurisdiction (the “Relevant Business”) as a part of the Closing, but instead shall enter into an arrangement with one or more of the Business Entities or other entity or entities (“Interim Operators”) providing for the Relevant Business to be operated by such Interim Operators following the Closing, pursuant to an interim agreement (an “Interim Agreement”) with Reuters whereby Reuters will supply all necessary services, licenses, and support and, if permitted by Law, will be entitled to receive as compensation an amount equal to the revenues of Relevant Business, less any costs of the Interim Operators in operating the Relevant Business, and upon satisfaction of the conditions in Sections 7.1.1 and 7.1.2 with respect to such Relevant Jurisdiction, the Interim Operators will transfer the Relevant Business, and all related assets, liabilities and employees which would have been transferred at the Closing, to Reuters for no additional consideration, and shall pay over any revenues derived from the Relevant Business not permitted by Law to be paid over prior to satisfaction of such conditions, provided that Reuters will have the right to terminate the Interim Agreement at any time on the terms set forth in clause (ii) below; or

(ii) appropriate provisions, reasonably satisfactory to both parties, shall have been made to provide that Reuters shall not acquire the Relevant Business as a part of the Closing or otherwise, and shall have no further obligations with respect to such Relevant Business or any assets, liabilities or employees related thereto;

(b) the arrangements described in clause (a) above shall not have any adverse effect on the Business, Purchased Subsidiaries, Transferred Assets or Transferred Liabilities other than the exclusion of the revenues and customers of the Relevant Business, and any assets or employees whose sole role was to service such revenues and customers, and neither Reuters nor the Purchased Subsidiaries shall be required to take, or be at risk of taking on, any additional costs, expenses, Liabilities, obligations or exposures as a result of any of the arrangements described in clause (a) above with respect to the Relevant Business or otherwise;

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          (c)      consummation of Closing and implementation of the arrangements described in clause (a) above transaction will not breach or violate:

(i) the Antitrust Laws of the Relevant Jurisdiction; or

(ii) any Law of any nature referred to above; or

(iii) any other Law; and

          (d)      the aggregate annualized revenue of all the Relevant Businesses with respect to which arrangements specified in clause (a) above are to be made, measured as of the most recent practicable date, does not exceed $5,000,000.

7.1.3 All amounts due and payable under the TSA Amendment at or prior to the Closing shall have been paid at or prior to the Closing.

Section 7.2 Conditions to Reuters’ Obligations. The obligations of Reuters to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of each of the following conditions:

7.2.1 The representations and warranties of the Sellers (other than Sections 3.1, 3.2.1, 3.2.3 and 3.3) that do not expressly relate to a specific date shall be true and correct (determined without regard to any materiality or Material Adverse Effect qualification or any qualification based on a threshold amount of Damages contained in such statement) as of the Closing as though made at and as of the Closing, and the representations and warranties of the Sellers that expressly relate to a specific date shall, as of the Closing, remain true and correct at and as of such date, except, in either case, for such failures of any representations and warranties of the Sellers (including Sections 3.1, 3.2.1, 3.2.3 and 3.3) to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the representations and warranties of the Sellers in Sections 3.1, 3.2.1, 3.2.3, and 3.3 shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date;

7.2.2 (A) Except with respect to Sections 6.3.1.1, 6.3.1.2, 6.3.1.3, 6.6 and 6.16, each of the Sellers shall have performed and complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing; and (B) each of the Sellers shall have performed and complied with its covenants to be performed or complied with by it at or prior to the Closing contained in Sections 6.3.1.1, 6.3.1.2, 6.3.1.3, 6.6 and 6.16, except for any failure to perform or comply with any obligations, agreements or covenants required by this Agreement to be performed by the Sellers (including Sections 6.3.1.1, 6.3.1.2, 6.3.1.3, 6.6 and 6.16) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

7.2.3 The representations and warranties of OEP (other than Sections 4.1 and 4.2) that do not expressly relate to a specific date shall be true and correct (determined without regard to any materiality or material adverse effect

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qualification or any qualification based upon a threshold amount of Damages contained in such statement) as of the Closing as though made at and as of the Closing, and the representations and warranties of OEP that expressly relate to a specific date shall, as of the Closing, remain true and correct at and as of such date, except, in either case, for such failures of any representations and warranties of OEP (including Sections 4.1 and 4.2) to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on OEP’s ability to perform its obligations under this Agreement, and the representations and warranties of OEP in Sections 4.1 and 4.2 shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date;

7.2.4 OEP shall have performed and complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing;

7.2.5 Prior to or at the Closing, the Sellers shall have obtained from all appropriate Persons the written consents, releases and waivers set forth on Exhibit XVIII attached hereto;

7.2.6 Prior to the Closing, all Contracts set forth in Section 7.2.6 of the Sellers’ Disclosure Schedule (or required to be set forth therein) between the Purchased Subsidiaries, on the one hand, and the Affiliates of Sellers (other than the Purchased Subsidiaries), on the other hand, shall have been terminated; and

7.2.7 Prior to or at the Closing, the Sellers shall have delivered to Reuters a certificate of a Vice President or other officer of comparable or higher rank of MTH, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.2.1 and 7.2.2 have been satisfied.

7.2.8 Prior to or at the Closing, OEP shall have delivered to Reuters a certificate signed by an authorized officer of OEP, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.2.3 and 7.2.4 have been satisfied.

Section 7.3 Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.3.1 The representations and warranties of the Purchasers (other than Sections 5.1 and 5.2) that do not expressly relate to a specific date shall be true and correct (determined without regard to any materiality or material adverse effect qualification or any qualification based upon a threshold amount of Damages contained in such statement) as of the Closing as though made at and as of the Closing, and the representations and warranties of the Purchasers that expressly relate to a specific date shall, as of the Closing, remain true and correct at and as of such date, except, in either case, for such failures of any representations and warranties of the Purchasers (including Sections 5.1 and 5.2) to be true and correct

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that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchasers’ ability to perform or consummate the transactions contemplated by this Agreement, and the representations and warranties of the Purchasers in Sections 5.1 and 5.2 shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date;

7.3.2 Reuters shall have performed and complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing;

7.3.3 MTH shall have received prior to the Closing a statement, in form and substance reasonably satisfactory to MTH and dated no earlier than 30 days prior to the Closing Date, from SAVVIS satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) with respect to the transfer of the SAVVIS Stock provided for herein; provided that if Reuters provides MTH additional cash in an amount sufficient to satisfy any withholding obligations of MTH arising from the failure to obtain such statement from SAVVIS (which additional amount shall be paid upon the conditions that MTH shall apply such amounts to satisfy such withholding obligation and that Reuters shall have the exclusive right, at its expense, to obtain a refund of such amounts from the IRS) and agrees in writing to indemnify and hold harmless MTH for Damages arising out of the failure to obtain such statement from SAVVIS, this condition shall be deemed waived; and

7.3.4 Prior to or at the Closing, each of Limited and RSA shall have delivered to the Sellers a certificate of an authorized signatory of such Person, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.3.1 and 7.3.2 have been satisfied.

7.3.5 The Quick Agreement shall be in full force and effect.

ARTICLE VIII TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

8.1.1 by mutual written consent of MTH and Reuters;

8.1.2 by either Reuters or MTH, upon written notice to the other if the Closing shall not have been consummated on or before the Outside Date; providedthat the right to terminate this Agreement under this Section 8.1.2 shall not be available to a party if such party’s or such party’s Affiliate’s material breach of any of its obligations hereunder, which material breach is capable of being cured, has been the cause of or resulted in the failure of the Closing to be consummated on or before the Outside Date;

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8.1.3 by Reuters upon written notice to MTH, if there shall have been a material breach of any representation, warranty, covenant or agreement of the Sellers or OEP set forth in this Agreement, which shall result in a failure of a condition set forth in Section 7.2.1, 7.2.2, 7.2.3 or 7.2.4 in either case, which is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Sellers of notice of such breach from Reuters;

8.1.4 by MTH upon written notice to Reuters, if there shall have been a material breach of any representation, warranty, covenant or agreement of Reuters set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.3.1 or 7.3.2 and is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Reuters of notice of such breach from MTH;

8.1.5 by either Reuters or MTH, upon written notice to the other, in the event it shall be impossible for any condition to its performance in this Agreement to be satisfied;

8.1.6 by either Reuters or MTH upon written notice to the other, if there shall be in effect a final, non-appealable order a court or any other Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby; or

8.1.7 by Reuters upon written notice to MTH, if any of the Purchased Subsidiaries shall become the subject of a proceeding as a result of the filing of a voluntary petition, or the filing of any involuntary petition which remains undismissed after thirty (30) days (unless the Purchasers or any of their Affiliates have taken any action that has caused or resulted in the filing of any such involuntary petition, other than actions related to or arising out of the failure of MTH or its Affiliates to pay amounts due and payable under the TSA), under any chapter of the Bankruptcy Code.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, other than the provisions of Sections 1.1 (as applicable), 6.16, 6.18, 6.19, this Section 8.2 and Article X, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers, members, partners or stockholders. Notwithstanding the foregoing, (a) nothing in this Section 8.2 shall relieve any party hereto of liability for a breach of any of its obligations under this Agreement prior to termination, (b) if it shall be finally judicially determined that termination of this Agreement resulted from an intentional and deliberate breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally and deliberately breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of

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this Agreement and related documentation and (c) in no event shall any party hereto be liable for any incidental, indirect or consequential damages, lost profits or other special damages of a party hereto.

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants; Indemnification.

9.1.1 The representations and warranties provided for in this Agreement and the covenants contained in this Agreement to be performed or complied with at or prior to the Closing Date shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.1.1, 3.2 (other than 3.2.4 and 3.2.5), 3.3, 3.14, 3.25, 4.1, 4.2, 4.5, 5.1, 5.2, 5.3 and 5.6 shall survive the Closing indefinitely and (b) the representations and warranties contained in Sections 3.8, 3.15 and 3.17 herein shall survive until 60 days after the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive). The covenants contained in this Agreement to be performed or complied with after the Closing Date shall survive in accordance with their terms.

9.1.2 The survival period of each representation, warranty and covenant as provided in Section 9.1.1 is referred to herein as the “Survival Period”.

9.1.3 Subject to the limitations set forth in this Article IX, subsequent to the Closing (provided that a specific Claim alleging in reasonable detail the then existing factual basis for such Claim and the Section of this Agreement alleged to have been breached has been made, in the case of a representation, warranty or covenant, during the applicable Survival Period), the Sellers shall, jointly and severally, indemnify, defend and hold harmless Reuters and their respective Subsidiaries (and after the Closing the Purchased Subsidiaries), and their respective Affiliates, and their respective officers, directors, agents, attorneys and representatives, and each of their heirs, executors, successors and assigns (collectively, the “Representatives”), against and in respect of any and all Damages suffered by such Indemnified Parties arising out of or resulting from: (a) the failure of any representation or warranty of the Sellers set forth in this Agreement or in any Ancillary Agreement (other than a representation or warranty contained in Section 3.8, the indemnification for which shall be solely and exclusively governed by Section 6.9), to be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualification or any qualification based on a threshold amount of Damages (other than (i) the qualifications based on the Damages thresholds in Sections 3.11.7, 3.11.12 and 3.13 and (ii) any such qualification that is used in a representation or warranty to determine the types of Contracts, Permits or other items required (and not just permitted) to be set forth in a

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Section of the Sellers’ Disclosure Schedule), at the Closing Date; (b) the breach of any covenant or other agreement on the part of Sellers under this Agreement or any Ancillary Agreement (other than a covenant or agreement relating to Taxes, the indemnification for which shall be solely and exclusively governed by Section 6.9); (c) any Excluded Asset or any Excluded Liability; (d) any claims against Reuters and its Affiliates (including the Purchased Subsidiaries) from any shareholders or holders of any Indebtedness of any Business Entity (other than any shareholders of the Purchased Subsidiaries who become such through actions of Reuters or its Affiliates taken, or holders of Indebtedness of the Purchased Subsidiaries created, after the Closing) in their capacity as such; (e) any Liabilities in respect of fees or payments owed by the Business Entities to Data Providers in excess of $4,600,000 in the aggregate for content provided to the Business prior to the date hereof which are determined to be due pursuant to audit or similar procedures; provided, that any such amounts are payable in respect of Liabilities of the Business Entities incurred prior to the Closing; (f) any Liabilities relating to obligations to pay currently disputed or unexpected fees or other amounts to network, field service or communication providers (other than SAVVIS) in respect of periods prior to the date hereof in aggregate amount in excess of $1,200,000; (g) any Liabilities arising out of the Real Property Lease located at 7-9 Harrison Street, New York, NY in excess of $750,000 in the aggregate; and (h) any Liabilities for Indebtedness of the Business held by any third party.

9.1.4 Subject to the limitations set forth in this Article IX, subsequent to the Closing (provided that a specific Claim alleging in reasonable detail the then existing factual basis for such Claim and the Section of this Agreement alleged to have been breached has been made, in the case of a representation, warranty or covenant, during the applicable Survival Period), the Purchasers shall, jointly and severally, indemnify, defend and hold harmless the Sellers, their respective Affiliates and their respective Representatives, against and in respect of any and all Damages suffered by such Indemnified Parties arising out of or resulting from: (a) the failure of any representation or warranty of the Purchasers set forth in this Agreement or any Ancillary Agreement or the other agreements, documents, instruments and certificates to be executed and delivered by the Purchasers in connection with this Agreement or the Ancillary Agreements, to be true and correct in all respects, without regard to any materiality or material adverse effect qualification or any qualification based on a threshold amount of Damages, at the Closing Date; (b) the breach of any covenant or other agreement on the part of the Purchasers or its Affiliates under this Agreement or any Ancillary Agreement; (c) any Transferred Asset or Transferred Liability or the Purchased Subsidiaries; and (d) the operation of the Business from and after the Closing Date, except, in the case of clauses (c) and (d), for matters for which the Sellers have an express obligation to indemnify Reuters and its Subsidiaries, their respective Affiliates, and their Representatives pursuant to this Agreement.

9.1.5 Any Person providing indemnification pursuant to the provisions of this Section 9.1 is referred to herein as an “Indemnifying Party,” and any Person entitled to be indemnified pursuant to the provisions of this Section 9.1 is referred to herein as an “Indemnified Party”.

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9.1.6 The Sellers’ indemnification obligations contained in Section 9.1.3(a), other than for a breach of a representation or warranty contained in Sections 3.1, 3.2.1, 3.2.3, 3.3, 3.14 and 3.15.5 (collectively, the “Sellers’ Unlimited Warranties”), shall not apply to any claim for Damages until the aggregate amount of all Claims under Section 9.1.3(a) totals $2,000,000 (the “Basket Amount”), in which event the Sellers’ indemnification obligations contained in Section 9.1.3(a) shall only apply to the amount of such Damages in excess of the Basket Amount, subject to a maximum liability to Purchasers and the Indemnified Parties for aggregate Damages equal to the Cap Amount. Without limiting the foregoing, (i) the Escrow Amount together with any and all income earned thereon (“Cap Amount”) held in escrow shall constitute the sole and exclusive source of payment or recovery for all Claims for indemnification by the Purchasers and Indemnified Parties pursuant to Sections 9.1.3(a), (b), (e) and (f), other than with respect to the Sellers’ Unlimited Warranties which are limited by the remainder of this sentence, and (ii) in no event shall the Sellers ever be required to indemnify the Purchasers or any Indemnified Parties pursuant to Section 9.1.3 or any other Section of this Agreement for Damages exceeding, in the aggregate, an amount equal to (x) the Final Cash Purchase Price plus the SAVVIS Stock Fair Market Value as of the Closing Date of the SAVVIS Stock less (y) the aggregate amount recovered by the Purchasers and any Indemnified Parties pursuant to Section 9.1.9.

9.1.7 Reuters’ indemnification obligation contained in Section 9.1.4(a), other than for a breach of a representation or warranty contained in Section 5.1 or 5.6 (collectively, “Reuters Unlimited Warranties”), shall not apply to any claim for Damages until the aggregate amount of all Claims under Section 9.1.4(a) totals the Basket Amount, in which event Reuters’ indemnification obligation contained in Section 9.1.4(a) shall only apply to the amount of such Damages in excess of the Basket Amount. Notwithstanding anything to the contrary contained herein, subject to the limitations set forth in the first sentence of this Section 9.1.7, in no event shall Purchasers ever be required to indemnify the Sellers or any Indemnified Parties (i) pursuant to Section 9.1.4(a) or (b), other than with respect to Reuters’ Unlimited Warranties, for Damages exceeding, in the aggregate, an amount equal to the Cap Amount and (ii) pursuant to Section 9.1.4 (other than with respect to clauses (a) or (b) which are the subject of the preceding clause (i), except for Reuters’ Unlimited Warranties) or any other Section of this Agreement for Damages exceeding, in the aggregate, an amount equal to the Final Cash Purchase Price plus the SAVVIS Stock Fair Market Value as of the Closing Date of the SAVVIS Stock.

9.1.8 The provisions of Section 6.9 and this Article IX shall constitute the sole and exclusive remedy following the Closing of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby and thereby, whether in contract, tort or otherwise; provided, however, this exclusive

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remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its agreements, covenants or obligations under this Agreement or any Ancillary Agreement or for fraud.

9.1.9 Subject to the limitations set forth in Article IX, subsequent to the Closing, OEP shall indemnify, defend and hold harmless Reuters, their respective Subsidiaries (and after the Closing the Purchased Subsidiaries), their respective Affiliates and their respective Representatives (collectively, the “Reuters Indemnified Parties”), against and in respect of any and all Damages suffered by such Reuters Indemnified Parties arising out of or resulting from: (a) the failure of any representation or warranty of OEP set forth in this Agreement to be true and correct in all respects, without regard to any materiality qualification or any qualification based on a threshold amount of Damages, at the Closing Date, (b) the breach of any covenant of OEP under this Agreement; (c) the failure of any representation or warranty set forth in Section 3.2.1 or 3.2.3 (other than with respect to the last two sentences therein) to be true and correct in all respects at the Closing Date; (d) the breach of any covenant set forth in Section 6.9.13; and (e) any claims from any shareholders or holders of Indebtedness (other than within the meaning of clause (iii) and clause (vi) as it applies to clause (iii) of the definition thereof) of any Business Entity (other than any shareholders of the Purchased Subsidiaries who become such through actions of Reuters or its Affiliates taken, or holders of Indebtedness of the Purchased Subsidiaries created, after the Closing) in their capacity as such. OEP’s obligation to indemnify, defend and hold harmless the Reuters Indemnified Parties against Damages under clauses (c), (d) and (e) of this Section 9.1.9 shall be joint and several with the Sellers’ indemnification obligations to the Reuters Indemnified Parties against such Damages under Section 9.1.3. Notwithstanding anything to the contrary contained herein, (i) in no event shall OEP ever be required to indemnify the Reuters Indemnified Parties pursuant to this Section 9.1.9 for Damages exceeding, in the aggregate, an amount equal to the difference of (A) the sum of the portion of the Final Cash Purchase Price plus the SAVVIS Stock Fair Market Value as of the Closing Date of the portion of the SAVVIS Stock received by OEP, any Affiliates of OEP or any employee of OEP, minus (B) the aggregate fees and expenses incident to this Agreement and the transactions contemplated herein actually incurred and paid by OEP; and (ii) in no event shall the Purchasers and the Indemnified Parties ever be entitled to indemnification under this Agreement from the Sellers and OEP for Damages exceeding, in the aggregate, an amount equal to the Final Cash Purchase Price plus the SAVVIS Stock Fair Market Value as of the Closing Date of the SAVVIS Stock. In the case of any claim for indemnification under this Section 9.1.9, arising from a claim of a third party, the provisions of Section 9.2 shall govern. The provisions of this Section 9.1.9 may not be assigned by operation of law or otherwise (including, without limitation, by way of merger, consolidation or sale of interests in any entity); provided, however, that the Reuters Indemnified Parties may assign the provisions of this Section 9.1.9 to Reuters Group PLC or any of its Affiliates, except that any assignment to parties that are Affiliates of Reuters Group PLC shall be effective only for so long as such parties remain Affiliates of Reuters Group PLC.

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Section 9.2 Procedures for Third Party Claims.

9.2.1 In the case of any claim for indemnification arising from a Claim of a third party other than a Tax Claim (each such non-excluded Claim, a “Third Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any Claim of which such Indemnified Party has knowledge, and as to which it may request indemnification hereunder, specifying (to the extent known) the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby. The Indemnifying Party shall have the right to elect by written notice within 30 days after receiving notice from the Indemnified Party to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party (which must be reasonably satisfactory to the Indemnified Party), negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against hereunder; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder in respect of all Damages resulting or arising from such Third Party Claims for which it is responsible, unless (a) the Indemnifying Party shall not have taken any action to defend such Third Party Claim within such 30-day period, (b) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (c) the Indemnified Party reasonably concludes that the Damages from such claim, individually or in the aggregate with all other claims, are reasonably likely to exceed the Cap Amount. Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 9.2.1), the Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other and keep the other party fully informed in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clauses (a), (b) or (c) above (or as to which the Indemnifying Party shall not yet have employed counsel to assume the defense of such Third Party Claim), the reasonable fees and disbursements of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party (until such time as the defense is assumed by the Indemnifying Party, in the case of the parenthetical above). The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

9.2.2 Subject to Section 9.2.1 above, if the Indemnifying Party has assumed the defense of any Third Party Claim as provided in this Section 9.2.2, it shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which

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shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (a) relates solely to monetary damages for which the Indemnifying Party shall be responsible and (b) includes as an unconditional term thereof the release of the all Indemnified Parties from all liability with respect to such Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.2, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such Claim through the date of its rejection of the settlement offer or (B) the aggregate Damages of the Indemnified Party with respect to such Claim.

9.2.3 The foregoing provisions of this Section 9.2 shall not apply to Third Party Claims involving Taxes, which Claims shall instead be governed by the provisions of Section 6.9 hereof.

Section 9.3 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a Claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such Claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. Within thirty (30) days after the Indemnifying Party’s receipt of the Notice of Claim, the parties shall thereafter attempt to resolve any disputes with respect to the Indemnified Party’s right to indemnification and/or the Indemnification Amount. In the event the Parties cannot resolve the matter within such time, such dispute shall be resolved by litigation in a court of competent jurisdiction.

Section 9.4 Calculation of Damages. The Damages suffered by any party hereto shall be calculated after giving effect to the receipt by the Indemnified Party of any recoveries from third parties, including insurance recoveries (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Damages to be indemnified hereunder; provided, however, that the Reuters Indemnified Parties shall not be obligated to seek insurance recoveries in respect of such Damages under any insurance policies other than the Business Policies), and shall not take into account any Tax effects. In the event any insurance proceeds are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

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Section 9.5 Claim Period. The obligations of each party hereto to indemnify, defend and hold harmless the Indemnified Parties pursuant to this Article IX shall terminate when, in the case of a breach of a representation, warranty or covenant, the applicable Survival Period expires pursuant to Section 9.1.1. Notwithstanding the preceding sentence, the obligations of each party hereto to indemnify, defend and hold harmless the Indemnified Parties pursuant to this Article IX shall survive the time at which such obligations would otherwise terminate pursuant to the preceding sentence if a specific Claim alleging in reasonable detail the then existing factual basis for such Claim and the Section of this Agreement alleged to have been breached has been made, in the case of a breach of a representation, warranty or covenant, during the applicable Survival Period.

Section 9.6 Mitigation. The Purchasers and the Sellers shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability; provided, that the Reuters Indemnified Parties shall not be obligated to seek insurance recoveries in respect of any claim or Liability under any insurance policies other than the Business Policies.

Section 9.7 No Duplication. Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under Article IX shall be paid without duplication, and in no event shall (i) any Party be indemnified under different provisions of this Agreement for the same Damages or (ii) any Seller or OEP be required to indemnify the Purchasers or any Indemnified Parties hereunder for Damages to the extent that the Purchasers are compensated for such Damages pursuant to Section 2.5.

Section 9.8 Use of SAVVIS Stock to Satisfy Indemnity Obligations. Each of the Sellers and OEP may utilize the SAVVIS Stock acquired by them pursuant to this Agreement (including any SAVVIS Escrow Shares delivered to the Sellers by the Escrow Agent upon release of such shares from escrow under the Escrow Agreement, but not including any shares of Series A Convertible Redeemable Preferred Stock of SAVVIS or other securities or property acquired from any third party), to satisfy indemnity obligations to the Reuters Indemnified Parties under this Agreement and, for such purpose, shares of SAVVIS Stock shall be deemed to have a value per share equal to the SAVVIS Stock Fair Market Value on the Closing Date irrespective of the value of such shares on the date delivered by the Sellers or OEP, as applicable, to the Reuters Indemnified Parties; provided, however, that (i) none of the Sellers or OEP may utilize shares of SAVVIS Stock to satisfy any of its indemnity obligations hereunder unless and until an amount equal to the Final Cash Purchase Price, plus the aggregate SAVVIS Stock Fair Market Value as of the Closing Date of all SAVVIS Stock disposed of by the Sellers or OEP or entirely converted into or exchanged or disposed for cash as described in the further proviso below, shall have been paid to the Reuters Indemnified Parties in cash in satisfaction of such indemnity obligations hereunder, and (ii) nothing contained in this Section 9.8 shall be deemed to modify or amend the terms of the Escrow Agreement; and, provided, further, that, for purposes of this Section 9.8, such SAVVIS Stock shall not have been converted entirely into, exchanged entirely for, or otherwise disposed of entirely for, cash.

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ARTICLE X Miscellaneous
Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to the Sellers or OEP:	Moneyline Telerate Holdings, Inc. 233 Broadway New York, New York 10279 Facsimile: (212) 553-9698 Attention: Chief Legal Officer

and

One Equity Partners LLC 320 Park Avenue New York, New York Facsimile: (212) 277-1532 Attention: Daniel J. Selmonosky

with copies to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Facsimile: (212) 751-4864 Attention:R. Ronald Hopkinson, Esq. David S. Allinson, Esq.

and

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Facsimile: (212) 309-6001 Attention: Ira White, Esq.

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If to Reuters:	Reuters Limited 85 Fleet Street London, EC4P 4AJ United Kingdom Facsimile: 011 44 20 7542 6848 Attention: Group General Counsel

with a copy to:

Reuters America LLC 3 Times Square New York, New York 10036 Facsimile: (646) 223-4250 Attention: General Counsel

and

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Facsimile: (212) 310-8007 Attention: David Zeltner, Esq.

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including legal fees, accounting fees, investment banking fees and filing fees). Any out-of-pocket fees and expenses incurred by the Business Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be paid and satisfied prior to the Closing.

Section 10.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each party hereto by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

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Section 10.4 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement or any Ancillary Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law, any right such party may have to a trial by jury in respect to any Action directly or indirectly arising out of, under or in connection with or relating to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of such Action, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.4.

Section 10.5 Assignment; Successors and Assigns; No Third Party Rights. This Agreement and the Ancillary Agreements may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be null and void; provided, however, that without the consent of any other party hereto, (i) Reuters may assign any or all of its rights and obligations to one or more Designated Affiliates, provided that in each case Reuters, jointly and severally with such assignee, continues to remain fully subject to such obligations (it being acknowledged and agreed that Reuters shall be liable for any Liabilities assumed by or assigned to Reuters’ Designated Affiliates) and (ii) MTH, following the Closing, may assign any or all of its rights to an Affiliate. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 9.1, this Agreement shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder.

Section 10.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.7 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and supersede all previous written, oral or implied understandings among them with respect to such matters.

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Section 10.9 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of Reuters and MTH.

Section 10.10 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions provided that MTH may waive any term or condition on behalf of any Seller and Reuters may waive on behalf of any Purchaser.

Section 10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions completed hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12 No Strict Construction. Reuters and the Sellers each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

Section 10.13 Affiliate and Subsidiary Status. To the extent that a party hereto is required hereunder to take certain action with respect to entities designated herein as such party’s Affiliates or Subsidiaries, such obligation shall apply to such entities only during such period of time that such entities are Affiliates or Subsidiaries of such party.

Section 10.14 Equitable Remedies. The covenants and undertakings contained in this Agreement, including Sections 6.14, 6.15, 6.16, 6.17 and 6.18 relate to matters which are special, unique and extraordinary in character, and violation of any of such terms will cause irreparable injury to the parties, the amount of which would be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the party hereto harmed by such breach will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of a breach of such terms. The rights and remedies provided by this Section 10.14 are cumulative and in addition to any other rights and remedies which the parties hereto may have hereunder or at law or in equity.

Section 10.15 Limited Recourse. Except to the extent explicitly agreed in this Agreement, any Ancillary Agreement or any other document, agreement or instrument contemplated hereby or thereby, the obligations of the Sellers and the Business Entities hereunder and under any Ancillary Agreement shall be without recourse to any director, officer, stockholder, member, partner, Associate or Affiliate of the Sellers and the Business Entities or their respective directors, officers, stockholders, employees, agents, stockholders, members or partners and shall be limited to the assets of the Sellers and the Business Entities.

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Section 10.16 No Other Representations. Each party hereto acknowledges that no party hereto makes any representation or warranty to any other party hereto in connection with the subject matter hereof except as expressly set forth in this Agreement or in any Ancillary Agreement.

Section 10.17 Definitive Agreement. Each party hereto acknowledges and agrees that this Agreement constitutes a Definitive Agreement under the Transitional Services Agreement.

Section 10.18 Services to the Sellers, OEP and the Purchased Subsidiaries. The Purchasers acknowledge that Latham & Watkins LLP (“L&W”) and Morgan, Lewis & Bockius LLP (“ML&B”) have represented the Sellers and/or OEP in connection with this Agreement and the transactions contemplated hereby and consent to their continued representation of the Sellers and/or OEP following the Closing, including in connection with any disputes that may arise out of or relate to this Agreement even though they may have represented or performed services for the Business or the Purchased Subsidiaries prior to the Closing; provided, however, that nothing contained in this Section 10.18 shall constitute a waiver of attorney client privilege by any Purchased Subsidiary with respect to any services provided by L&W or ML&B prior to the Closing.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MONEYLINE TELERATE HOLDINGS, INC.
By:	/s/ Alexander Rush
Name: Alexander Rush Title: CEO

REUTERS LIMITED

By:
Name: Title:

REUTERS S.A.

By:
Name: Title:

ONE EQUITY PARTNERS LLC Solely for purposes of Article IV, and Sections 2.3.6, 6.5.1, 6.6, 6.7, 6.9.3(i), 6.9.15, 6.14, 6.16, 6.19, 9.1.9, 9.7, 10.15, 10.16, 10.17 and 10.18

By:
Name: Title:

MTH SUBSIDIARIES:

MONEYLINE TELERATE (GLOBAL) SARL

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (LUXEMBOURG) SARL

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

Signature Page To Stock And Asset Purchase Agreement

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MONEYLINE TELERATE CANADA, INC.

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE FINANZINFORMATIONEN (AUSTRIA) GMBH

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (DENMARK) APS

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (BELGIUM) SPRL

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

TELERATE FINANCIAL INFORMATION OY

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (GERMANY) GMBH

By:	/s/ Bernard F. Battista
Name:Bernard F. Battista Title:

MONEYLINE TELERATE MAGYARORSZAG KFT

By:	/s/ Bernard F. Battista
Name:Bernard F. Battista Title:

Signature Page To Stock And Asset Purchase Agreement

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MONEYLINE TELERATE (IRELAND) LIMITED

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (NORWAY) AS

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (SWEDEN) AB

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (SWITZERLAND) GMBH

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (UK) LIMITED

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE NETWORK U.K./EUROPE LTD.

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE LIMITED

By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

Signature Page To Stock And Asset Purchase Agreement

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MONEYLINE TELERATE (AUSTRALIA) PTY. LTD.
By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (HONG KONG) LTD.
By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (MALAYSIA) SDN BHD
By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (PHILIPPINES) INC.
By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (SINGAPORE) PTE. LTD.
By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE MAURITIUS
By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

MONEYLINE TELERATE (THAILAND) LTD.
By:	/s/ Bernard F. Battista
Name: Bernard F. Battista Title:

Signature Page To Stock And Asset Purchase Agreement

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Exhibit 6

EXHIBIT VI
PURCHASED SUBSIDIARIES

Moneyline Telerate
Moneyline Network, Inc.
Moneyline Telerate International

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Exhibit 7

EXHIBIT VII – TRANSFERRED ASSETS

All assets of the Business Entities (other than the Purchased Subsidiaries) used or held for use in the operation or conduct of the Business, including without limitation (but in all cases except for any Excluded Asset):

(a) all cash and accounts receivable;

(b) all inventory used or intended to be used in connection with the Business;

(c) all Contracts used or held for use in the operation or conduct of the Business, including those set forth on Section 3.16 of the Sellers’ Disclosure Schedule, the Customer Contracts and the Content Provider Contracts;

(d) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses;

(e) all rights under each Real Property Lease (other than a Real Property Lease that is an Excluded Asset), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f) all tangible personal property, including all furniture, fixtures, computer equipment, furnishings, tools, molds, machinery, spare parts, and equipment owned by the Business Entities (other than the Purchased Subsidiaries) and currently used in the Business;

(g) all credits, security deposits, refunds, rebates, prepaid items, and advance payments relating to the Transferred Assets;

(h) all Intellectual Property used or held for use in the operation or conduct of the Business;

(i) all Software used or held for use in the operation or conduct of the Business;

(j) all Technology used or held for use in the operation or conduct of the Business;

(k) all financial, business and other records and documents that are used in or held for use in the operation or conduct of the Business, including documents relating to accounting, products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, but excluding personnel files for Employees of the Business Entities who are not Transferred Employees;

(l) all Permits, including Environmental Permits, used or held for use in the operation or conduct of the Business, to the extent transferable;

(m) all supplies owned by the Business Entities (other than the Purchased Subsidiaries) and used or held for use in the operation or conduct of the Business;

(n) all rights of the Business Entities (other than the Purchased Subsidiaries) under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of the Business Entities (other than the Purchased Subsidiaries) or with third parties to the extent relating to the Business or the Transferred Assets (or any portion thereof);

(o) all claims, causes of action and rights to the extent relating to any Transferred Asset or any Transferred Liability;

(p) all rights of the Business Entities (other than the Purchased Subsidiaries) under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to the Business Entities (other than the Purchased Subsidiaries) or to the extent affecting any Transferred Assets;

(q) all third party property and casualty insurance proceeds, and all rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(r) the Real Property Leases located at (i) 100 Williams Street, New York, NY (including any guarantees related thereto), and (ii) 7-9 Street Harrison Street, New York, NY, and any related documentation; and

(s) all goodwill and other intangible assets associated with the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property.

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Exhibit 8

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EXHIBIT VIII – EXCLUDED ASSETS

(a) the stock and the minute books, stock ledgers, and tax records of any Subsidiary of MTH, other than the Purchased Subsidiaries;

(b) all inter-company accounts and notes receivable of the Business, other than amounts due and owing on the Closing Date solely among the Purchased Subsidiaries;

(c) the equity interests of the Business Entities in MarketAxess and all rights related directly thereto, and all related documents and rights thereunder;

(d) the equity interests of the Business Entities in MarketXS and all rights related directly thereto, and all related documents and rights thereunder;

(e) the equity interests of the Business Entities in CanDeal and all rights related directly thereto, and all related documents and rights thereunder;

(f) all assets primarily used or held for use in the operation or conduct of the Networks Business, and all related documents and rights, including Contracts, Software, Technology, Intellectual Property and associated goodwill;

(g) all Contracts with OEP or any of its Affiliates (other than any Contracts by which OEP or its Affiliates purchases products or services of the Business in the Ordinary Course of Business under arms-length terms), including any Contract set forth on Section 3.21 of the Sellers’ Disclosure Schedule;

(h) all Contracts between the Purchased Subsidiaries, on the one hand, and the Sellers or any Affiliate of any Seller (other than a Purchased Subsidiary), on the other hand;

(i) any claim, right or interest of the Business Entities (other than any Purchased Subsidiary) in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date; and

(j) the Real Property Leases located at (i) 273 Avenue de Terueren, Brussels, Belgium, (ii) 1B, Parc d’Activite Sydrall, L-5365 Muensbach, Luxembourg and (iii) Rivierstate Building, Amsteldijk 166, 1079 LH Amsterdam, Netherlands, and any related documentation.

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Exhibit 9

EXHIBIT IX – TRANSFERRED LIABILITIES

All Liabilities of the Business Entities (other than the Purchased Subsidiaries) arising out of the conduct of the Business, including without limitation (but in all cases except for any Excluded Liability):

(a) any and all Liabilities as reflected on the Balance Sheet (subject to any increases, or decreases thereof as may occur prior to the Closing Date in the Ordinary Course of Business) as they exist on the Closing Date;

(b) any and all Liabilities arising prior to or after the Closing under any Contracts that are assigned to the Purchasers;

(c) any and all Environmental Liabilities of the Business, whether arising prior to or after the Closing;

(d) accounts payable incurred in the Ordinary Course of Business existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable);

(e) all Liabilities that are the responsibility of Reuters pursuant to Section 6.8;

(f) all Liabilities of the Business (whether incurred by the Purchasers or otherwise) arising under the WARN Act or any similar state or local “mass layoff” or “plant closing” Laws arising out of or related to actions taken by the Purchasers after the Closing Date; and

(g) all Liabilities related to Business Employees or Former Business Employees under or with respect to any Benefit Plans, except as set forth in Section 6.8.6.

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Exhibit 10

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EXHIBIT X – EXCLUDED LIABILITIES

(a) any and all Damages resulting from any Action or Claim arising out of any Excluded Liability;

(b) all fees payable to Hyperfeed Technologies in connection with the termination of the agreement between Moneyline Telerate and Hyperfeed Technologies, but only if the Sellers shall not have substantially wound down and discontinued the Business’ Crucible operations prior to the Closing and made all necessary payments to Hyperfeed Technologies in connection therewith (subject to reimbursement as set forth in Exhibit XII);

(c) any and all Liabilities arising out of the Excluded Assets;

(d) any and all Liabilities for Taxes of or related to the Business, the Business Entities or the Transferred Assets for taxable periods (or portions thereof) ending on or prior to the Closing Date and any and all Liabilities for Taxes described in Section 6.9.6, except as otherwise set forth in the Agreement or the Agreed Principles;

(e) any and all Indebtedness of the Business held by MTH existing as of Closing;

(f) any and all Liabilities related to any of the matters set forth on Section 3.13.1 of the Sellers’ Disclosure Schedule;

(g) any and all fees or Liabilities of the Business Entities to any Affiliate of the Business Entities, including all Liabilities of the Business Entities owed to OEP for management fees or otherwise;

(h) any and all Liabilities related to the fees and expenses, including attorney’s and accountant’s fees, incurred by any of the Business Entities in connection with the Agreement, the Ancillary Agreements or the transactions contemplated by the Agreement or the Ancillary Agreements;

(i) any and all Liabilities arising out of the transfer, sale or other disposition of the Subsidiaries of the Purchased Subsidiaries pursuant to Section 6.21;

(j) any and all Liabilities of the Business arising under the WARN Act or any similar state or local “mass layoff” or “plant closing” Laws arising out of or related to actions taken by the Sellers or the Purchased Subsidiaries on or prior to the Closing Date; and

(k) any and all Liabilities arising out of the liquidation, dissolution or winding up of any of the Sellers.

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Exhibit 11

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Exhibit XI

Agreed Principles

The Closing Balance Sheet and the Closing Statement of Closing Working Capital shall: (a) each be prepared (i) in accordance with GAAP applied in a manner consistent with the preparation of the Balance Sheet and (ii) using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements to the extent the same were in accordance with GAAP, as such principles, accounting methods, policies, practices, procedures, classifications, judgments and estimation methodology are modified by the Agreed Principles; and (b) in the case of the Closing Statement of Closing Working Capital, fairly present, in all material respects, the consolidated working capital position of the Business, excluding the Excluded Assets and Excluded Liabilities, as of the Closing Date without giving effect to any purchase accounting adjustments arising from the sales of Transferred Assets and Purchased Subsidiaries as contemplated by the Agreement. Notwithstanding any provision of this Exhibit XI or the Agreement to the contrary, the Agreed Principles shall govern in the event and to the extent the Agreed Principles are in conflict with GAAP or the accounting methods, policies, practices, procedures, classifications, judgments and estimation methodology used in the preparation of the Financial Statements. The Reference Statement represents solely a good faith attempt by the parties to illustrate a calculation of Net Working Capital as of the date of such statement as if it were the Closing Date on the basis set forth herein and is intended as an aid in interpreting these Agreed Principles (including especially as to the general categories of items specifically enumerated as included) but shall not be binding, and shall not be deemed to modify in any respect the Agreed Principles, GAAP and the accounting methods, policies, practices, procedures, classifications, judgments and estimation methodology used in the preparation of the Financial Statements.

Notwithstanding any provision of the Agreement to the contrary (except as provided in Section c below), the parties hereto agree and acknowledge that the Closing Balance Sheet and the Closing Statement of Closing Working Capital shall not reflect any Tax assets or Tax liabilities (to the extent a Seller or its Affiliate has indemnified or is obligated to indemnify the Purchasers or their Affiliates therefor), in each case, whether current, deferred or otherwise.

The following accounting policies apply to the determination of Closing Working Capital.

a.	Trade and Distributor Receivable Reserve

The trade and distributor accounts receivable reserve shall equal the sum of (i) specific gross trade and distributor accounts receivable identified as being uncollectible and (ii) the remaining gross trade and distributor accounts receivable greater than 180 days past due and 50% of the remaining gross trade and distributor accounts receivable greater than 90 days past due but less than 180 days past due. For the avoidance of doubt, all reserves for trade and distributor receivables shall be reflected on a gross basis with respect to value added taxes, goods and services taxes, and similar taxes.

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b.	Excluded Assets

All Excluded Assets shall be excluded from the Closing Statement of Closing Working Capital.

c.	Excluded Liabilities

All Excluded Liabilities shall be excluded from the Closing Statement of Closing Working Capital with the exception of sales tax accrued and unpaid at the Closing Date for the Purchased Subsidiaries.

d.	Lease Accrual

The current liability for the lease termination accrual shall only include the amounts due within the succeeding twelve months.

e.	Accrued Vacation

Closing Working Capital shall include an accrual for unused vacation (based on actual time accrued by each individual Transferred Employee) in accordance with the Business Entities’ HR policy.

f.	Bonuses

Closing Working Capital shall include liabilities for employee bonuses based upon the Business Entities’ existing plans and practices, and individual contracts, in each case, as such plans, practices and contracts relate only to Transferred Employees, to the extent the Purchased Subsidiaries, the Purchasers or any Affiliate thereof has liability therefor. For purposes of the computation of Closing Working Capital, the discretionary portion of the bonus accrual set forth on the Reference Statement shall only be reduced for cash payments or agreed settlement amounts set forth in reasonable binding documentation prior to the Closing Date.

g.	Commissions

Closing Working Capital shall include an accrual for commissions (based upon actual amounts payable to employees) in accordance with the Business Entities’ commission plan. For purposes of the computation of Closing Working Capital, the commission accrual set forth on the Reference Statement shall only be reduced for cash payments or agreed settlement amounts set forth in reasonable binding documentation prior to the Closing Date.

h.	Data Fees and Communication Accruals

The accruals for the obligations to pay fees or other amounts to data providers, SAVVIS or other network, field service or communication providers shall provide for (i) all outstanding and unpaid invoices for periods up to the Closing Date and, if the latest period invoiced for each such provider ends before the Closing Date, an estimate from the end of such period through the Closing Date and (ii) an estimate of the fees due to data providers, SAVVIS or other network, field service or communication providers, which were not invoiced prior to the Closing Date. For purposes of the computation of Closing Working Capital, the data fees (including the

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exchange fee audits) and communication accruals set forth on the Reference Statement shall only be reduced for cash payments or agreed settlement amounts set forth in reasonable binding documentation prior to the Closing Date.

i.	Transition Services Agreement Assets and Liabilities

Current assets and current liabilities related to the Transition Services Agreement included in the Closing Statement of Closing Working Capital shall be limited to amounts invoiced, but unpaid, with respect to periods up until the Closing, including invoices, with respect to the period ending on the Closing Date, to be issued after the Closing but prior to the delivery by the Purchasers of the Closing Statement of Closing Working Capital pursuant to Section 2.5.1. Moneyline Deferred Amounts and Reuters Deferred Amounts under and as defined in the TSA Amendment, and any interest in respect thereof, shall not be included on the Closing Statement of Closing Working Capital.

j.	Seller Restructuring Actions

No current asset or current liabilities shall be included for any items which would constitute “Restructuring Cost Savings” under Section 2.6 of the Agreement provided that such amount was not included in the adjustment to the Preliminary Purchase Price actually made pursuant to Section 2.6.

k.	Advance Purchase Price Liability

No advance Purchase Price liability resulting from the Interim Funding or any accrued interest thereon shall be included on the Closing Statement of Closing Working Capital.

l.	Accounts Receivable and Accounts Payable

Accounts receivable and accounts payable shall be reflected on a gross basis with respect to value added taxes, goods and services taxes, and similar taxes.

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Exhibit 12

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EXHIBIT XII
RESTRUCTURING ACTIONS

Restructuring Actions

     Real Property

          Winchmore House

               Intended Actions

Elimination of all Winchmore House lease liabilities and related operating expenses.

               Anticipated Costs

$11 million, less $1.28 million* representing the costs of the lease for substitute property at Leadenhall Street for its remaining term post-Closing (which amount includes operating expenses e.g. service charges and taxes).

Total Payment: $9,720,000*

*Subject to Reuters reasonable confirmation (a) with respect to Leadenhall lease of (i) total monthly charges being no more than £39,559, (ii) restoration and other exit costs not reasonably expected to exceed £10,000, (iii) no other payment obligations, and (iv) term no longer than December 31, 2006, and (b) of there being no other significant costs associated with the occupation of or exit from the Leadenhall property in excess of similar costs associated with the Winchmore House property; which, if exist, shall be deducted from the amount set forth above.

          Dusseldorf Property

               Intended Actions

Elimination of all remaining Dusseldorf lease liabilities and related operating expenses.

               Anticipated Costs

$46,050*

*Subject to Reuters reasonable confirmation that there are no substitute lease charges or other post-Closing costs associated or incurred as a result (which, if such exist, shall be deducted from the amount stated).

     Employees

               Intended Actions

Attached is a schedule of those employees either already made redundant since May 21, 2004 or currently anticipated by the Sellers to be made redundant prior to the Closing whom Reuters currently anticipates would be made redundant by Reuters following the Closing. However, nothing herein or in the attached schedules constitutes an admission or consent by Reuters that the Sellers can take any action, including termination of any such employees, prohibited by any provision of the Purchase Agreement. For each employee listed on the attached Schedule, Reuters will pay the Sellers at Closing the amount indicated in the column “Total Severance Cost Savings”, provided that (i) such employee was severed by the Sellers prior to Closing, (ii) the information contained on the attached Schedule is reasonably confirmed by Reuters to be accurate, and (iii) the conditions set forth below under “General” are satisfied. Any inaccuracies will be subject to revision and recalculation of the amount payable. The payment amounts have been calculated as follows:

               Anticipated Costs

     For each employee severed in a Seller Restructuring Action (other than an employee entitled to receive severance under the severance pay policies or practices established in Asia or Europe, which shall be calculated pursuant to Attachment A to this Exhibit (the “Asia/EMEA Policies”)), the Restructuring Cost Savings of such severance would be the sum of (i) the severance that would have been payable to such employee by the Business Entities had such employee remained employed through the Closing Date (assumed to be June 30, 2005), up to a maximum calculated pursuant to the following formula (based on start date and base salary as set forth in the attached Schedule, except that employees hired after the date of the Purchase Agreement shall be based on their actual start date and base salary at the Closing Date):

Employees under employment contracts – the minimum aggregate payments which would have been required under the terms of the contract, provided such contract was disclosed to the Purchasers prior to the execution of the Purchase Agreement, assuming the Closing Date was the date of termination.

Other – Below VP (w/o contract)- [* * *] for the first year of service and [* * *] for every 6 months after the first year, calculated as of the Closing Date, up to a maximum of [* * *].

Other – VP and Above (w/o contract)- [* * *] for the first year of service and [* * *] for every 6 months after the first year, calculated as of the Closing Date, up to a maximum of [* * *].

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and (ii) [* * *] (determined per above) for each such employee.

     For each employee severed in a Seller Restructuring Action who is entitled to receive severance under the Asia/EMEA Policies, the Restructuring Cost Savings of such severance would be the severance that would have been payable to such employee by the Business Entities under the Asia/EMEA Policies had such employee remained employed through the Closing Date (assumed to be June 30, 2005).

          General

1.      Only applies to Business Employees set forth on Attachment B to this Exhibit or whose termination is approved by Reuters. Does not apply to Business Employees who voluntarily resign from the Company or who are terminated following expression of intent to resign.

2.      The Sellers must receive, and transfer to Reuters the benefit of, a full unconditional release from such employee in connection with his/her termination, and if the employee is under an employment contract he/she must have abided by any other obligations of the contract through the Closing Date.

3.      Does not apply to a terminated employee who is subsequently replaced prior to the Closing Date.

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     Other Expenses

          Hyperfeed/Crucible

               Intended Actions

Termination of the Hyperfeed contract with no remaining obligations.

               Anticipated Costs

$1 million reimbursement of termination payments to Hyperfeed, and $400,000 costs to effect Crucible shut down.

          Elimination of non-US corporate structure

               Intended Actions

Collapse of full non-US corporate structure and integration directly into existing Reuters operating entities (would be accomplished by successful closing of asset transactions for non-US operations as contemplated by Purchase Agreement).

               Anticipated Costs

$1 million

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     Distributors

          FutureSource

               Intended Actions

Termination of FutureSource sales agency, with all current revenue reverting directly to the Business without any fees due in respect thereof and no additional obligations or exposures for the Business.

               Anticipated Costs

$2.2 million

          Fininfo

               Intended Actions

Buyout of Fininfo distributorship, with all current revenue under the distribution agreement reverting directly to the Business without any fees due in respect thereof, and transfer from Fininfo of the related equipment and communications center, with prohibitions on Fininfo or its affiliates competing for existing distributorship customers until at least six months following the buyout, and no additional obligations, expenses or exposures for the Business post-Closing other than a maximum of 7 employees and a six-month sublease at a rate of EUR 6,000 per month.

               Anticipated Costs

$4.85 million (based on 1x trailing 12 month gross Fininfo revenues relating to the distribution agreement, as of the date of execution of the Purchase Agreement, being EUR 3.6 to 3.85 million), net of the cost of any obligations assumed from Fininfo or other costs incurred or taken on in place of the Fininfo distribution relationship (e.g. sublease costs, addition of any staff to handle the transferred business other than 7 employees).

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Exhibit 14

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EXHIBIT XIV

Antitrust Filings required under the Antitrust Laws

An antitrust filing, consent, approval, notification or application for clearance is required in the jurisdictions listed in this Exhibit, in accordance with the Antitrust Laws. Filings will only be required in jurisdictions listed in square parentheses [ ] if the reference request to the European Commission (Form RS) is unsuccessful, in which case no filing will be required in the European Union, subject to any further reference request under the EC Merger Regulation.

PART A

Australia

China

European Union

[Germany]

Taiwan

[United Kingdom]

United States of America

PART B

[Austria]

[Estonia]

[Greece]

[Ireland]

[Latvia]

New Zealand

[Norway]

[Poland]

[Portugal]

[Spain]

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Exhibit 15

DEC 20, 2004 OUR L/C NO.: T-617471

TO:	APPLICANT:
REUTERS LTD	ONE EQUITY PARTNERS, LLC
C/O REUTERS AMERICA LLC	320 PARK AVE., 18TH FL
3 TIMES SQUARE	NEW YORK, NY 10022
ATTN: GENERAL COUNSEL

WE HAVE ESTABLISHED OUR IRRECOVABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR AS DETAILED HEREIN SUBJECT TO ISP98

DOCUMENTARY CREDIT NUMBER:	T-617471

DATE OF ISSUE:	DECEMBER 20, 2004

BENEFICIARY:	REUTERS LTD
C/O REUTERS AMERICA LLC
3 TIMES SQUARE
NEW YORK, NY 10036
ATTN: GENERAL COUNSEL

APPLICANT:	ONE EQUITY PARTNERS, LLC
320 PARK AVE., 18TH FL
NEW YORK, NY 10022

DATE AND PLACE OF EXPIRY:	DECEMBER 31, 2005
AT OUR COUNTER

DOCUMENT CREDIT AMOUNT:	USD37,770,199.00

AVAILABLE WITH:	JPMORGAN CHASE BANK, N.A.
TAMPA, FLORIDA
BY PAYMENT

ADDITIONAL DETAILS:
THIS LETTER OF CREDIT IS AVAILABLE AGAINST PRESENTATION OF THE FOLLOWING DOCUMENTS:

1. YOUR DRAFT AT SIGHT ON JPMORGAN CHASE BANK, N.A.

2. BENEFICIARY’S DATED STATEMENT REFERENCING JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NUMBER T-617471 INDICATING AMOUNT OF DEMAND/CLAIM AND PURPORTEDLY SIGNED BY AN AUTHORIZED PERSON READING AS FOLLOWS:

“THIS DRAWING REPRESENTS FUNDS DUE US AS THE STOCK AND ASSET PURCHASE

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AGREEMENT AS AMENDED FROM TIME TO TIME BETWEEN REUTERS LTD, REUTERS SA AND MONEYLINE TELERATE HOLDING AND CERTAIN OF ITS SUBSIDIARIES IS TERMINATED.”

3. THE ORIGINAL OF THIS LETTER OF CREDIT AND AMENDMENTS, IF ANY.

ONLY ONE DRAWING IS PERMITTED UNDER THIS LETTER OF CREDIT, BUT SUCH DRAWING MAY BE FOR AN AMOUNT LESS THAN THE FULL AMOUNT OF THIS LETTER OF CREDIT. THE BALANCE, IF ANY, OF THIS LETTER OF CREDIT IS TO BE CANCELED WITHOUT WRITTEN NOTICE UPON JPMORGAN CHASE BANK, N.A.’S HONORING OF ANY DRAWING HEREUNDER.

THIS LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.